UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Station Casinos, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Station Casinos, Inc. common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:
57,279,910 shares of Station Casinos, Inc. common stock outstanding and 2,142,257 options to purchase Station common stock.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction valuation is determined based upon the sum of (a) the product of (i) 57,279,910 shares of Station common stock outstanding on May 7, 2007, and (ii) the merger consideration of $90.00 per share (equal to $5,155,191,910) and (b) an aggregate of $166,948,430 expected to be paid upon the cancellation of outstanding options having an exercise price less than $90.00 (the “Total Consideration”). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was determined by multiplying 0.00003070 by the Total Consideration.

	(4)	Proposed maximum aggregate value of transaction:
$5,322,140,330
	(5)	Total fee paid:
$163,389.71
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The information in this document is not complete and can be changed.

PRELIMINARY DRAFT, DATED MAY 7, 2007—SUBJECT TO COMPLETION

IMPORTANT SPECIAL MEETING OF STOCKHOLDERS

                    , 2007

[                ], 2007

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Station Casinos, Inc., a Nevada corporation (“Station”), to be held on [                  ,                 ], 2007 at [TIME], local time, at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada. The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 23, 2007 and amended as of May 4, 2007, entered into among Station, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Station and as a result Station will continue as the surviving corporation. Following the consummation of the merger, approximately 25% of the issued and outstanding shares of non-voting common stock of Station will be owned by Fertitta Partners LLC, a Nevada limited liability company which will be owned by affiliates of Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, Blake L. Sartini and Delise F. Sartini (“Fertitta Partners”). The remaining 75% of the issued and outstanding shares of non-voting common stock of Station will be owned by FCP Holding, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“FCP HoldCo”). Parent will be owned by an affiliate of Colony Capital LLC and affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta. Substantially simultaneously with the consummation of the merger, shares of voting common stock of Station will be issued for nominal consideration to FCP VoteCo LLC, a Nevada limited liability company (“FCP VoteCo”) which will be owned by Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr., the Chairman and Chief Executive Officer of Colony Capital, LLC.

If the merger agreement is approved and the merger is consummated, each share of Station common stock, including any rights associated therewith (other than shares of Station common stock owned by Parent, Merger Sub, FCP HoldCo, Fertitta Partners or any wholly-owned subsidiary of Station or shares of Station common stock held in treasury by us), will be cancelled and converted into the right to receive $90.00 in cash, without interest. Frank J. Fertitta III, Lorenzo J. Fertitta, Blake L. Sartini and Delise F. Sartini (collectively, the “Rollover Stockholders”) have agreed to contribute a portion of the shares of Station common stock that they beneficially own to Fertitta Partners and, subject to specified exceptions, to vote all of the shares of common stock beneficially owned by them in favor of the merger. Each share of Station common stock beneficially owned by the Rollover Stockholders that is not contributed to Fertitta Partners will be sold to Parent for $90.00 of cash consideration or cancelled and converted into the right to receive $90.00 in cash, without interest. Following the consummation of the merger, Station will be privately owned through FCP HoldCo, Fertitta Partners and FCP VoteCo. A copy of the merger agreement is included as Annex A to the attached proxy statement and a copy of the amendment to the merger agreement is included as Annex B to the attached proxy statement.

On February 23, 2007, our board of directors, after considering factors including the unanimous determination and recommendation of a special committee comprised entirely of independent directors, unanimously determined (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote) that the merger and the merger agreement are fair to and in the best interests of Station and the stockholders of Station, other than the Rollover Stockholders, and approved the merger agreement. In arriving at their recommendation of the merger agreement, our board of directors and the special committee carefully considered a number of factors which are described in the accompanying proxy statement. Our board of directors unanimously recommends (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in such recommendation) that you vote FOR the approval of the merger agreement.

When you consider the recommendation of our board of directors to approve the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. You are urged to read the entire document carefully. You may also obtain more information about Station from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important.   The affirmative vote of the holders of (1) at least two-thirds of all of the outstanding shares of Station common stock entitled to vote, which vote we sometimes refer to in this proxy statement as the Two-Thirds Vote, and (2) a majority of the outstanding shares of Station common stock (other than shares of Station common stock held by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates) present, in person or by proxy, and voting at the special meeting, which vote we sometimes refer to in this proxy statement as the Majority-Minority Vote and together with the Two-Thirds Vote, the Requisite Stockholder Vote, is required to approve the merger agreement.

If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of the Two-Thirds Vote, but will not affect the Majority-Minority Vote. Once you have read the accompanying materials, please vote on the proposals submitted to stockholders at the special meeting, whether or not you plan to attend the meeting, by signing, dating and mailing the enclosed proxy card or by voting your shares by telephone or Internet by following the instructions on your proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger agreement.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

On behalf of your board of directors, thank you for your cooperation and support.

Sincerely,
James E. Nave, D.V.M.	Frank J. Fertitta III
Chairman of the Special Committee	Chairman of the Board and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, OR PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ENCLOSED PROXY STATEMENT. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

This proxy statement is dated [                ], 2007, and it and the proxy card are first being mailed to stockholders on or about [                ], 2007.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD OR VOTE BY TELEPHONE OR VIA THE INTERNET AT YOUR EARLIEST CONVENIENCE.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us in the solicitation of proxies, toll-free at (888) 886-4425.

The information in this document is not complete and can be changed.

PRELIMINARY DRAFT, DATED MAY 7, 2007—SUBJECT TO COMPLETION

STATION CASINOS, INC.

NOTICE OF SPECIAL MEETING

TO BE HELD [                ], 2007

[                ], 2007

On [                  ,                 ], 2007, Station Casinos, Inc. (“Station”) will hold a special meeting of stockholders at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada. The meeting will begin at [TIME], local time.

Only holders of shares of Station common stock, par value $0.01 per share, of record at the close of business on [                      ], 2007, may vote at this meeting or any adjournments or postponements that may take place. At the meeting stockholders will be asked to:

•       consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 23, 2007 and amended as of May 4, 2007, among Station, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);

•       approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•       transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Your board of directors (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote or recommendation) has unanimously approved and recommends that you vote FOR the approval of the merger agreement and FOR the adjournment proposal, which are discussed in more detail in the attached proxy statement.

When you consider the recommendation of our board of directors to approve the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of (1) at least two-thirds of all of the outstanding shares of Station common stock then entitled to vote, which vote we sometimes refer to in this proxy statement as the Two-Thirds Vote, and (2) a majority of the outstanding shares of Station common stock (other than shares of Station common stock held by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates) present, in person or by proxy, and voting at the special meeting, which vote we sometimes refer to in this proxy statement as the Majority-Minority Vote and together with the Two-Thirds Vote, the Requisite Stockholder Vote, is required to approve the merger agreement.

If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of the Two-Thirds Vote, but will not affect the Majority-Minority Vote.

We hope you will be able to attend the meeting, but whether or not you plan to attend, please vote your shares by:

•       signing and returning the enclosed proxy card as soon as possible;

•       calling the toll-free number listed on the proxy card; or

•       accessing the Internet as instructed on the proxy card.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting. If you hold your shares through a bank, broker or custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting. You should not send in your certificates representing shares of Station common stock until you receive instructions to do so.

By Order of the Board of Directors,

Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer

i

ii

iii

SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Special Meeting and the Merger,” highlights selected information contained in this proxy statement. It may not contain all of the information that might be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement and the documents we have incorporated by reference into this proxy statement before voting. See “Where You Can Find More Information” on page 117. In this proxy statement, the terms “Station”, “the Company”, “we”, “our”, “ours” and “us” refer to Station Casinos, Inc. and its subsidiaries. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (Pages 102 and 112).

Station Casinos, Inc., a Nevada corporation, is a gaming and entertainment company that currently owns and operates nine major hotel/casino properties (one of which is 50% owned) under the Station and Fiesta brand names and seven smaller casino properties (two of which are 50% owned) in the Las Vegas metropolitan area. We also manage a casino in Sacramento, California for a Native American tribe. Each of our casinos located in the Las Vegas metropolitan area caters primarily to local Las Vegas area residents.

Fertitta Colony Partners LLC, which we sometimes refer to in this proxy statement as Parent, is a Nevada limited liability company that will, following the consummation of the merger, own through its wholly-owned subsidiary FCP Holding, Inc., a Nevada corporation, which we sometimes refer to in this proxy statement as FCP HoldCo, approximately 75% of the issued and outstanding shares of non-voting common stock of Station. Immediately prior to the merger, Parent will be owned by affiliates of Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, and FC Investor, LLC, which we sometimes refer to in this proxy statement as FC Investor and which is a Delaware limited liability company and an affiliate of Colony Capital, LLC, which we sometimes refer to in this proxy statement as Colony or the Equity Investor.

Fertitta Partners LLC, which we sometimes refer to in the proxy statement as Fertitta Partners, is a Nevada limited liability company that will, following the consummation of the merger, own approximately 25% of the issued and outstanding shares of non-voting common stock of Station. Immediately prior to the consummation of the merger, Fertitta Partners will be owned by affiliates of Frank J. Fertitta III, Lorenzo J. Fertitta, Blake L. Sartini and Delise F. Sartini (collectively referred to in this proxy statement as the “Rollover Stockholders”). Certain members of the management of Station may be granted or may otherwise acquire membership interests in Parent and Fertitta Partners.

FCP VoteCo LLC, which we sometimes refer to in this proxy statement as FCP VoteCo, is a Nevada limited liability company that will, following the consummation of the merger and the substantially simultaneous issuance and sale of voting common stock of Station for nominal consideration, own all of the issued and outstanding shares of voting common stock of Station. It is currently anticipated that there will be 1,000,000 shares of outstanding non-voting common stock of Station for each outstanding share of voting common stock of Station. Immediately prior to the consummation of the merger, each of Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr., the Chairman and Chief Executive Officer of the Equity Investor, will own a one-third interest in FCP VoteCo.

The Rollover Stockholders have agreed to contribute a portion of their shares of Station common stock to Fertitta Partners in exchange for a portion of the equity interests of Fertitta Partners and, subject to specified exceptions, to vote their shares of common stock in favor of the merger.

FCP Acquisition Sub, which we sometimes refer to in this proxy statement as Merger Sub, is a Nevada corporation and currently is a wholly-owned subsidiary of Parent. Immediately prior to the consummation of the merger, Merger Sub will be a wholly owned subsidiary of FCP HoldCo.

The Proposal (Pages 44 and 78).

You are being asked to consider and vote to approve the Agreement and Plan of Merger, dated as of February 23, 2007 and amended as of May 4, 2007, by and among Station, Parent and Merger Sub (as amended, the “merger agreement”), pursuant to which Merger Sub will be merged with and into Station. Station will be the surviving company in the merger, which we refer to as the surviving corporation. As a result of the merger, Station’s stockholders, other than the Rollover Stockholders, Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and the Equity Investor, will no longer have a direct or indirect equity interest in Station and Station common stock will no longer be listed on the New York Stock Exchange, which we refer to as the NYSE. The surviving corporation will, however, continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, because the voting common stock of the surviving corporation will be registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and such reports may be required by indentures governing the outstanding indebtedness of the surviving corporation or applicable law.

Merger Consideration (Page 79).

If the merger is consummated, holders of shares of outstanding Station common stock (other than shares of Station common stock owned by Parent, Merger Sub, FCP HoldCo, Fertitta Partners or any wholly-owned subsidiary of Station or shares of Station common stock held in treasury by us) will be entitled to receive $90.00 in cash, without interest, which we sometimes refer to as the merger consideration, for each share of Station common stock owned at the effective time of the merger. Each share of Station common stock beneficially owned by the Rollover Stockholders that is not contributed to Fertitta Partners will be sold to Parent for $90.00 of cash consideration or cancelled and converted into the right to receive $90.00 in cash, without interest. Parent, the surviving corporation and the disbursing agent designated by Parent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Treatment of Outstanding Options and Restricted Stock (Page 79).

If the merger is consummated, all outstanding options to purchase shares of Station common stock granted under a Station plan and not exercised prior to the merger will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Station common stock subject to the options multiplied by the amount by which $90.00 exceeds the option exercise price, without interest. At the effective time of the merger, each share of Station restricted stock will vest and be cancelled and converted into the right to receive $90.00 in cash, without interest.

Interests of Certain Persons in the Merger (Page 48).

In considering the proposal to approve the merger agreement, you should be aware that some Station stockholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as a Station stockholder generally, including:

•       accelerated vesting and cash-out of options, restricted stock and other stock-based awards held by directors, officers and employees of Station;

•       compensation arrangements between Parent or its affiliates, including Station, and members of senior management of Station;

•       ownership of equity interests in and certain governance rights with respect to Station, Parent, FCP HoldCo, Fertitta Partners and FCP VoteCo; and

•       continued indemnification and increased directors’ and officers’ liability insurance to be provided by Parent and the surviving corporation.

The special committee and Station’s board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement.

Requisite Stockholder Vote (Page 74).

The affirmative vote of the holders of (1) at least two-thirds of all of the outstanding shares of Station common stock entitled to vote, which vote we sometimes refer to in this proxy statement as the Two-Thirds Vote, and (2) a majority of the outstanding shares of Station common stock (other than shares of Station common stock held by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates) present, in person or by proxy, and voting at the special meeting, which vote we sometimes refer to in this proxy statement as the Majority-Minority Vote and, together with the Two-Thirds Vote, the Requisite Stockholder Vote, is required to approve the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Station common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of the Two-Thirds Vote but will have no effect on the Majority-Minority Vote.

Share Ownership of Directors and Executive Officers (Pages 51 and 66).

As of [                    , 2007], the record date, the directors and executive officers of Station held and were entitled to vote, in the aggregate, shares of our common stock representing approximately [    ]% of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger agreement and FOR the adjournment proposal. In addition, the Rollover Stockholders have entered into a voting agreement with Parent and Station in which they agreed to vote all of their shares FOR the approval of the merger agreement, subject to specified exceptions. The outcome of the Two-Thirds Vote is not assured by virtue of the voting agreement and the shares subject to the voting agreement have no effect on the outcome of the Majority-Minority Vote.

Recommendations (Pages 11, 25 and 74).

Our board of directors formed a special committee of independent and disinterested directors on November 15, 2006 for purposes of reviewing, evaluating and, as appropriate, negotiating the proposal made by Frank J. Fertitta III and Lorenzo J. Fertitta or any unsolicited alternative proposal, and, as appropriate, rejecting or recommending to our full board of directors the proposal made by Frank J. Fertitta III and Lorenzo J. Fertitta or any unsolicited alternative proposal. The special committee has unanimously determined that the merger agreement and the merger are fair to and in the best interests of Station and the unaffiliated stockholders of Station (by which we mean the stockholders other than the Rollover Stockholders), and has recommended to the full Station board of directors that the board of directors approve the merger agreement and that the stockholders of Station approve the merger agreement. The members of the special committee comprise a majority of our board of directors, with the only other members being Frank J. Fertitta III and Lorenzo J. Fertitta. After considering factors including the unanimous recommendation of the special committee, Station’s board of directors (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote or recommendation) has unanimously:

•       determined that the merger agreement and the merger are fair to and in the best interests of Station and the unaffiliated stockholders of Station;

•       approved the merger agreement; and

•       recommended that Station’s stockholders approve the merger agreement.

Accordingly, the special committee and the board of directors (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the recommendation) unanimously recommend that you vote FOR the approval of the merger agreement.

Opinion of Bear, Stearns & Co. Inc. (Page 32).

The special committee received an opinion from its financial advisor, Bear, Stearns & Co. Inc. (“Bear Stearns”), delivered orally at the special committee meeting on February 23, 2007, and subsequently confirmed in writing, that, as of February 23, 2007, the date of the opinion, based upon and subject to the factors and assumptions and limitations, qualifications and other conditions contained in the opinion, the merger consideration of $90.00 per share to be received by the holders of shares of the Company’s common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as described in the opinion of Bear Stearns, which is attached as Annex C to this proxy statement. We encourage you to read carefully this opinion in its entirety. The opinion of Bear Stearns was provided to the special committee in connection with its evaluation of the merger does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

Report of CB Richard Ellis (Page 39).

The special committee received a report from CB Richard Ellis (“CBRE”), an independent real estate firm, with respect to Station’s undeveloped land holdings. The report is attached as an exhibit to the Schedule 13e-3 filed with the SEC in connection with the merger and incorporated herein by reference. We encourage you to read carefully this report in its entirety. The report of CBRE was provided to the special committee in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

What We Need to Do to Consummate the Merger (Page 91).

We will consummate the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

•       approval of the merger agreement by the Requisite Stockholder Vote;

•       the absence of any legal restraint or prohibition preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•       the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we call the HSR Act;

•       the receipt of other regulatory approvals as described below under “Special Factors—Regulatory Approvals” beginning on page 67;

•       the representations and warranties of Station with respect to capitalization of Station and its subsidiaries, being true and correct in all material respects, and all other representations and warranties of Station being true and correct in all respects, except where the failure to be true and correct has not had, and would not be reasonably likely to have, a material adverse effect on Station and its subsidiaries taken as a whole;

•       the representations and warranties of Parent and Merger Sub that are qualified as to materiality being true and correct, and those representations and warranties of Parent and Merger Sub that are not qualified as to materiality being true and correct in all material respects; and

•       Station’s and Parent’s performance in all material respects of all of their respective obligations and compliance in all material respects with all of their respective agreements in the merger agreement.

At any time before the merger, to the extent legally allowed, the board of directors of Station, if approved by the special committee or a majority of the disinterested directors if the special committee no longer exists, may waive compliance with any of the conditions to Parent and Merger Sub’s obligations contained in the merger agreement without the approval of its stockholders and Parent and Merger Sub may waive compliance with any of Station’s conditions contained in the merger agreement. As of the date of this proxy statement, none of Station, Parent or Merger Sub expects that any condition will be waived.

Regulatory Approvals That Must be Obtained (Page 67).

In addition to the early termination of the applicable waiting period under the HSR Act from the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), which occurred on March 20, 2007, we will need to receive approvals from various gaming authorities, including , the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board, the cities of Las Vegas, North Las Vegas and Henderson, Nevada, the California Gambling Commission, the United Auburn Indian Community—Tribal Gaming Agency and the National Indian Gaming Commission.

When the Merger Will Be Consummated (Page 13).

We anticipate consummating the merger in the second half of 2007, subject to approval of the merger agreement by Station’s stockholders and the satisfaction of the other closing conditions set forth in the merger agreement.

Termination of the Merger Agreement (Page 95).

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•       by mutual written consent of Station (acting on the direction of the special committee) and Parent and Merger Sub; or

•       by either Station (with the prior approval of the special committee) or Parent if:

•        the effective time shall not have occurred on or before February 23, 2008 (the “End Date”), unless the failure of the party seeking to exercise such termination right to perform its obligation under the merger agreement has been the principal cause of the failure of the merger to be consummated by such time. Such “End Date” shall be automatically extended until May 23, 2008 if all of the conditions to the consummation of the merger were or were capable of being satisfied other than relating to a gaming approval and Parent provides written notice of such extension prior to February 23, 2008;

•        a temporary restraining order, preliminary or permanent injunction or other judgment, order or law prohibits, restrains or renders illegal the consummation of the merger and such legal restraint has become final and non-appealable, provided that such right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement has been the principal cause of or resulted in the application or imposition of such restraint; or

•        our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the Requisite Stockholder Vote; or

•       by Station (with the prior approval of the special committee) if:

•        a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the merger agreement shall have occurred and such breach or failure to perform would result in a failure of a condition to Station’s obligation to consummate the merger and cannot be cured within 60 calendar days following notice to Parent, provided that we are not then in material breach of the merger agreement;

•        prior to obtaining the Requisite Stockholder Vote, we receive a Company Acquisition Proposal and our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) has concluded in good faith that such proposal constitutes a Superior Proposal; however we may not terminate the merger agreement pursuant to the foregoing unless:

•       we have complied in all material respects with the conditions described in “—Restrictions on Solicitation of Other Offers;”

•       we pay the termination fee in compliance with the requirements of described in “—Termination Fees and Expenses;” and

•       our board of directors concurrently approves and we concurrently enter into a definitive agreement with respect to such Superior Proposal; or

•       by Parent or Merger Sub if:

•        a breach of or failure to perform any representation, warranty, covenant or agreement on our part set forth in the merger agreement shall have occurred and such breach or failure to perform would result in a failure of a condition of Parent’s or Merger Sub’s obligation to consummate the merger and cannot be cured within 60 calendar days following notice of such breach to us; provided that Parent or Merger Sub is not in material breach of the merger agreement;

•        our board of directors or any committee thereof withdraws or modifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve the merger agreement, or publicly proposes to take such action;

•        our board of directors or any committee thereof shall have approved or recommended to our stockholders a Company Acquisition Proposal other than the merger, or shall have resolved to take such action; or

•        we willfully breach our covenants under the merger agreement relating to solicitations, Company Acquisition Proposals and board recommendation changes in any manner materially adverse to Parent and Merger Sub.

A “Company Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the cash flow, net revenues, net income or assets of Station and its subsidiaries, taken as a whole, or 30% or more of any class or series of equity securities of Station, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of equity securities of Station, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Station (or any subsidiary or subsidiaries of Station whose business or businesses constitute(s) 30% or more of the cash flow, net revenues, net income or assets of Station and its subsidiaries, taken as a whole).

A “Superior Proposal” means a Company Acquisition Proposal (except the references therein to “30%” shall be replaced by “50%”), which was not obtained in violation of the merger agreement provisions relating to solicitations, Company Acquisition Proposals, and board recommendation changes and which Station’s board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of Station (in their capacities as stockholders) (other than the Rollover Stockholders) than the transactions contemplated by the merger agreement (x) after consultation with its financial advisor, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms of the merger agreement), including, without limitation, the relative likelihood of obtaining the Requisite Stockholder Vote, and (z) after taking into account all appropriate legal (after consultation with its outside counsel), financial (including the financing terms of any such proposal), regulatory (including the relative likelihood of obtaining the requisite approvals under applicable gaming laws) or other aspects of such proposal, including, without limitation, the identity of the third party making such proposal and the terms of any written proposal by Parent to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement.

Termination Fees and Expenses (Page 96).

Payable by Station

We have agreed to reimburse Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses incurred by them or their affiliates in connection with the merger agreement, up to $40 million in the aggregate, (x) if the merger agreement is terminated by us or Parent because at our stockholders’ meeting or any adjournment thereof at which the merger agreement has been voted upon, our stockholders fail to approve the merger agreement by the Majority-Minority Vote and the termination fee is not otherwise payable under the merger agreement or (y) if Parent terminates the merger agreement because of a breach of any representation, warranty, covenant or agreement by us, which would cause the conditions to the obligations of Parent and Merger Sub to consummate the merger not to be satisfied and such breach is not cured within 60 calendar days following notice of such breach to us. If we become obligated to pay a termination fee under the merger agreement after payment of such expenses, the amount previously paid to Parent as an expense reimbursement will be credited toward the termination fee amount payable by us.

We must pay a termination fee of $160 million to Parent as promptly as possible (but in any event within four business days) under the following conditions:

•       we terminate the merger agreement because, prior to obtaining the Requisite Stockholder Vote, we receive a Company Acquisition Proposal and our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) has concluded in good faith that such proposal constitutes a Superior Proposal (except that if the Company Acquisition Proposal is received prior to 11:59 p.m., Pacific Standard Time on the 30th business day following the date of the merger agreement; or April 6, 2007 (the “No-Shop Period Start Date”), the termination fee shall be $106 million);

•       Parent terminates the merger agreement because our board of directors approved or recommended to our stockholders to adopt a Company Acquisition Proposal other than the merger contemplated by this merger agreement or we willfully breach our covenants under the merger agreement relating to solicitations, Company Acquisition Proposals and board recommendation changes in any manner materially adverse to Parent and Merger Sub;

•       Parent terminates the merger agreement because our board of directors withdrew, modified or publicly proposed to do so in a manner adverse to Parent and Merger Sub its recommendation that our stockholders approve the merger agreement, and prior to such withdrawal, a Company Acquisition Proposal had been publicly announced or otherwise communicated or made known to the special committee, or any person had publicly announced or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal; or

•       we or Parent terminate the merger agreement because our stockholders fail to approve the merger agreement by the Requisite Stockholder Vote, and (a) prior to the special meeting a Company Acquisition Proposal had been publicly announced or otherwise communicated or made known to the special committee, or any person had publicly announced or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal, (b) such Company Acquisition Proposal is not withdrawn or terminated prior to the special meeting, and (c) within twelve (12) months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any Company Acquisition Proposal (whether or not the same as that originally announced) (provided that for purposes of this provision only, references in the definition of “Company Acquisition Proposal” to “30%” shall be replaced with “50%”).

Payable by Parent

Parent must pay us a reverse termination fee of $160 million as promptly as possible (but in any event within four business days) if we terminate the merger agreement due to a breach of Parent’s or Merger Sub’s representations, warranties, covenants or agreements, including failure to deposit with the disbursing agent sufficient funds to make all payments pursuant to the merger agreement.

In the alternative, Parent must pay us a regulatory termination fee of $106 million as promptly as possible (but in any event within four business days) if we (with the prior approval of the special committee) or Parent terminate the merger agreement because the merger is not consummated by the End Date, and

•       Parent and Merger Sub have not obtained all of the gaming approvals required under the merger agreement (which failure was not meaningfully contributed to by us);

•       all other conditions to closing pursuant to the merger agreement have been satisfied (or are capable of being satisfied at the closing of the merger); and

•       we are not in material breach of the merger agreement.

Financing of the Merger (Page 60).

Parent estimates that the total amount of funds necessary to consummate the merger and related transactions is anticipated to be approximately $5.7 billion, consisting of:

•       approximately $4.5 billion to pay Station stockholders and holders of options or restricted shares amounts due to them under the merger agreement assuming a purchase price of $90.00 per share (net of the exercise price for options and net of the value of the equity rollover shares of Station common stock contributed to Fertitta Partners by the Rollover Stockholders);

•       approximately $1.1 billion to repay certain existing indebtedness; and

•       approximately $100 million to pay fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of (A) equity contributions by affiliates of the Equity Investor and other investors in Parent and (B) debt financing. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity Financing

Parent has received an equity commitment letter from FC Investor, pursuant to which, subject to the conditions contained therein, FC Investor has agreed to contribute up to an aggregate of approximately $2.6 billion in cash. Parent also received rollover commitments from the Rollover Stockholders of 9,672,021 shares of Station common stock having an aggregate value of approximately $870.5 million based on the per share merger consideration, which rollover commitments Parent subsequently assigned to Fertitta Partners.

Debt Financing

Parent has received debt commitment letters from prospective arrangers and lenders to provide, subject to the conditions set forth therein:

•       to the surviving corporation, up to $500 million of senior secured credit facilities (of which $350 million is expected to be drawn at the closing of the merger) for the purpose of repaying or refinancing certain existing revolving indebtedness of Station and its subsidiaries as well as for providing ongoing working capital for other general corporate purposes of the surviving corporation and its subsidiaries; and

•       to a wholly-owned, unrestricted special purpose subsidiary of Station, up to $2.725 billion of mortgage loans and/or related mezzanine financing for the merger and paying fees and expenses in connection therewith.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letters. The closing of the merger is not conditioned on the receipt of financing.

Restrictions on Solicitations of Other Offers (Page 92).

The merger agreement provides that during the period beginning on the date of the merger agreement and continuing until the No-Shop Period Start Date we were permitted to:

•       initiate, solicit and encourage, publicly or otherwise, any Company Acquisition Proposal including by way of providing access to non-public information pursuant to one or more confidentiality agreements that are consistent with Station’s past practice for transactions involving unaffiliated third-parties; and

•       enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

From and after the No-Shop Period Start Date, we have agreed that we, our subsidiaries and representatives will not, subject to certain exceptions discussed below:

•       initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•       approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder or propose or agree to do any of the foregoing.

Prior to terminating the merger agreement or entering into an agreement with respect to any such Company Acquisition Proposal, we are required to comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Notwithstanding the foregoing, under certain circumstances, our board of directors (acting through the special committee if it still exists) may respond to a bona fide unsolicited Company Acquisition Proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a Superior Proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Material United States Federal Income Tax Consequences (Page 58).

The receipt of cash in exchange for shares of Station common stock pursuant to the merger will be a taxable sale transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in Station common stock surrendered. Payment of the cash consideration with respect to the disposition of shares of Station common stock pursuant to the merger may be subject to information reporting and United States federal backup withholding tax at the applicable rate (currently 28%), unless a holder of Station common stock properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Accounting Treatment of the Merger (Page 72).

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Station based on their relative fair values following Statement of Financial Accounting Standards No. 141, Business Combinations.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Station. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:             Why am I receiving this proxy statement and proxy card?

A:               You are being asked to consider and vote upon a proposal to approve a merger agreement that we entered into on February 23, 2007, as amended on May 4, 2007. The merger agreement is attached as Annex A to this proxy statement and the amendment to the merger agreement is attached as Annex B to this proxy statement. We urge you to read it carefully. See “The Merger Agreement” beginning on page 78.

Q:             Where and when is the Special Meeting?

A:               We will hold a special meeting of stockholders of Station on [                  ,                 ], 2007 at [TIME] local time, at the Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada (the “Special Meeting”).

Q:             What matters will be voted on at the Special Meeting?

A:               You will be asked to consider and vote on the following proposals:

•       to approve the merger agreement;

•       to approve any motion to adjourn the Special Meeting, if necessary or appropriate, to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal on the merger agreement; and

•       to transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

Q:             What will a Station stockholder receive when the merger occurs?

A:               For every share of Station common stock owned at the effective time of the merger, a stockholder will have the right to receive $90.00 in cash, without interest. This does not apply to shares of Station common stock owned by Parent, Merger Sub, FCP HoldCo, Fertitta Partners or any wholly-owned subsidiary of Station or shares of Station common stock held in treasury by us. As a result of the merger, Station stockholders, other than the Rollover Stockholders, Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and FC Investor, will no longer have a direct or indirect equity interest in Station.

Q:             How does Station’s board of directors recommend that I vote on the proposals?

A:               The board of directors (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote) recommends that you vote:

•       FOR the proposal to approve the merger agreement; and

•       FOR the adjournment proposal.

You should read “Special Factors—Reasons for the Merger: Recommendations of the Special Committee; Fairness of the Merger” for a discussion of factors that our board of directors considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of Certain Persons in the Merger.”

Q:             Who is entitled to vote at the Special Meeting?

A:               The record date for the Special Meeting is [                                    , 2007] (the “Record Date”). Only holders of Station common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. On the Record Date, there were [      ] shares of common stock outstanding. Each share of common stock is entitled to one (1) vote on all matters presented at the Special Meeting. Holders of unexercised options will not be entitled to vote at the Special Meeting.

Q:             What constitutes a quorum for the Special Meeting?

A:               The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our stock outstanding on the Record Date will constitute a quorum for the Special Meeting. The shares of common stock held by the Rollover Stockholders, if present, in person or by proxy, will count towards determining whether a quorum exists.

Q:             What vote is required to approve the merger agreement and to approve the adjournment proposal?

A:               Approval of the merger agreement requires the Requisite Stockholder Vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of the Two-Thirds Vote but will have no effect on the Majority-Minority Vote. Approval of an adjournment of the Special Meeting requires only the affirmative vote of the holders of a majority of the shares of Station common stock present, in person or by proxy, and entitled to vote at the Special Meeting on that matter. In connection with the merger agreement, the Rollover Stockholders have also entered into a voting agreement with Parent and Station in which they have agreed to vote all of the shares of Station common stock beneficially owned by them in favor of the approval of the merger agreement and against any competing transaction, subject to specified exceptions.

Q:             How do Station’s directors and executive officers intend to vote?

A:               As of the Record Date, the directors and executive officers of Station held and are entitled to vote, in the aggregate, shares of our common stock representing approximately [      %] of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger agreement and FOR the adjournment proposal. Moreover, the Rollover Stockholders have entered into a voting agreement with Parent and Station in which they have agreed to vote all of the shares of Station common stock beneficially owned by them in favor of the approval of the merger agreement and against any competing transaction, subject to specified exceptions.

Q:             What effects will the proposed merger have on Station?

A:               This is a “going private” transaction. As a result of the proposed merger, we will cease to be a publicly-traded company and will be directly owned by FCP HoldCo, Fertitta Partners and FCP VoteCo. You will no longer have any interest in our future earnings or growth In addition, upon consummation of the proposed merger, our common stock will no longer be listed on any exchange or quotation system, including the NYSE. We will, however, continue to file periodic reports with the SEC because our voting common stock will be registered pursuant to Section 12 of the Exchange Act and such reports may be required by the indentures governing our outstanding indebtedness or applicable law. See the section captioned “Special Factors—Effects of the Merger” on page 44.

Q:             What happens if the merger is not consummated?

A:               If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Station will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Station may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses, or Parent and Merger Sub may be required to pay us a reverse termination fee or a regulatory termination fee, in each case as described under the caption “The Merger Agreement—Termination Fees and Expenses” on page 96.

Q:             When do you expect the merger to be consummated? What is the “marketing period”?

A:               We expect the merger to close in the second half of 2007. In order to consummate the merger, we must obtain the Requisite Stockholder Vote and other closing conditions under the merger agreement must be satisfied or waived, as permitted by law. In addition, the merger is not required to close until the completion of a 15-business day “marketing period” that Parent can use to complete its financing of the merger. The marketing period will begin no earlier than three business days after we have obtained stockholder approval and have satisfied other specified conditions under the merger agreement and is intended to begin on the date that is reasonably believed in good faith by Parent’s Nevada counsel to be thirty days prior to the date that required gaming approvals will be obtained.

Q:             What should I do now?

A:               We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a stockholder. You also may want to review the documents referenced under “Where You Can Find More Information” on page 117. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of Station common stock on your behalf. Please act as soon as possible so that your shares of Station common stock will be voted at the Special Meeting.

Q:             How do I vote?

A:               Please indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented and voted at the Special Meeting. In addition, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of Station common stock on your behalf. If you sign your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger agreement, FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the Special Meeting for a vote. Please remember that if you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of the Two-Thirds Vote, but will have no effect on the Majority-Minority Vote.

If your shares are held by a broker, bank or other nominee, see below.

Q:             Can I vote by telephone or electronically?

A:               If you hold your shares as a stockholder of record, you may vote by telephone or the Internet by following the instructions set forth on the enclosed proxy card.

If your shares are held by a broker, bank, or other nominee, often referred to as held in “street name,” please refer to the instructions forwarded by the bank, broker or nominee for telephone or Internet voting instructions. You may also contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically.

Q:             If my shares are held in “street name” by my broker, banker or other nominee will my broker or banker vote my shares for me?

A:               Your broker or banker will not vote your shares of Station common stock without specific instructions from you. You should instruct your broker or banker to vote your shares of Station common stock by following the instructions provided to you by such firm. You should also contact the person responsible for your account to make certain that your shares of Station common stock are voted. Without your instructions, your shares of Station common stock will not be voted, which will have the effect of a vote against approval of the merger agreement for purposes of the Two-Thirds Vote, but will have no effect on the Majority-Minority Vote.

Q:             What do I do if I participate in the Station Casinos, Inc. and Affiliates 401(k) Retirement Plan?

A:               If you participate in the Station Casinos, Inc. and Affiliates 401(k) Retirement Plan, you may give voting instructions as to the number of shares of common stock equivalent to the interest in Station common stock credited to your account as of the Record Date. You may provide voting instructions to Scudder Trust Company, the trustee, by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions received by [                ], 2007. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares in your plan for which it did receive timely instructions. You may revoke previously given voting instructions before [                ], 2007, by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q:             What does it mean if I receive more than one proxy card?

A:               It means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:             May I change my vote?

A:               Yes. You may change your vote at any time before your proxy is voted at the Special Meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Station, at the address under “Other Important Information Regarding Station” on page 102, and your notice of revocation or your new proxy card must be received prior to [      ]. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of [TIME], on [                      ]. Third, you may attend the Special Meeting and vote in person. Simply attending the Special Meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Special Meeting.

Q:             How are votes counted?

A:               For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as if you voted against the approval of the merger agreement for purposes of the Two-Thirds Vote but will have no effect on the Majority-Minority Vote. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions.

For the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present, but will have the same effect as a vote against the proposal to adjourn the meeting, which requires the vote of the holders of a majority of the shares of Station common stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the approval of the merger agreement and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the Special Meeting for a vote.

Q:             What happens if I sell my shares before the Special Meeting?

A:               The Record Date of the Special Meeting is earlier than the Special Meeting and the date that the merger, if approved, is expected to be consummated. If you transfer your shares of Station common stock after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer the right to receive the merger consideration. In order to receive the merger consideration, you must hold shares upon consummation of the merger.

Q:             Will any other business be conducted at the Special Meeting?

A:               Our board of directors knows of no business, other than as set forth in the attached Notice of Special Meeting, that will be presented at the Special Meeting. If any other proposal properly comes before the stockholders for a vote at the Special Meeting, the persons named in the proxy card that accompanies this proxy statement will, to the extent permitted by law and to the extent we were not notified of the proposal in a reasonable amount of time before our solicitation, vote your shares in accordance with their judgment on such matter.

Q:             Should I send in my stock certificates now?

A:               No. If you hold certificates representing shares of Station common stock, you will be sent a letter of transmittal with detailed written instructions for exchanging your Station common stock certificates for the merger consideration after the merger is consummated. Please do not send your certificates in now.

Q:             What are the material United States federal income tax consequences of the transaction to stockholders?

A:               In general, your receipt of cash in exchange for shares of Station common stock pursuant to the merger will be a taxable sale transaction for United States federal income tax purposes. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Q:             Do stockholders have dissenters’ rights?

A:               No. Under Nevada law, which governs the rights of Station’s stockholders, stockholders of Station are not entitled to rights of appraisal or dissent in connection with the proposals included in this proxy statement.

Q:             Who is soliciting my vote?

A:               This proxy solicitation is being made and paid for by Station. In addition, we have retained D.F. King & Co., Inc. (“D. F. King”) to assist in the solicitation. We will pay D. F. King approximately $35,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Station common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:             Who can help answer my questions?

A:               If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact D.F. King, which is acting as the proxy solicitation agent and information agent in connection with the merger, at the following address.

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Call Toll-Free: 1-888-886-4425

SPECIAL FACTORS

Background of the Merger

In mid-August 2006, Frank J. Fertitta III, our Chairman of the Board and Chief Executive Officer, and Lorenzo J. Fertitta, our Vice Chairman of the Board and President, began discussions with certain members of Station’s senior management group regarding the possibility of a going-private transaction led by Frank J. Fertitta III and Lorenzo J. Fertitta . Due to the sensitive and preliminary nature of such a discussion, the senior management group was limited to a few individuals. Principally, these individuals included William W. Warner, our Executive Vice President and Chief Operating Officer, Richard J. Haskins, our Executive Vice President, General Counsel and Secretary, and Thomas M. Friel, our then Vice President of Finance and, as of March 28, 2007, our Executive Vice President, Chief Accounting Officer and Treasurer. Also included in these early discussions were representatives of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), Station’s regular outside legal counsel, and Deutsche Bank Securities Inc. (“Deutsche Bank”), one of Station’s lenders and regular financial advisors.

During subsequent weeks, Frank J. Fertitta III and Lorenzo J. Fertitta, senior management and the professional advisors continued to explore legal and financial issues.

In mid-September, 2006, Frank J. Fertitta III and Lorenzo J. Fertitta met on a confidential basis with representatives of a prominent real estate development firm (“Firm A”). At this meeting, the concept of a going-private transaction was discussed generally. In connection with such discussion, on September 19, 2006, Station entered into a confidentiality agreement with Firm A.

On October 7, 2006, a meeting was held among Frank J. Fertitta III, Lorenzo J. Fertitta, senior management, a representative of Milbank and a legal representative of Firm A. At this meeting, the Firm A representative expressed his preliminary thoughts on how Firm A might be interested in participating in a going-private transaction with Frank J. Fertitta III and Lorenzo J. Fertitta. After this meeting, Frank J. Fertitta III and Lorenzo J. Fertitta determined to explore other options, including approaching private equity firms. No further meetings relating to a transaction were held with Firm A.

On October 9, 2006, the board of directors held a special meeting, with Mr. Haskins and a representative of Milbank also in attendance. At that meeting, Frank J. Fertitta III and Lorenzo J. Fertitta informed the board that they desired to explore the possibility of a going-private transaction with respect to Station. Frank J. Fertitta III noted that Frank J. Fertitta III and Lorenzo J. Fertitta’s plans were preliminary because, among other things, they had not obtained the required equity and debt financing and had not determined whether a transaction would be viable from an economic point of view. The representative of Milbank informed the board that Frank J. Fertitta III and Lorenzo J. Fertitta had asked Milbank to represent them in connection with any transaction, subject to board approval.

Frank J. Fertitta III asked the board to authorize (i) Frank J. Fertitta III and Lorenzo J. Fertitta to explore the feasibility of a transaction with a targeted number of private equity firms or other sources of equity funding, subject to the execution of customary confidentiality agreements approved by Mr. Haskins, (ii) Frank J. Fertitta III and Lorenzo J. Fertitta to retain professional advisors, including Milbank as legal counsel and Deutsche Bank as financial advisor to Frank J. Fertitta III and Lorenzo J. Fertitta, to assist them in exploring a potential transaction, and (iii) Station to pay the fees and expenses of any such professional advisors retained by Frank J. Fertitta III and Lorenzo J. Fertitta in connection with a transaction. As discussed below, these fees and expenses were later limited to $40 million. Frank J. Fertitta III, Lorenzo J. Fertitta and Milbank were excused from the meeting, and the independent directors met with Mr. Haskins and discussed Frank J. Fertitta III and Lorenzo J. Fertitta’s request. After Frank J. Fertitta III, Lorenzo J. Fertitta and Milbank rejoined the meeting, the board of directors unanimously, with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote, approved Frank J. Fertitta III’s request. Dr. Nave, one of our independent directors, asked Frank J. Fertitta III and

Lorenzo J. Fertitta to give the board of directors reasonable notice if their exploration of a transaction developed to the point where a proposal was reasonably likely.

On October 11, 2006, Station entered into separate confidentiality agreements with Deutsche Bank and a private equity firm (“Firm B”). On that same date, a meeting was held among Frank J. Fertitta, Lorenzo J. Fertitta, Mr. Warner, a representative of Deutsche Bank and representatives of Firm B. On October 12, 2006, Station entered into a confidentiality agreement with Colony. On that same date, a meeting was held among Frank J. Fertitta III, Lorenzo J. Fertitta, Mr. Warner, a representative of Deutsche Bank, and Thomas J. Barrack, Jr. of Colony, which had recently participated in a going-private transaction involving another gaming company and was one of the few private equity firms that had acquired gaming assets in Nevada.

Throughout the remainder of the month of October 2006, Frank J. Fertitta III, Lorenzo J. Fertitta, senior management and representatives of Deutsche Bank and Colony and their respective legal counsel conducted due diligence and worked on a preliminary term sheet for a going-private transaction and strategic financing alternatives.

In late October 2006, Station entered into a confidentiality agreement with another private equity firm (“Firm C”). A few days later, Deutsche Bank arranged a meeting in Las Vegas with Frank J. Fertitta III, Lorenzo J. Fertitta, Mr. Warner, a representative of Milbank and representatives of Firm C. No further meetings relating to the transaction were held with Firm C. Also throughout the remainder of the month of October 2006, Frank J. Fertitta III, Lorenzo J. Fertitta, senior management and representatives of Firm B conducted due diligence and worked on a preliminary term sheet for a going-private transaction.

On November 1, 2006, Station, Colony and Ernst & Young LLP (“E&Y”), Station’s independent accounting firm, executed a conflict waiver letter. The waiver related to Colony’s request that Station authorize E&Y to perform financial analysis on behalf of Colony. Dr. Nave, as chairman of the audit committee, granted E&Y permission to perform the financial analysis requested.

In early November 2006, another meeting was held among Frank J. Fertitta III, Lorenzo J. Fertitta, a representative of Deutsche Bank and representatives of Firm B. No further meetings relating to the transaction were held with Firm B.

On November 3, 2006, the board of directors held a special meeting, with Mr. Haskins and a representative of Milbank in attendance. At that meeting, Frank J. Fertitta III and Lorenzo J. Fertitta updated the board of directors regarding the status of Frank J. Fertitta III and Lorenzo J. Fertitta’s exploration of a possible going-private transaction with respect to Station. Frank J. Fertitta III stated that Frank J. Fertitta III and Lorenzo J. Fertitta had discussed a possible transaction with four private equity investors, all of whom had entered into confidentiality agreements with Station. He stated that Deutsche Bank had prepared indicative term sheets for debt financing alternatives. He also stated that Frank J. Fertitta III and Lorenzo J. Fertitta’s legal, financial and accounting advisors had analyzed various possible deal structures. He further noted that, while they were continuing to explore the viability of a potential transaction, Frank J. Fertitta III and Lorenzo J. Fertitta indicated that it was reasonably likely that they would make a proposal regarding a possible transaction in the near future. Frank J. Fertitta III, Lorenzo J. Fertitta and the representative of Milbank were then excused from the meeting, and the independent directors met with Mr. Haskins to discuss appropriate next steps, including retaining outside legal counsel and a financial advisor.

On November 7, 2006, the independent directors of the board held a special meeting to interview a law firm identified by the independent directors as potential outside legal counsel. At that meeting, the independent directors interviewed representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”). After deliberation, the independent directors determined to retain Skadden as outside legal counsel to the special committee, subject to the formation of the special committee and authorization of the special committee to retain legal counsel. This determination by the independent directors was based on a number of factors, including the reputation and experience of Skadden in mergers and acquisitions transactions, particularly in the gaming industry, and its experience in representing special committees in considering proposals relating to going-private transactions. After being selected, Skadden reviewed with the independent directors the fiduciary duties generally applicable to the actions of a special committee and discussed with those directors their independence for purposes of serving on the special committee. Skadden also advised the independent directors that it might be appropriate for the special committee to engage in its own study of strategic alternatives for Station.

On November 15, 2006, the board of directors held a special meeting, with Mr. Haskins and a representative of Milbank in attendance. At that meeting, the board of directors determined that establishing a special committee of independent directors was in the best interests of Station and its stockholders. The special committee consisted of all of the independent directors of Station’s board:  Lee S. Isgur, Lowell H. Lebermann, Jr., Robert E. Lewis and Dr. Nave. After discussion, the board of directors unanimously approved resolutions establishing the special committee and delegating to the special committee the exclusive power and authority to (i) negotiate a confidentiality agreement with Frank J. Fertitta III and Lorenzo J. Fertitta and any other participants in a potential transaction and supervise their due diligence investigation, (ii) enter into negotiations with Frank J. Fertitta III, Lorenzo J. Fertitta and any other participants with respect to a potential transaction, (iii) review, evaluate and negotiate with Frank J. Fertitta III, Lorenzo J. Fertitta and any other participants with respect to a possible transaction, (iv) report its recommendations with respect to a possible transaction to the board, (v) negotiate definitive agreements with respect to a potential transaction and (vi) take such actions with respect to any other proposals, offers or expressions of interest for a business combination transaction with Station on an unsolicited basis; provided, that any such actions with respect to a transaction with a third party after the execution of definitive agreements with Frank J. Fertitta III and Lorenzo J. Fertitta would be in compliance with the terms and conditions of such agreements. The special committee was also empowered to establish the fees to be paid to its members and to retain legal, financial and other advisors to assist the special committee in the fulfillment of its duties. The resolutions also provided that Station shall, to the fullest extent permitted by Nevada law, indemnify the members of the special committee. Thereafter the special committee retained Skadden as outside legal counsel.

On November 16, 2006, the special committee held a meeting in the Los Angeles offices of Skadden, at which representatives of Skadden participated. All members of the special committee were present at this meeting and all other meetings of the special committee. The special committee discussed the retention of Nevada counsel to advise it on issues of Nevada law. The special committee interviewed Kummer Kaempfer Bonner Renshaw & Ferrario (“Kummer Kaempfer”) as potential Nevada counsel and, after deliberation, the special committee selected Kummer Kaempfer in light of their experience in representing Nevada companies, including those in the gaming industry, and their experience in gaming regulatory matters. The special committee then discussed the retention of a financial advisor, and interviewed representatives of one investment banking firm. The representatives discussed their experience in and perspectives on the gaming industry, their initial view of the process of evaluating a proposal from Frank J. Fertitta III and Lorenzo J. Fertitta and information about their firm. They also answered questions from the special committee regarding their firm’s respective relationships with Station or representatives of Frank J. Fertitta III and Lorenzo J. Fertitta or others that might pose potential conflicts. Representatives of Skadden discussed with the special committee the retention of a real estate valuation firm to advise the special committee with respect to Station’s undeveloped land.

During that meeting, the special committee selected Dr. Nave to serve as chairman of the special committee. The special committee also discussed the fee to be paid to members of the special committee, and unanimously determined that the members of the special committee be paid $60,000, and the chairman be paid $90,000, with such fees to be payable upon receipt of an offer, in addition to Station’s regular fee for each meeting of a board committee.

On November 30, 2006, the special committee met at the Los Angeles offices of Skadden. At that meeting, the special committee interviewed representatives of two additional investment banks as a potential financial advisor. These representatives discussed their respective experience in and perspectives on the gaming industry, their initial view of the process of evaluating a proposal from Frank J. Fertitta III and Lorenzo J. Fertitta and information about their respective firms. They also answered questions from the special committee regarding their firms’ respective relationships with Station or representatives of Frank J. Fertitta III and Lorenzo J. Fertitta or others that might pose potential conflicts. After discussion and consideration of the presentation of the three investment banks, the special committee selected Bear Stearns as its financial advisor, subject to negotiation of the terms of an engagement letter. This determination by the special committee was based on Bear Stearns’ experience with transactions of the type that the special committee might consider, Bear Stearns’ experience in the gaming industry, the commitment of Bear Stearns’ senior investment bankers to be personally involved in the representation of the special committee, and the absence of any potential conflict of interest that would impair Bear Stearns’ ability to render an opinion or to act as the financial advisor to the special committee.

At that meeting, representatives of Skadden also informed the special committee that Milbank had informed Skadden that Frank J. Fertitta III and Lorenzo J. Fertitta intended to submit a proposal over the weekend. Representatives of Skadden and Kummer Kaempfer then discussed with the special committee resolutions that had been proposed by Milbank to approve an operating agreement of Parent and related agreements among the members of Parent and their financing sources, to the limited extent that such agreements might cause such entities or individuals to be deemed an “interested stockholder” under Nevada’s business combination statute. The special committee determined that Skadden and Kummer Kaempfer should discuss the resolutions with Milbank and circulate the final version of the resolutions to the special committee. The special committee also discussed asking Parent to enter into a confidentiality agreement in connection with the approval of the resolutions.

On December 1, 2006, Parent entered into a confidentiality agreement with Station, and the special committee approved the aforementioned resolutions by unanimous written consent.

On December 2, 2006, the board of directors received a letter from Parent in which Parent proposed to acquire all of Station’s outstanding shares of common stock for $82.00 per share in cash. According to the proposal letter, Parent had received financing commitments sufficient to consummate the proposed transaction. The proposal letter was accompanied by equity funding commitments from the Rollover Stockholders and Colony and debt financing commitments from Deutsche Bank Trust Company Americas and German American Capital Corporation. The letter stated that it did not constitute a binding commitment by Parent and that such commitment would be subject to execution of definitive agreements.

On December 3, 2006, the special committee held a meeting with its legal advisors. At that meeting, representatives of Skadden reviewed with the special committee the terms of the proposal letter received from Parent. The special committee approved a press release to be issued by Station announcing the receipt of the Parent proposal letter. Representatives of Skadden reviewed with the special committee the terms of the Bear Stearns engagement letter that Skadden had negotiated with Bear Stearns and the special committee approved the Bear Stearns engagement letter. The special committee also discussed potential real estate valuation firms to advise the special committee with respect to Station’s undeveloped land, and after further discussion, requested Kummer Kaempfer to contact CBRE.

On December 4, 2006, Station issued a press release announcing the receipt of the proposal letter from Parent. The press release announced the establishment of the special committee to review the proposal and that the special committee had been authorized to review any alternative proposals that may be received. The press release also announced the retention of Bear Stearns as financial advisor and Skadden and Kummer Kaempfer as legal advisors to the special committee.

On December 4, 2006, Milbank delivered a draft merger agreement to Skadden.

Following their respective engagement, the special committee’s legal and financial advisors began to conduct a due diligence review of Station. As part of their due diligence review, on December 7, 2006, representatives of Bear Stearns and Skadden met with Station’s senior management to review the business and operations of Station and management’s projections. At these meetings, members of management answered questions from the special committee’s advisors. Frank J. Fertitta III and Lorenzo J. Fertitta also participated in part of these meetings.

On December 8, 2006, the special committee held a meeting at the offices of Kummer Kaempfer in Las Vegas with its legal advisors. At the meeting, the special committee discussed the retention of a real estate valuation firm to advise the special committee with respect to Station’s undeveloped land. The special committee interviewed CBRE and determined to retain CBRE, subject to the negotiation of an engagement letter satisfactory to the special committee and its advisors. Such determination was based on CBRE’s experience in the gaming industry in general and in Las Vegas and Reno in particular, and CBRE’s reputation in the real estate industry.

On December 14, 2006, the board of directors held a regularly scheduled meeting at Station’s Red Rock Casino Resort Spa in Summerlin, Nevada (the “Red Rock Resort”). Immediately after the conclusion of the board meeting, the special committee met with its legal advisors. Representatives of Skadden and Kummer Kaempfer discussed the retention of CBRE. The special committee determined that counsel should continue to negotiate the CBRE engagement letter and authorized Dr. Nave to execute the letter.

Representatives of Bear Stearns were then invited to join the special committee meeting in order to update the special committee on its activities since it had been retained, including the December 7 meeting with Station’s senior management. Representatives of Bear Stearns informed the special committee that they had received a few phone calls from strategic entities and private equity firms, but that none of the callers had given an indication of interest. Bear Stearns reviewed trading in Station’s stock, transaction value and ownership of Station’s stock, a preliminary analysis of Parent’s sources and uses of funds and the terms of Station’s outstanding debt. The special committee determined to meet the following week to receive a preliminary report from Bear Stearns on their financial analyses and a preliminary report from Skadden on the draft merger agreement provided by Parent

On December 21, 2006, the special committee held a meeting at the offices of Kummer Kaempfer in Las Vegas, together with its legal and financial advisors. Representatives of Bear Stearns reviewed the management projections, certain historical financial and operating information with respect to Station, Station’s industry position and a comparison of Station’s financial and operating information with that of other gaming companies, the trading history of Station’s stock and valuation and trading trends for other gaming companies, certain equity analysts’ statements with respect to Station and their preliminary valuation analyses. In addition, at the special committee’s request, Bear Stearns provided information regarding potential returns on investment for Parent based on certain assumptions discussed with the special committee. Following the presentation of Bear Stearns, representatives of Skadden discussed provisions in the draft merger agreement provided by Parent. After discussion and consideration of the draft merger agreement, Skadden indicated that they expected to be in a position to provide a markup of the draft merger agreement to the special committee for its review within the next couple of days. The special committee determined that it should meet to discuss the markup of the draft merger agreement before distributing it to Parent. The special committee instructed Skadden to contact Milbank to negotiate the proposed merger agreement before having Bear Stearns respond to Deustche Bank regarding Parent’s per share offer price as the special committee was not yet prepared to negotiate price.

On January 2, 2007, the special committee met with its legal advisors at the Las Vegas offices of Kummer Kaempfer. Representatives of Skadden reviewed the markup of the draft merger agreement and addressed the special committee’s questions and comments regarding the agreement. The special committee determined to ask Parent for additional provisions in the agreement, including:

•       a requirement that the Rollover Stockholders vote in favor of a superior proposal, as such term was defined in the draft merger agreement,

•       a reverse termination fee, payable by Parent and Merger Sub under the merger agreement in certain circumstances,

•       a limited guarantee from Colony, under which affiliates of Colony would guarantee the payment of the reverse termination fee,

•       the allocation of risk of Station’s representations and warranties being untrue as between Frank J. Fertitta III and Lorenzo J. Fertitta and Station,

•       the right of Station’s stockholders to continue to receive a quarterly dividend until the closing of any transaction, and

•       the requirement that the merger agreement be approved by a majority of the stockholders voting on the proposal other than the Rollover Stockholders.

The special committee discussed the Rollover Stockholders’ ownership of approximately 27% of Station’s outstanding shares, including shares of common stock issuable upon exercise of stock options held by the Rollover Stockholders, and the requirement in Station’s charter that a merger be approved by two-thirds of Station’s outstanding shares. While the Rollover Stockholders do not own a sufficient number of shares to block by themselves a two-thirds vote in favor of a merger agreement with a third party, the special committee expressed concerns that the charter provision and the Rollover Stockholders’ ownership stake, taken together, could discourage any competing bids to acquire Station.

On January 4, 2007, Skadden provided a markup of the draft merger agreement to Milbank, and on January 9, 2007, Milbank distributed a revised merger agreement to Skadden and Kummer Kaempfer. On January 12, 2007, representatives of Milbank and Willkie Farr & Gallagher LLP, counsel to Colony (“Willkie”), met with representatives of Skadden at the Los Angeles offices of Skadden and discussed the draft merger agreement and other related agreements.

On January 19, 2007, the special committee met with its legal and financial advisors at the offices of Kummer Kaempfer in Las Vegas. At this meeting, the special committee’s legal and financial advisors discussed with the special committee communications from stockholders regarding the stockholders’ views of the value of Station’s common stock. Representatives of Skadden updated the special committee regarding the negotiations with Milbank and Willkie regarding the draft merger agreement and discussed the outstanding issues raised by the draft merger agreement. The issues included the unwillingness of the Rollover Stockholders to agree to vote in favor of a superior proposal from a third party and of Parent to have Station continue to pay quarterly dividends until the closing. Bear Stearns updated and expanded their preliminary financial analyses from the December 21, 2006 presentation to include a leveraged recapitalization analysis of Station. After considering the terms of the proposed merger agreement and the $82.00 per share offer price, the special committee discussed with its legal and financial advisors how best to proceed with respect to Parent’s proposal. The special committee considered alternative courses of action, including rejecting the proposal, and the special committee unanimously determined that Bear Stearns communicate to Deutsche Bank that the special committee was not prepared to accept $82.00 per share as the special committee, based in part on the advice and analysis of Bear Stearns, determined such price to be too low.

On January 23, 2007, Skadden provided a revised merger agreement to Milbank, and between January 24, 2007 and January 26, 2007, representatives of Skadden and Milbank continued to negotiate the draft merger agreement.

On January 26, 2007, the special committee held a meeting at the Las Vegas offices of Kummer Kaempfer in Las Vegas, at which its legal and financial advisors participated. The special committee discussed the request from a purported representative of a group of Station’s stockholders that Dr. Nave be removed from the special committee due to his lack of independence with respect to Frank J. Fertitta III and Lorenzo J. Fertitta. Dr. Nave described his role in the transaction cited by the stockholder representative and answered questions from the other members of the special committee, Skadden and Kummer Kaempfer. Dr. Nave informed the special committee that he was prepared to resign from the committee if any of the other members determined such action would be appropriate or necessary.

Dr. Nave was then excused from the meeting, and the other members of the special committee discussed Dr. Nave’s continued service on the committee. After consideration of the information regarding Dr. Nave’s participation in the transaction, the remaining three members of the special committee unanimously determined that Dr. Nave’s independence was not compromised and that he should continue to serve on the special committee and to serve as chairman of the special committee, and that Dr. Nave’s continued participation was valuable to the disinterested stockholders.

Dr. Nave then rejoined the meeting. Representatives of Skadden updated the special committee as to negotiations with Milbank regarding the draft merger agreement.

Representatives of Bear Stearns then reviewed with the special committee an analysis of a valuation submitted by the stockholder representative, and presented an updated preliminary valuation analysis that was substantially similar to the January 19 presentation. Following the presentation of Bear Stearns, the special committee discussed with its legal and financial advisors the appropriate next step with respect to the Parent proposal. The special committee considered that it was probable that there would not be a competing bid due to the Rollover Stockholders’ ownership in Station and the provision in Station’s charter requiring a two-thirds vote of the outstanding shares to approve a transaction. The special committee determined that it would have to negotiate an acceptable price with Parent or reject Parent’s proposal altogether. After further discussion, the special committee requested that, as a negotiating position, Bear Stearns contact Deutsche Bank in order to advise Parent that it would need to increase its offer price substantially. The special committee instructed Bear Stearns to indicate to Deutsche Bank that the per share price should be in the range of $92.00 to $95.00 and to discuss with Deutsche Bank the Bear Stearns analyses in support of the special committee’s negotiating position.

On February 6 and February 9, 2007, representatives of Bear Stearns and Deutsche Bank met at the New York offices of Bear Stearns to discuss the Bear Stearns analyses that supported a higher per share offer price from Parent. At the conclusion of the meeting on February 9, 2007, representatives of Deutsche Bank indicated that they thought Parent would be prepared to offer $88.00 per share if all outstanding issues on the draft merger agreement were resolved as proposed by Deutsche Bank, and requested that Bear Stearns discuss such proposal with the special committee.

On February 14, 2007, the special committee and its advisors met at the offices of Kummer Kaempfer in Las Vegas. At the meeting, representatives of Bear Stearns updated the special meeting regarding the meetings with Deutsche Bank. Representatives of Skadden then reviewed with the special committee the outstanding issues in the draft merger agreement. After consideration of the issues identified in the draft merger agreement, the special committee instructed Skadden to respond to Milbank regarding the outstanding issues. The special committee determined that after Skadden had discussed the issues on the draft merger agreement with Milbank, Dr. Nave should contact Frank J. Fertitta III regarding a meeting to discuss the per share price. The special committee unanimously authorized and directed Dr. Nave to negotiate the best price reasonably available, and to reject any proposal less than $90.00 per share, plus the continued payment of quarterly dividends.

After the meeting, representatives of Skadden and Milbank continued to work on the draft merger agreement, and representatives of Skadden reported the status of those discussions to Dr. Nave. On

February 21, 2007, Dr. Nave met with Frank J. Fertitta III and Lorenzo J. Fertitta at the Red Rock Resort. After lengthy discussions, Frank J. Fertitta III and Lorenzo J. Fertitta agreed that Parent would increase its offer to $90.00 per share, plus the continued payment of dividends, subject to satisfactory resolution of the outstanding issues on the merger agreement.

On February 22, 2007, the special committee met with its advisors at the Las Vegas offices of Kummer Kaempfer. Mr. Isgur participated by telephone. At this meeting, Skadden reviewed with the special committee its fiduciary duties. Dr. Nave reported to the special committee on his meeting with Frank J. Fertitta III and Lorenzo J. Fertitta. Dr. Nave updated the special committee that in his view, after his negotiations with Frank J. Fertitta III and Lorenzo J. Fertitta, Frank J. Fertitta III and Lorenzo J. Fertitta would not pay more than $90.00 per share, plus dividends. Representatives of Skadden reviewed with the special committee the open issues in the merger agreement, which included the amount of the expense reimbursement payable by Station to Parent in the limited circumstances provided in the merger agreement. Representatives of Bear Stearns then joined the meeting and reviewed with the special committee its financial analyses of the $90.00 per share price. Bear Stearns noted to the special committee that the materials and financial analyses it presented at the meeting were consistent with the financial analyses previously presented to the special committee, updated for developments since the prior materials. After making its presentation, Bear Stearns informed the special committee that it was prepared to deliver its opinion to the special committee that $90 per share was fair, from a financial point of view, to the public stockholders of Station, excluding the Rollover Stockholders.

The special committee discussed that Station issued a press release on December 4, 2006 announcing receipt of the Parent proposal to acquire Station for $82 per share, and no third party solicitations had been received. Bear Stearns reviewed with the special committee a list of entities to be contacted during the 30 business day “go shop” solicitation period contemplated by the merger agreement, and the special committee suggested additional names for the list. The special committee authorized Bear Stearns to contact those entities in accordance with the terms of the merger agreement following execution of the merger agreement. Bear Stearns was then excused from the meeting.

Representatives of Skadden then reviewed with the special committee in detail the terms of the sale and leaseback transaction agreements to be entered into in connection with the debt financing of the merger and the terms of the merger agreement. The meeting was adjourned prior to the completion of review of the merger agreement, and the special committee agreed to reconvene the following morning. The special committee directed Skadden to continue to work on the merger agreement with Milbank.

The special committee reconvened on February 23, 2007 at the Las Vegas offices of Kummer Kaempfer with all members present, together with its legal advisors. At the meeting, representatives of Kummer Kaempfer reviewed with the special committee its fiduciary duties. Representatives of Skadden completed the review of the merger agreement with the special committee, including material changes in the draft of the agreement presented to the committee, and reviewed the terms of the other transaction documents, including the voting agreement and the limited guarantee to be provided by affiliates of Colony. Bear Stearns delivered its oral opinion, subsequently confirmed in writing, to the special committee that, as of February 23, 2007, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of $90.00 per share to be received pursuant to the merger agreement by the public holders of shares of the Company’s common stock (other than the Rollover Stockholders) was fair, from a financial point of view, to such holders. The special committee also received the opinion of the investment bank retained to deliver the opinion required by the Company’s indentures in connection with the sale and leaseback transaction proposed by Parent in the merger agreement and the debt financing commitments. The special committee then resolved unanimously to recommend that the board approve the merger and adopt the merger agreement and that the board recommend that the stockholders approve the merger agreement. The special committee also unanimously determined that the terms of the sale and leaseback transaction, taken together, are fair and reasonable to Station and its subsidiaries participating in such transaction, and no less favorable to Station and such subsidiaries, as terms that would be obtainable at the time for a comparable transaction with an unrelated third person.

Following the special committee meeting, the board held a telephonic meeting, in which all of the directors participated. At this meeting, Dr. Nave presented the report and recommendation of the special committee. The board approved, with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote, the merger and the merger agreement, the voting agreement and the limited guarantee, and recommended approval of the merger agreement to Station’s stockholders, and unanimously approved other related actions, including resolutions expanding the authority of the special committee to solicit alternative proposals in accordance with the solicitation provisions of the merger agreement and limiting Frank J. Fertitta III and Lorenzo J. Fertitta’s fee and expense reimbursement to $40 million. After the meeting, representatives of Skadden and Milbank completed certain minor details on the merger agreement and other related documents reflective of comments from the special committee. Definitive financing and equity commitments were delivered, and the merger agreement and the other related documents were executed. The Company issued a press release announcing the transaction prior to the opening of trading on February 26, 2007.

During the 30 business day “go-shop” period following the execution of the merger agreement, Bear Stearns contacted 44 parties, including domestic and foreign strategic investors and financial investors, to solicit their interest in a possible alternative transaction. Only two of these parties requested a confidentiality agreement, which would permit them access to confidential information about the Company, and although a form of agreement was provided to these parties, neither executed a confidentiality agreement. At the conclusion of the “go-shop” process, Bear Stearns informed the special committee that it had not received any indications of interest or other proposals with respect to a possible alternative transaction. Pursuant to the requirements of the merger agreement, on April 9, 2007, the chairman of the special committee informed Parent that the Company was not participating in discussions or negotiations with any person. On April 11, 2007, the special committee held a meeting at which Bear Stearns reported on their solicitation efforts during the “go-shop” period.

On May 3, 2007, the special committee held a meeting to consider the proposed amendment to the merger agreement. At the meeting, representatives of Skadden reviewed the proposed amendment with the special committee and, after further discussion, the special committee unanimously approved the amendment to the merger agreement.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement

The Special Committee.   In anticipation of receiving a proposal from Frank J. Fertitta III and Lorenzo J. Fertitta, on November 15, 2006, the board of directors established a special committee consisting of all of the independent directors, Dr. Nave, who served as chairman, and Messrs. Isgur, Lebermann and Lewis, to consider any proposal received from Frank J. Fertitta III and Lorenzo J. Fertitta and any unsolicited proposals that were received. See “—Background of the Merger” for more information about the formation and authority of the special committee. The special committee retained Bear Stearns as its financial advisor and Skadden and Kummer Kaempfer as its legal advisors. The special committee oversaw financial and legal due diligence performed by its advisors, conducted an extensive review and evaluation of Parent’s proposal and conducted arms’-length negotiations with Parent and its representatives with respect to the merger agreement and various other agreements relating to the merger. On February 23, 2007, the special committee, after considering the presentations and advice of its financial and legal advisors, unanimously, among other things, determined that the merger and the merger agreement are fair to and in the best interests of Station and the stockholders of Station, other than the Rollover Stockholders. The special committee also unanimously recommended to the board of directors that the board of directors determine that the merger and the merger agreement are fair to and in the best interests of Station and the stockholders of Station, other than the Rollover Stockholders, and recommend to Station’s stockholders that they vote to approve the merger agreement.

In the course of reaching the determinations and decisions and making the recommendations described above, the special committee considered the following substantive positive factors and potential benefits of the merger and the merger agreement, each of which the special committee believed supported its decision:

•       That the special committee viewed the merger consideration of $90.00 per share (as well as Station’s ability, under the merger agreement, to continue to pay its regular quarterly dividend of $0.2875 per share and the likelihood of stockholders receiving at least two additional dividend payments before the closing of the merger) as more favorable to Station’s stockholders (other than the Rollover Stockholders) than the potential value that might result from the other alternatives reasonably available to Station of pursuing other strategic initiatives such as stock repurchases or a leveraged recapitalization or continuing with Station’s current business plan.

•       That the proposed merger consideration was all cash, so that the transaction allows Station’s stockholders (other than the Rollover Stockholders with respect to the shares they contribute to Fertitta Partners) to realize immediately a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares.

•       That the special committee viewed the merger consideration as fair in light of the committee’s familiarity with Station’s business, assets, operations, financial condition, strategy and prospects, as well as Station’s historical and projected financial performance.

•       The current and historical market prices of Station’s common stock, including the market price of Station’s common stock relative to those of other participants in Station’s industries and general market indices, Station’s stock repurchases during 2006 of approximately 12.7 million shares at an average price per share of approximately $69.21, for a total of approximately $877.1 million and the fact that the merger consideration of $90.00 per share represented a premium of approximately 30% to the closing price of Station’s common stock on December 1, 2006, the last trading day before Parent’s proposal was made public and a premium of approximately 10% to the $82.00 per share originally proposed by Parent.

•       The opinion the special committee received from its financial advisor, Bear Stearns, delivered orally at the special committee meeting on February 23, 2007, and subsequently confirmed in writing, that, as of February 23, 2007, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of $90.00 per share to be received pursuant to the merger agreement by the public holders of shares of Station common stock (other than the Rollover Stockholders) was fair, from a financial view point, to such holders.

•       The presentation by Bear Stearns to the special committee on February 22, 2007 in connection with the foregoing opinion, which is described under “—Opinion of Financial Advisor”.

•       The special committee’s belief that $90.00 per share, plus Station’s ability to continue to pay its regular quarterly dividend of $0.2875 per share, was the highest consideration that could be negotiated with Parent.

•       The efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to Station under the circumstances and the fact that the negotiations regarding the merger agreement were held on an arms’-length basis.

•       The fact that no alternative acquisition proposal for Station had been submitted since the announcement of Parent’s initial proposal on December 4, 2006.

•       The terms and conditions of the merger agreement, including:

•        the requirement that the merger agreement be approved by the affirmative vote of a majority of those stockholders voting on the proposal other than the Rollover Stockholders;

•        the requirement that the merger agreement be approved by the affirmative vote of two-thirds of the outstanding shares of common stock, which would require that, in addition to the shares held by the Rollover Stockholders, an additional approximately 42% of the total outstanding shares (representing approximately 56% of the shares not owned by the Rollover Stockholders) must vote in favor of approving the merger agreement;

•        Station’s ability, under the merger agreement, to continue to pay its regular quarterly dividend of $0.2875 per share;

•        the absence of a financing condition to Parent’s obligation to consummate the transaction;

•        the provision of the merger agreement providing the special committee with a 30-business day post-signing “go shop period” during which the special committee would solicit third party interest in a transaction with Station and, after such 30-business day period, would permit the special committee to respond to unsolicited proposals prior to the stockholder vote, subject to specified conditions as more fully described below under “The Merger—Restrictions on Solicitation of Other Offers;”

•        the provision of the merger agreement that, subject to compliance with the terms of and conditions of the merger agreement, if a third party has proposed an alternative transaction that is a “superior proposal” as defined in the merger agreement, the board is permitted, prior to the adoption of the merger agreement by Station’s stockholders, to change its recommendation, approve or recommend a “superior proposal” or, upon the payment of a termination fee ($106 million if a third party has proposed an alternative transaction during the “go shop period,” which alternative transaction then constituted a “superior proposal,” or $160 million if a “superior proposal” is proposed by another third party after the “go shop period”, representing approximately 2% and 3% of the total equity value of the transaction, respectively), terminate the merger agreement in order to enter into a definitive agreement with respect to the “superior proposal” as more fully described below under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal;”

•        the commitment by Parent to provide (for one year from the effective date of the merger) Station’s employees with compensation, severance and benefits that are substantially comparable in the aggregate (other than equity-based compensation) provided to such employees immediately prior to the merger; and

•        that Station would not have to establish the existence and amount of its damages in the event of a failure of the merger to be completed under specified circumstances in which Parent would be required to pay the $160 million reverse termination fee or the $106 million regulatory termination fee if Parent were unable to obtain gaming approvals for the merger.

•       That Parent delivered debt financing commitments from reputable lenders that, together with the equity commitments received from the Rollover Stockholders and affiliates of Colony, are sufficient to pay the aggregate merger consideration.

•       The special committee’s belief that it was fully informed about the extent to which the interests of Frank J. Fertitta III and Lorenzo J. Fertitta in the merger differed from those of Station’s other stockholders.

•       That Station’s executive officers, other than Frank J. Fertitta III and Lorenzo J. Fertitta, had no agreements with Parent at the time of execution of the merger agreement.

•       The presentations by Kummer Kaempfer, the special committee’s Nevada gaming regulatory counsel, as to the likelihood and timing of approval of the merger agreement under applicable gaming laws, including the fact that certain gaming licenses are already held by Frank J. Fertitta III, Lorenzo J. Fertitta and principals of Colony.

•       That certain affiliates of Colony had entered into a limited guarantee with Station, providing support for the payment of the $160 million reverse termination fee (and the $106 million regulatory termination fee) and other obligations payable by Parent to Station under specified circumstances.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•       That Station’s stockholders, other than the Rollover Stockholders, will have no ongoing equity participation in Station following the merger, and that such stockholders will cease to participate in Station’s future earnings or growth, if any, including any appreciation in value on a long-term basis related to Station’s significant land holdings in the Las Vegas valley and the development of new casinos on those properties, or to benefit from increases, if any, in the value of Station’s common stock, and will not participate in any potential future sale of Station to a third party.

•       That the $90.00 price per share (plus regular quarterly dividends of $0.2875 per share) is the maximum amount per share receivable by Station’s stockholders unless the merger agreement is terminated in accordance with its terms.

•       That the special committee was not authorized to solicit alternative proposals prior to the signing of the merger agreement, although the special committee was authorized to respond to unsolicited proposals.

•       That other competing transactions could trigger the change in control provisions under the Company’s indentures and the employment agreements with executive officers, and the impact of such additional costs under such circumstances.

•       The participation of Frank J. Fertitta III and Lorenzo J. Fertitta in the merger and the fact that Frank J. Fertitta III and Lorenzo J. Fertitta have interests in the transaction that are different from, or in addition to, those of Station’s unaffiliated stockholders.

•       The merger agreement contains restrictions on the conduct of Station’s business prior to the completion of the merger, generally requiring Station to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Station from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place, due to the time needed to obtain gaming regulatory approvals.

•       That the closing of the transaction is not expected to occur shortly following the stockholder vote due to the need to obtain gaming regulatory approvals and may be further delayed in connection with the receipt of gaming regulatory approvals for an additional three months past the outside closing date of twelve months, which extended time period may be mitigated in part by the ability of Station to continue to declare and pay regular quarterly dividends.

•       The risks and costs to Station if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

•       That the receipt of cash in exchange for shares of Station common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes.

•       That Station stockholders do not have dissenters’ rights under Nevada law.

•       That the Rollover Stockholders’ ownership of approximately 27% of the outstanding common stock, including shares of common stock issuable upon exercise of stock options held by the Rollover Stockholders, and the requirement in Station’s charter that a merger be approved by two-thirds of Station’s outstanding common stock would require that a competing offer receive the approval of approximately 88% of the outstanding common stock not owned by the Rollover Stockholders if the Rollover Stockholders did not vote in favor of the competing offer, and the potential chilling impact this could have on third parties considering making competing offers.

•       The merger agreement’s limitations on Station’s ability to solicit other offers after the “go shop” period, although the special committee is authorized to respond to unsolicited proposals meeting specified criteria.

•       The possibility that, under the merger agreement, Station may be required to pay a termination fee of $160 million ($106 million in specified circumstances) or reimburse up to $40 million of Parent’s expenses, which expense reimbursement will be credited against the termination fee to the extent it becomes due.

•       If the merger is not completed, Station will be required to pay its fees and expenses associated with the transaction.

•       That Parent’s maximum exposure for wrongfully failing to close or breaching the merger agreement, even if the breach is willful or deliberate, is limited to $160 million or $106 million, depending on the circumstances.

•       That Parent’s obligation to consummate the merger is subject to certain conditions outside of Station’s control.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the interests of Station’s unaffiliated stockholders, each of which the special committee believed supported its decision and provided assurance of the fairness of the merger to Station and Station’s unaffiliated stockholders:

•       That the special committee consists solely of independent and disinterested directors who are not employees of Station and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of restricted stock and options to acquire shares of Company common stock).

•       That the members of the special committee were adequately compensated for their services and that their compensation for serving on the special committee was in no way contingent on their approving the merger agreement and taking the other actions described in this proxy statement.

•       That the special committee retained and was advised by Skadden and Kummer Kaempfer, its legal counsel.

•       That the special committee retained and was advised by Bear Stearns, its financial advisor.

•       That, after Station issued a press release on December 4, 2006 announcing receipt of the Parent proposal to acquire Station for $82 per share, no third party solicitations were received.

•       That the special committee received an opinion from its financial advisor, Bear Stearns, delivered orally at the special committee meeting on February 23, 2007, and subsequently confirmed in writing, that, as of February 23, 2007, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of $90.00 per share to be received pursuant to the merger agreement by the public holders of shares of Station common stock (other than the Rollover Stockholders) was fair, from a financial point of view, to Station and such holders.

•       That the special committee was involved in extensive deliberations over a period of almost three months regarding the proposal, and was provided with access to Station’s management in connection with the due diligence conducted by its advisors.

•       That the special committee, with the assistance of its legal and financial advisors, negotiated on an arms’-length basis with Parent and its representatives.

•       The requirement that the merger agreement be approved by the affirmative vote of a majority of those stockholders voting on the proposal other than the Rollover Stockholders;

•       The requirement that the merger agreement be approved by the affirmative vote of two-thirds of the outstanding shares of common stock, which would require that, in addition to the shares held by the Rollover Stockholders, an additional approximately 42% of the total outstanding shares (representing approximately 56% of the shares not owned by the Rollover Stockholders) must vote in favor of approving the merger agreement.

•       That the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the board of director’s approval of the merger agreement, where the members of the special committee comprised a majority of the board of directors, as required by Nevada law.

•       That the special committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Frank J. Fertitta III and Lorenzo J. Fertitta.

•       That Station would be permitted to solicit proposals during a 30-business day post-signing “go shop period” and, thereafter, under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the merger agreement in order to enter into an agreement for a “superior proposal” as defined in the merger agreement.

•       That the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of members of the board who were Rollover Stockholders and with knowledge of the interests of such director participants in the merger.

The special committee did not consider net book value in determining the fairness of the merger to Station’s stockholders, other than the Rollover Stockholders, because of its belief that net book value, which is an accounting concept that is not commonly used as a valuation metric in the gaming industry, does not reflect historical or projected cash flows from continuing operations and thus does not reflect the value of Station or the market trading prices for Station’s common stock. In addition, the special committee did not consider liquidation value in determining the fairness of the merger to Station and Station’s stockholders, other than the Rollover Stockholders, because of its belief that liquidation value does not present a meaningful valuation for Station and its business as Station’s value is derived from cash flows generated from its continuing operations rather than the value of assets that might be realized in a liquidation. The special committee considered the analyses and the opinion of Bear Stearns, among other factors considered, in the course of reaching its decision that the merger is fair to Station and Station’s stockholders other than the Rollover Stockholders, and to recommend to Station’s board of directors that the board of directors approve the merger agreement. The special committee adopted the analyses and conclusions of Bear Stearns.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The special committee approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The Board of Directors.   The board of directors consists of six directors, two of whom, Frank J. Fertitta III and Lorenzo J. Fertitta, will be Rollover Stockholders and have interests in the merger different from the interests of Station’s unaffiliated stockholders generally. The board of directors established the special committee, consisting of all of the independent directors, and empowered it to study, review, evaluate, negotiate and, if appropriate, make a recommendation to the board of directors regarding the proposal from Frank J. Fertitta III and Lorenzo J. Fertitta and any unsolicited proposals that were received. Thus, a majority of the board of directors consisted of the members of the special committee. Frank J. Fertitta III, the Chairman and Chief Executive Officer of Station, and Lorenzo J. Fertitta, the Vice Chairman and President of Station, who have each agreed to contribute a portion of their equity securities in Station to Fertitta Partners in exchange for an equity investment in Fertitta Partners, recused themselves from the deliberations and the vote due to their involvement in the transaction. On February 23, 2007, the board of directors met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the other factors described below, Station’s board of directors unanimously, with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote:

•       determined that the merger and the merger agreement are fair to, and are advisable to and in the best interests of, Station and the stockholders of Station other than the Rollover Stockholders,

•       approved the voting agreement and the limited guarantee; and

•       recommended that Station’s stockholders vote to approve the merger agreement.

•       Station’s board of directors unanimously:

•       took all actions so that the merger agreement, the voting agreement and the operating agreement of Parent would not be subject to the Nevada business combination statutes or any other applicable merger, anti-takeover or similar statute or regulation,

•       took all actions so that the Rollover Stockholders, Colony, Parent and their affiliates would not be an “acquiring person” under Station’s stockholder rights plan,

•       amended prior resolutions to limit the expense reimbursement payable to Frank J. Fertitta III and Lorenzo J. Fertitta to $40 million, and

•       approved various related resolutions.

In determining that the merger agreement is fair to, and is advisable to and in the best interests of, Station and the unaffiliated stockholders of Station, and approving the merger agreement, and recommending that Station’s stockholders vote for the approval of the merger agreement, the board of directors considered a number of factors, including the following material factors:

•       The unanimous determination and recommendation of the special committee;

•       The fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between the special committee and Parent, and the board of directors’ belief that

$90.00 per share, plus Station’s ability to continue to pay its regular quarterly dividend of $0.2875 per share, was the highest consideration that could be negotiated with Parent; and

•       The factors considered by the special committee, including the positive factors and potential benefits of the merger agreement, the risks and potentially negative factors relating to the merger agreement, the fairness opinion received by the special committee and the factors relating to procedural safeguards described below.

The foregoing discussion of the information and factors considered by Station’s board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Station’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved and recommends the merger agreement based upon the totality of the information presented to and considered by it.

The board of directors did not consider net book value in determining the fairness of the merger to Station’s stockholders, other than the Rollover Stockholders, because of its belief, after considering the factors considered by the special committee, that net book value, which is an accounting concept that is not commonly used as a valuation metric in the gaming industry, does not reflect historical or projected cash flows from continuing operations and thus does not reflect the value of Station or the market trading prices for Station’s common stock. In addition, the board of directors did not consider liquidation value in determining the fairness of the merger to Station and Station’s stockholders, other than the Rollover Stockholders, because of its belief, after considering the factors considered by the special committee, that liquidation value does not present a meaningful valuation for Station and its business as Station’s value is derived from cash flows generated from its continuing operations rather than the value of assets that might be realized in a liquidation.

The board of directors believes that the merger is procedurally fair because the terms of the merger agreement require the affirmative vote of a majority of those stockholders voting on the proposal other than the Rollover Stockholders and despite the fact that the board of directors did not retain an unaffiliated representative other than the special committee to act solely on behalf of the Company’s stockholders, other than the Rollover Stockholders, for purposes of negotiating the terms of the merger agreement. The board of directors believes it was not necessary to retain any additional unaffiliated representative to act on behalf of Station’s stockholders, other than the Rollover Stockholders, in light of the independence, absence of conflicts of interest and role and actions of the special committee.

Our board of directors recommends that you vote FOR the approval of the merger agreement.

Opinion of Financial Advisor

Opinion of Bear, Stearns & Co.

Pursuant to an engagement letter dated December 3, 2006, Station engaged Bear Stearns to act as financial advisor to the special committee in connection with the review of possible offers to acquire the Company by any acquirer. In addition, to the extent requested by the special committee, Bear Stearns agreed to render a fairness opinion with respect to a possible sale of the Company. In selecting Bear Stearns, the special committee considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the gaming industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations and general corporate advisory services.

At the February 23, 2007 meeting of the special committee, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of February 23, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received is fair, from a financial point of view, to the public stockholders of Station, excluding the Rollover Stockholders.

The full text of Bear Stearns’ written opinion is attached as Annex C to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•       was provided to the special committee for its benefit and use;

•       does not constitute a recommendation to the special committee or any stockholder of Station as to how to vote in connection with the merger or otherwise; and

•       did not address Station’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Station or the effects of any other transaction in which Station might engage.

Station did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•       reviewed a draft of the merger agreement and voting agreement dated February 23, 2007;

•       reviewed Station’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2005 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006, its preliminary results for the year ended December 31, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•       reviewed certain operating and financial information relating to Station’s business and prospects, including projections for the six years ended December 31, 2012, all as prepared and provided to Bear Stearns by Station’s management;

•       met with certain members of Station’s senior management to discuss Station’s businesses, operations, historical and projected financial results and future prospects;

•       reviewed the historical prices, trading multiples and trading volume of the common shares of Station;

•       reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Station;

•       reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Station;

•       performed discounted cash flow analyses based on the projections for Station furnished to Bear Stearns;

•       reviewed independent, third party appraisals of Station’s undeveloped land holdings; and

•       conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by Station or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Station as to the expected future performance of Station. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of the senior management of Station that they were unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Station, nor was Bear Stearns furnished with any such appraisals, other than an appraisal of Station’s undeveloped land holdings carried out by third party consultants at the instruction of the special committee. Bear Stearns did not solicit indications of interest from third parties regarding a potential transaction with Station prior to the execution of the merger agreement; however, in accordance with the merger agreement, Station was permitted to, and did, with the assistance of Bear Stearns, solicit other parties during the period beginning on the date of the merger agreement and continuing for 30 business days thereafter, as described above in “Background of the Merger.”  Bear Stearns did not review or consider the terms of the amendment to the merger agreement dated May 4, 2007, which was entered into after the date of Bear Stearns’ opinion. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Station.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Station may trade subsequent to the announcement of the merger.

Material Financial Analyses of Bear Stearns

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to the special committee in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

For purposes of Bear Stearns’ analysis of Station, and with the understanding of the special committee, Bear Stearns separately analyzed Station’s operations based upon the following four components of its business:

•       Existing Nevada Operations:  Station is the owner and operator of 13 Las Vegas casinos and has a significant interest in an additional three casino joint ventures.

•       Land Held for Development—Current Development Plans:  This component represents the four planned future casino developments on land parcels Station currently owns which Station’s management expects to develop prior to 2012, the end of its forecast period.

•       Land Held for Development—No Current Development Plans:  This component represents Station’s land holdings that Station’s management does not expect to be developed prior to 2012.

•       Native American Contracts:  Station offers development and management services to Native American tribes. Station has one such operating facility under contract and three additional contracts signed for properties under development.

In order to value each of Station’s segments, Bear Stearns performed various analyses on the various components of Station’s business and then combined the business components in order to evaluate the fairness of the consideration in the merger.

Comparable Trading Analysis

Bear Stearns’ comparable trading analysis factored in multiples of comparable companies when valuing the Existing Nevada Operations. Values for the other components of Station’s business were calculated based on methodologies indicated below.

Existing Nevada Operations

Existing Nevada Operations encompass Station’s 13 existing Las Vegas-based casino properties, as well as Station’s interests in three joint venture casino properties.

Bear Stearns reviewed certain financial information for Station and compared that information to the corresponding financial information, ratios and public market multiples of selected publicly traded companies in the gaming industry. Bear Stearns further classified the companies that were included for purposes of its analysis as a function of their respective equity market capitalizations, as “Large-Cap Operators” and “Mid-Cap Operators:”

“Large-Cap Operators”:

•       Boyd Gaming Corp.

•       Penn National Gaming, Inc.

“Mid-Cap Operators”:

•       Ameristar Casinos, Inc.

•       Great Canadian Gaming Corp.

•       Isle of Capri Casinos, Inc.

•       Pinnacle Entertainment, Inc.

•       Trump Entertainment Resorts, Inc.

These companies were selected, among other reasons, because they share similar business characteristics to Station, they operate in the gaming industry and they have similar operating profiles to Station. While none of the companies listed is identical to Station, Bear Stearns made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the selected companies. Financial information, ratios and public market values for Wynn Resorts Ltd. and Las Vegas Sands Corp. were reviewed by Bear Stearns but were excluded from the analysis because the financial data of these companies was affected by the value of their interests in Macau operations. Financial information, ratios and public market values for Harrah’s Entertainment Inc. and MGM Mirage were also reviewed by Bear Stearns but excluded from the analysis because the financial data of these companies was affected by the impact of non-operating activities or publicly announced strategic transactions.

For the companies noted above, Bear Stearns calculated the multiples of their respective February 21, 2007 closing stock prices to calendar year 2007 and 2008 earnings estimates and multiples of enterprise value (calculated as equity value plus debt and minority interest, less cash and cash equivalents) to calendar year 2007 and 2008 estimated earnings before interest, tax, depreciation and amortization, or EBITDA, and compared these measures to the corresponding multiples for Station. For purposes of its analyses, Bear Stearns also deducted projected restricted stock amortization from management’s estimates of Station’s 2007 and 2008 projected EBITDA. Estimated financial data for the selected public companies were based on publicly available information, including SEC filings and First Call consensus estimates.

From this analysis, Bear Stearns observed that for the comparable public companies, the relevant ratio (based on an analysis of the companies Bear Stearns deemed most comparable) of total enterprise value to 2007 forward EBITDA (EV/2007 EBITDA) ranged from 9.0x to 11.0x, and that the relevant ratio (based on an analysis of the companies Bear Stearns deemed most comparable) of EV/2008 EBITDA ranged from 8.0x to 10.0x.

Land Held for Development—Current Development Plans

Land Held for Development—Current Development Plans represents Station’s portfolio of four future real estate properties that management expects to develop during the period reflected in the management forecasts.

Discounted Cash Flow Analysis.   Bear Stearns valued Station’s Land Held for Development—Current Development Plans using a discounted cash flow analysis similar to the discounted cash flow analysis that it performed for the Existing Nevada Operations, described below. Bear Stearns selected a discount rate range of 8.5% to 9.5%. Bear Stearns noted that expected cash flows from future developments could be considered speculative and involve greater risk than the cash flows from Existing Nevada Operations and therefore could be discounted at a higher discount rate than that applied to the cash flows from Existing Nevada Operations. The terminal value of these cash flows was calculated using a last-twelve-months (LTM) EBITDA multiple range of 9.5x to 10.5x. In estimating the terminal value multiples, Bear Stearns considered that the four properties to be developed are expected to have strong growth prospects in 2012, as they are expected to begin operations between 2009 and 2012.

CB Richard Ellis Value Estimates.   In addition, the special committee engaged CBRE to provide estimates of the value of the land for which Station has current development plans. See “Report of CB Richard Ellis” below. The values that CBRE estimated are strictly for the real estate and do not take into account the value created by developing the properties. CBRE estimated a value range of $259 million to $311 million for these four properties.

For purposes of its opinion, Bear Stearns utilized the value estimates determined in its discounted cash flow analysis described above, which were higher than CBRE’s range.

Land Held for Development—No Current Development Plans

Land Held for Development—No Current Development Plans represents Station’s portfolio of land on which Station’s management does not expect to be developed prior to 2012, the end of its forecast period.

Management Estimates.   Station’s management estimated the value of the Land Held for Development—No Current Development Plans to be between $1.2 billion and $1.7 billion. Management’s estimate was primarily based on recent transactions in the Las Vegas market, as well as their overall knowledge of the market. Bear Stearns noted that Station’s management has extensive expertise in the Las Vegas real estate market, which encompasses the substantial majority of properties included in Land Held for Development—No Current Development Plans.

CB Richard Ellis Value Estimates.   The special committee engaged CBRE to provide estimates of the value of the Land Held for Development—No Current Development Plans. See “Report of CB Richard Ellis” below. CBRE estimated the value of Station’s portfolio of Land Held for Development—No Current Development Plans to be between $858 million to $1.2 billion. Management’s and CBRE’s estimates were substantially similar for all properties except one, the Wild Wild West site. Bear Stearns observed that the difference between the two estimates for this property accounted for most of the difference between the respective value ranges of Station’s Land Held for Development—No Current Development Plans.

For purposes of its opinion, Bear Stearns utilized management’s value estimates, which were higher than CBRE’s range.

Native American Contracts

Native American Contracts represents development and management services provided to Native American tribes.

Discounted Cash Flow Analysis.   Bear Stearns valued Station’s Native American Contracts using a discounted cash flow analysis. Bear Stearns applied a discount rate range of 8.5% to 9.5%. Bear Stearns noted that three of the four facilities to be managed under the Native American contracts have yet to be developed. In addition, Bear Stearns noted that the cash flows derived from the Native American Contracts involve greater risk and could be discounted at a higher discount rate as compared to cash flows generated by Existing Nevada Operations. Bear Stearns assumed no terminal value for the contracts due to the finite terms of the contracts.

Based on the various analyses described above,  Bear Stearns calculated the following ranges of implied equity value per share of Station’s common stock:

Comparable Trading Valuation Analysis

	Implied Price Per Share
	Low	Mid	High
Based on 2007 Existing Nevada Operations EBITDA	$60.37	$76.14	$92.00
Based on 2008 Existing Nevada Operations EBITDA	$62.35	$79.52	$96.80

Comparable Transaction Analysis

Bear Stearns’ comparable transaction analysis factored in multiples of comparable transactions when valuing the Existing Nevada Operations. Values for the other components of Station’s business were calculated based on methodologies indicated in the comparable trading analysis section above.

Bear Stearns reviewed certain precedent gaming transactions over the last ten years. Bear Stearns focused its analysis on the following three transactions, as they represent the most recent activity in the gaming sector. Using publicly available information, including Wall Street research, Bear Stearns calculated forward EBITDA multiples for the selected comparable precedent transactions, as follows:

Date Announced	Target	Acquirer	Enterprise Value/Forward EBITDA
December 2006	Harrah’s Entertainment, Inc.	Texas Pacific Group/ Apollo Management, L.P.	10.4x
May 2006	Aztar Corporation	Columbia Sussex Corp.	11.0x
May 2006	Kerzner International Ltd.	Investor Consortium	12.7x

From this analysis, Bear Stearns observed that the relevant ratio of EV/2007 EBITDA ranged from 10.0x to 12.0x.

Based on the various analyses described above,  Bear Stearns calculated the following ranges of implied equity value per share of Station’s common stock:

Comparable Transaction Valuation Analysis

	Implied Price Per Share
	Low	Mid	High
Based on 2007 Existing Nevada Operations EBITDA	$69.65	$85.42	$101.28

Discounted Cash Flow Analysis

Bear Stearns’ discounted cash flow analysis factored in discounted unlevered free cash flows when valuing the Existing Nevada Operations and is described below. Values for the other components of Station’s business were calculated based on methodologies indicated in the comparable trading analysis section above.

Bear Stearns performed a discounted cash flow analysis for the purpose of determining a range of implied present values for Station’s Existing Nevada Operations. Bear Stearns calculated the estimated free cash flows for Station’s Existing Nevada Operations for the years 2007 to 2012 based on management’s projections. Bear Stearns used discount rates ranging from 8.5% to 9.5% and a range of terminal LTM EBITDA multiples (applied to 2012 EBITDA) of 8.5x to 9.5x. The discount rates were based on Bear Stearns’ judgment of the weighted average cost of Station’s capital. In estimating the terminal EBITDA multiples, Bear Stearns considered Station’s and comparable companies’ current and historical trading multiples, noting that current market multiples are on the high end when compared to historical levels.

Based on the various analyses described above,  Bear Stearns calculated the following ranges of implied equity value per share of Station’s common stock:

Discounted Cash Flow Valuation Analysis

	Low	Mid	High
Implied Price Per Share	$74.87	$87.65	$100.83

Sum-of-the-Parts Analysis

Bear Stearns reviewed the individual properties within Station’s Existing Nevada Operations to determine an illustrative range of 2007 EV/EBITDA multiples on an asset by asset basis. The multiple ranges selected reflect Bear Stearns’ judgment regarding the markets, growth prospects, profitability and other characteristics of each of the individual properties. The multiples applied to Station’s individual properties ranged from 7.0-9.0x to 10.0-12.0x. Bear Stearns applied these multiples to management’s forecasted 2007 EBITDA for each of the individual properties and forecasted corporate expenses for the period. Values for the other components of Station’s business were calculated based on methodologies indicated in the comparable trading and comparable transactions analysis sections above.

Based on the various analyses described above, Bear Stearns calculated the following ranges of implied equity value per share of Station’s common stock:

Sum-of-the-Parts Valuation Analysis

	Low	Mid	High
Implied Price Per Share	$63.79	$79.56	$95.42

Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the stockholders of Station. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Station, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Station and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by the special committee. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the special committee with respect to the fairness of the consideration to be received, from a financial point of view, by the public stockholders of Station, excluding the Rollover Stockholders.

Pursuant to the terms of Bear Stearns’ engagement letter, Station has agreed to pay Bear Stearns a customary transaction fee for Bear Stearns’ services, a substantial portion of which is contingent on successful consummation of the merger. In addition, Station has agreed to reimburse Bear Stearns for certain expenses and to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement. Bear Stearns has been previously engaged by Station to provide certain investment banking and other services and by certain Rollover Stockholders to provide brokerage services, in each case in matters unrelated to the merger, for which it received, or expects to receive, customary fees. Various individuals and entities affiliated with Bear Stearns may have passive minority investments in private equity funds managed by Colony. In addition, Bear Stearns in the past has been engaged by Colony or its affiliates to provide certain investment banking and other services in matters unrelated to the merger, for which Bear Stearns has received, or expects to receive, customary fees.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or debt of Station and its respective affiliates for Bear Stearns’ own account and for the account of Bear Stearns’ customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Report of CB Richard Ellis

Selection and Qualification of Real Estate Services Firm

In connection with its evaluation of possible offers to acquire Station, the special committee engaged CBRE, an independent real estate services firm, to estimate the value of the undeveloped land holdings owned by Station. In selecting CBRE, the special committee considered, among other things, the fact that CBRE is a nationally recognized real estate services firm with substantial experience in advising companies in the gaming industry in general and in Las Vegas and Reno in particular. During the prior two years, no material relationship has existed between CBRE and Station. CBRE was paid $150,000 for its report.

CBRE is the largest commercial real estate services provider in the world. The Global Gaming Group business unit of CBRE provides a wide array of advisory and transactional services that are specific to the gaming industry, including valuation of land for hotel and casino development.

Summary of Approaches and Methodologies Employed

In its January 2007 valuation report, CBRE evaluated and provided a range of values for the undeveloped land holdings of Station. The values provided were not appraised values of the undeveloped land holdings as the valuation report was not performed by a licensed appraiser in conformity with the Uniform Standards of Professional Appraisal Practice. In evaluating the land holdings, CBRE considered current market trends, sales comparables and proprietary market knowledge to place a range of values on each individual site. The range of values provided by CBRE were based on what Station would likely expect to receive should it decide to market and sell the properties in the current real estate market. CBRE estimated an overall time frame of 12 months to market and complete a transaction.

No conditions or limitations on the scope of CBRE’s investigation or the methods and procedures to be followed in preparing the valuation were imposed by the special committee.

Summary of Valuation of Undeveloped Land Holdings

The summary set forth below describes the material conclusions reached by CBRE based on the sales comparison approach and subject to the assumptions and limitations described below.

Cactus.   Cactus is a 60.7 acre site located on the west side of Las Vegas Boulevard and is bordered on the east by Interstate 15. CBRE compared Cactus with four properties that were sold between September 2005 and November 2006 in the immediate area. The most relevant comparable transaction was a November 2006 sale of 31.57 acres for approximately $3,200,000 per acre. Based on the sales comparables and current market conditions, CBRE estimated the value of the Cactus site to be $151,750,000 to $182,100,000.

Castaways.   Castaways is a 25.86 acre site located on Fremont Street on the southern edge of Downtown Las Vegas. There were a limited number of sales comparables for the Castaways site because of its location in a mature neighborhood without the availability of large development sites. CBRE compared Castaways with four properties that were sold between September 2005 and October 2006, which were zoned commercial parcels in areas similar to the Castaways site. Based on the size of the Castaways site and its zoning allowing for gaming, CBRE estimated the value of the Castaways site to be $19,395,000 to $32,325,000.

Durango.   Durango is a 70.98 acre site located in the southwest portion of the Las Vegas Valley. There were no comparable sales for this site because state legislation limits the location of neighborhood casinos within the Las Vegas Valley. Further, there were no sales in the past three years of true neighborhood casino sites. Properties located on South Las Vegas Boulevard have the closest characteristics to the Durango site. Based on sales comparables on South Las Vegas Boulevard, CBRE estimated the value of the Durango site to be $167,500,000 to $201,000,000.

Flamingo.   Flamingo is a 42.0 acre site located in the community of Summerlin. As in the case of the Durango site, there were no sales comparables for the Flamingo site, and based on sales comparables on South Las Vegas Boulevard, CBRE estimated the value of the Flamingo site to be $122,500,000 to $196,000,000.

Losee.   Losee is a 54.0 acre site located within the City of North Las Vegas’ future master planned community. CBRE compared the Losee site with three properties that were sold between September 2005 and August 2006. Due to the size of the site and the limited services currently available in the surrounding area, CBRE estimated the value of the Losee site to be $29,403,000 to $30,579,120, assuming a residential use for the site.

Sunset/Lindell.   Sunset/Lindell is a 12.04 acre site located within the Clark County unincorporated Township of Enterprise and is zoned for retail development. The majority of the site is deed restricted to prevent residential uses. CBRE compared the Sunset/Lindell site with five properties that were sold between May 2006 and September 2006. Due to the projected use and the lack of a prominent location to Interstate 215, CBRE estimated the value of the Sunset/Lindell site to be $12,000,000.

Wild Wild West.   Wild Wild West is a 69.27 acre site located on the west side of Interstate 15 and is bordered by Tropicana Avenue on the South. CBRE compared the Wild Wild West site to three properties that were sold between May 2006 and November 2006 in the immediate area. Based on the sales comparables and current market conditions, CBRE estimated the value of the Wild Wild West site to be $346,500,000 to $485,100,000.

Reno Bayer.   Reno Bayer is a 92.607 acre site located in South Reno and is zoned tourist commercial allowing for unrestricted gaming. There were few sales comparable to the Reno Bayer site. Station is currently under contract to purchase 84.673 acres of the property for approximately $12.93 per square foot. The most comparable purchase was an August 2006 purchase of 21.0 acres for approximately $12.48 per square foot, which was also zoned tourist commercial. Based on the current market conditions and significant development in the immediate area, CBRE estimated the value of the Reno Bayer site to be $51,500,000 to $53,500,000.

Reno Convention Center.   Reno Convention Center is a 7.934 acre site located in central Reno adjacent to the Reno-Sparks Convention Center. The Reno Convention Center site is unique in that it is a large undeveloped site in central Reno and its entitlements allow for a highly dense development. Based on high density residential projects throughout Reno, CBRE estimated the value of the Reno Convention Center site to be $8,640,125 to $9,331,335.

Graton.   Graton is a 23.0 acre site located in the County of Sonoma and near the City of Rohnert Park. There were few comparable sales of property in the marketplace. The most comparable sale was a March 2006 sale of two related parcels totaling 10.14 acres for an average of $13.58 per square foot. Based on the sales comparables, CBRE estimated the value of the Graton site to be $13,605,530 to $15,529,140.

Boulder.   Boulder is an 8.0 acre site located adjacent to Station’s Boulder Station Hotel & Casino. CBRE compared the Boulder site to seven properties that were sold between January 2005 and August 2006. Due to the limited frontage and access to a high traffic street, CBRE estimated the value of the Boulder site to be $5,227,200 to $5,575,680, assuming multifamily residential use for the site.

Fiesta Henderson.   Fiesta Henderson is an approximately 15.0 acre site adjacent to Station’s Fiesta Henderson Casino Hotel. CBRE compared the Fiesta Henderson site to four properties that were sold between April 2006 and October 2006. Based on sales comparables, CBRE estimated the value of the Fiesta Henderson site to be $8,494,200 to $10,545,000, assuming rental or entry-level residential use for the site.

Red Rock.   Red Rock is an 8.2 acre site adjacent to Station’s Red Rock Casino Resort Spa. CBRE compared the Red Rock site to six properties that were sold between May 2005 and October 2006. The site is located in the immediate area of a regional retail mall and professional business center. Due to the location of the site and the potential for mixed-use development at the site, CBRE estimated the value of the Red Rock site to be $21,431,520 to $26,789,400.

Sunset.   Sunset is a 5.0 acre site adjacent to Station’s Sunset Station Hotel & Casino and near the regional retail center associated with the Galleria Mall. CBRE compared the Sunset site to six properties that were sold between December 2005 and October 2006. Due to the existing improvements at the site, such as paving, utilities and landscaping, CBRE estimated the value of the Sunset site to be $8,712,000 to $9,147,000.

Thunder Valley.   Thunder Valley is an approximately 188.0 acre site located south of the Thunder Valley Casino in Sacramento, California, which is a casino managed by Station on behalf of the United Auburn Indian Community. CBRE compared the Thunder Valley site to 14 properties that were sold between January 2001 and May 2005. Due to the planned developments in the immediate area, CBRE estimated the value of the Thunder Valley site to be $31,602,780 and $40,946,400.

The foregoing summary of the CBRE report does not purport to be complete and is qualified in its entirety by reference to the copy of such report attached as an exhibit to the Schedule 13e-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Position of Frank J. Fertitta III and Lorenzo J. Fertitta as to Fairness

Because of their interests in the merger, neither Frank J. Fertitta III nor Lorenzo J. Fertitta voted or otherwise participated in the deliberations of the special committee or the board of directors when the special committee voted to recommend, and the board of directors approved, the merger agreement. Frank J. Fertitta III and Lorenzo J. Fertitta have interests in the merger that are different from, and in addition to, those of the other stockholders of Station. These interests are described under “—Interests of Certain Persons in the Merger.”  Further, the view of Frank J. Fertitta III and Lorenzo J. Fertitta as to the fairness of the proposed merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to approve the merger agreement.

The interests of the unaffiliated stockholders of Station were represented by the special committee comprised of the independent directors, which had the exclusive authority to review, evaluate and negotiate the terms and conditions of the merger agreement on behalf of Station, with the assistance of the special committee’s independent financial and legal advisors. Accordingly, Frank J. Fertitta III and Lorenzo J. Fertitta did not undertake a formal evaluation of the merger or engage a financial adviser for that purpose. Frank J. Fertitta III and Lorenzo J. Fertitta believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders and agree with the analyses and conclusions of the special committee and board of directors, based upon the reasonableness of those analyses and conclusions, which they adopt, and their knowledge of Station, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders. See “Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement.”  In addition, Frank J. Fertitta III and Lorenzo J. Fertitta considered the fact that the special committee received, solely for its benefit and use, an opinion from Bear Stearns to the effect that, as of the date of its opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of $90.00 per share to be received pursuant to the merger agreement by the public holders of shares of Station common stock (other than the Rollover Stockholders) is fair, from a financial point of view, to such holders. See “Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement.”

Although Frank J. Fertitta III and Lorenzo J. Fertitta are current directors and officers of Station, because of their differing interests in the merger, they did not participate in the board’s or special committee’s evaluation or approval of the merger agreement. For these reasons, Frank J. Fertitta III and Lorenzo J. Fertitta do not believe that their interests in the merger influenced the decision of the special committee or the board of directors with respect to recommending the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Frank J. Fertitta III and Lorenzo J. Fertitta in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Frank J. Fertitta III and Lorenzo J. Fertitta. Frank J. Fertitta III and Lorenzo J. Fertitta did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Frank J. Fertitta III and Lorenzo J. Fertitta believe that the foregoing factors provide a reasonable basis for their belief that the merger is fair to Station and its unaffiliated stockholders.

Purposes and Reasons of Frank J. Fertitta III and Lorenzo J. Fertitta for the Merger

For Frank J. Fertitta III and Lorenzo J. Fertitta the primary purpose of the merger is to immediately realize in cash the value of a portion of their respective holdings in Station and, through their contribution of a portion of their shares of Station common stock to Fertitta Partners in exchange for an equity interest in Fertitta Partners, to benefit from any future earnings and growth of Station after its stock ceases to be publicly traded. Frank J. Fertitta III and Lorenzo J. Fertitta also believe that, as Station has evaluated and will continue to evaluate following the merger alternatives to enhance stockholder value, the merger will provide Station with greater operating flexibility, allowing management to concentrate on long-term growth, reduce its focus on the quarter-to-quarter performance often emphasized by the public markets and pursue alternatives that Station would not have as a public company.

Purposes, Reasons and Plans for Station after the Merger

The purpose of the merger for Station is to enable its stockholders (including the Rollover Stockholders to the extent that they receive cash in the merger) to immediately realize the value of their investment in Station through their receipt of the per share merger consideration of $90.00 in cash, representing a premium of approximately 30% to the closing market price of Station common stock on December 1, 2006, the last trading day before the public announcement of the proposed merger, and approximately 35% to the average closing prices of Station’s common stock for the 30-day period ending on December 1, 2006. For the reasons discussed under “—Recommendation of the Special Committee and of Board of Directors; Reasons for Recommending Approval of the Merger Agreement,” the board of directors of Station unanimously determined (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote) that the merger agreement and the merger are fair to and in the best interests of Station and the unaffiliated stockholders of Station.

It is expected that, upon consummation of the merger, the operations of Station will be conducted substantially as they currently are being conducted except that Station’s common stock will cease to be publicly traded and will no longer be listed on any exchange or quotation system, including the NYSE, so price quotations will no longer be available. Station will not be subject to many of the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities. Station will, however, continue to file periodic reports with the SEC because the voting common stock of the surviving corporation will be registered pursuant to Section 12 of the Exchange Act and such reports may be required by indentures governing the outstanding indebtedness of the surviving corporation or applicable law.

Following the merger, Station’s management will continue to evaluate and review Station’s business and operations and may develop new plans and proposals or elect to pursue acquisitions, management or other opportunities that they consider appropriate to maximize the value of Station.

If the merger agreement is not approved by Station’s stockholders or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Station will remain an independent public company and the Station common stock will continue to be listed and traded on the NYSE. In addition, if the merger is not consummated, we expect that, except as noted below, management will operate Station’s business in a manner similar to the manner in which it is being operated today and that Station’s stockholders will continue to be subject to the same risks and opportunities as they currently are. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Station shares. From time to time, Station’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Station and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholders’ value, potentially including any of the transactions described above. If the merger agreement is not approved by Station’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Station will be offered, or that the business, prospects, results of operations or stock price of Station will not be adversely impacted or that the management team will remain intact.

In addition, in the limited circumstances described below under “The Merger Agreement—Termination Fees and Expenses”, Station will be required to pay a termination fee of $160 million or $106 million in certain circumstances and/or to reimburse Parent’s and Merger Sub’s out-of-pocket expenses for the transaction, up to $40 million in the aggregate, which would be credited against the termination fee if it becomes payable.

Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into Station, with Station continuing as the surviving corporation. Following the consummation of the merger, approximately 25% of the issued and outstanding shares of non-voting common stock of Station will be owned by Fertitta Partners and the remaining 75% of the issued and outstanding shares of non-voting common stock of Station will be owned by FCP HoldCo. Substantially simultaneously with the consummation of the merger, shares of voting common stock of Station will be issued for nominal consideration to FCP VoteCo.

Upon the consummation of the merger, each share of Station common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub, FCP HoldCo, Fertitta Partners or any wholly-owned subsidiary of Station or held in treasury by us) will be converted into the right to receive $90.00 in cash, without interest. Upon consummation of the merger, all outstanding options to purchase shares of Station common stock granted under any of our employee or director equity plans, whether vested or unvested, will at the effective time of the merger become fully vested and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Station common stock underlying the options multiplied by the amount by which $90.00 exceeds the option exercise price, without interest. At the effective time of the merger, each share of Station restricted stock will vest in full and be cancelled and converted into $90.00 in cash.

Following the merger, Station will be a privately held company directly owned by FCP HoldCo, Fertitta Partners and FCP VoteCo. Immediately prior to the merger, the Rollover Stockholders will contribute an aggregate of 9,672,021 shares of Station common stock to Fertitta Partners, which will own approximately 25% of the issued and outstanding shares of non-voting common stock of Station following the consummation of the merger, and FC Investor will contribute approximately $2.6 billion in cash to Parent, which will indirectly own approximately 75% of the issued and outstanding shares of non-voting common stock of Station following the consummation of the merger. The equity rollover of each of the Rollover Stockholders and the equity contribution of FC Investor are more fully described under
“—Interests of Certain Persons in the Merger.” A table detailing the expected capitalization of Station, Fertitta Partners and Parent following the merger is set forth under “—Arrangements with Respect to Station, Fertitta Partners and Parent Following the Merger.”

If the merger is consummated, Station’s stockholders who are not Rollover Stockholders will have no interest in Station’s net book value or net earnings after the merger. The table below sets forth the direct and indirect interests in Station’s book value and net earnings of Frank J. Fertitta III, Lorenzo J. Fertitta, BLS Family Investments LLC, a Nevada limited liability company managed by Blake L. Sartini and Delise F. Sartini (“BLS Family Investments”), the Blake L. Sartini and Delise F. Sartini Family Trust; of which Blake L. Sartini and Delise F. Sartini are trustees (the “Sartini Family Trust” and together with BLS Family Investments, the “Sartini-Related Stockholders”),  and Parent prior to and immediately following the merger, based on Station’s net book value as of December 31, 2006 and net income of Station for the year ended December 31, 2006.

	Ownership Prior to the Merger			Ownership After the Merger
Name	Net Book Value		Earnings	Net Book Value		Earnings
	%	$ in Thousands	$ in Thousands	%	$ in thousands	$ in thousands
Frank J. Fertitta III(1)	9.9%	$(18,499)	$10,911	10.4%	(19,353)	$11,375
Lorenzo J. Fertitta(1)	9.9%	(18,499)	10,911	10.5%	(19,636)	11,542
Sartini-Related Stockholders(1)	6.8%	(12,706)	7,494	4.3%	(8,043)	4,727
Parent	—	—	—	74.8%	(139,770)	82,439

(1)          Following the consummation of the merger, Frank J. Fertitta III, Lorenzo J. Fertitta and the Sartini-Related Stockholders will have an indirect interest in Station’s net book value and earnings as a result of their membership interests in Fertitta Partners and, in the case of Frank J. Fertitta III and Lorenzo J. Fertitta, their membership interests in Parent.

A primary benefit of the merger to Station’s stockholders who are not Rollover Stockholders will be the right of such stockholders to receive a cash payment of $90.00, without interest, for each share of Station common stock held by such stockholders as described above, an approximately 30% premium over the closing market price of Station common stock on December 1, 2006, the last trading day preceding the public announcement of the proposed transaction, and approximately 35% premium over the average closing prices of Station’s common stock for the 30-day period ending on December 1, 2006. Additionally, such stockholders will avoid the risk of any possible decrease in the future earnings, growth or value of Station following the merger.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in the potential future earnings, growth or value of Station. Additionally, the receipt of cash in exchange for shares of Station common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes.

In connection with the merger, Frank J. Fertitta III and Lorenzo J. Fertitta will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits of Station’s stockholders generally. These incremental benefits and detriments include (i) the right to a continued ownership interest in Station following the consummation of the merger,  (ii) in the case of Frank J. Fertitta III and Lorenzo J. Fertitta, employment agreements with Station and (iii) certain additional economic and governance rights with respect to Station, Fertitta Partners and Parent following the merger. These incremental benefits and detriments are described in more detail under “Interests of Certain Persons in the Merger.”

The primary benefits of the merger to Frank J. Fertitta III and Lorenzo J. Fertitta include the receipt of cash consideration for a portion of the shares of Station common stock that they own and proportionate shares, based on the shares of Station common stock that they contribute to Fertitta Partners, of all the potential future earnings and growth of Station which, if Station successfully executes its business strategies, could be substantial. Additionally, following the merger, Station will be a private company directly owned by FCP HoldCo, Fertitta Partners and FCP VoteCo and any additional investors in Parent and Fertitta Partners permitted by such persons, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that Station’s directors, officers and beneficial owners of more than 10% of the shares of Station common stock face as a result of the provisions of Section 16 of the Exchange Act. Additionally, following the merger, Frank J. Fertitta III and Lorenzo J. Fertitta will each retain their officer positions with the surviving corporation.

The primary detriments of the merger to Frank J. Fertitta III and Lorenzo J. Fertitta include the fact that all of the risk of any possible decrease in the earnings, growth or value of Station following the merger will be borne by FCP HoldCo and Fertitta Partners and any additional investors in Parent and Fertitta Partners permitted by such persons. Additionally, the indirect investment of the investors in Station through Parent and Fertitta Partners will not be liquid, with no public trading market for such securities, and the equity securities of Parent and Fertitta Partners will be subject to restrictions on transfer pursuant to the terms of the operating agreements of such entities.

Station’s common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “STN”. As a result of the merger, Station, as the surviving corporation, will become a privately held corporation, and there will be no public market for its common stock. After the merger, Station common stock will cease to be quoted on the NYSE, and price quotations with respect to sales of shares of Station common stock in the public market will no longer be available. The surviving corporation will, however, continue to file periodic reports with the SEC because the voting common stock of the surviving corporation will be registered pursuant Exchange Act, and such reports may be required by indentures governing the outstanding indebtedness of the surviving corporation or applicable law.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Station will become the officers of the surviving corporation. The articles of incorporation of Station, as amended to read in its entirety as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, will become the articles of incorporation of the surviving corporation and the bylaws of Station, as amended to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation.

Projected Financial Information

Station’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current and the following fiscal year and is especially reluctant to make projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, non-public prospective financial information for the six years ending December 31, 2012 were prepared by Station’s senior management and made available to Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and the Equity Investor as well as to the board of directors, the special committee and the special committee’s financial advisor in connection with their respective considerations of the merger.

We have included the material projections in this proxy statement to give our stockholders access to certain nonpublic information considered by Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and the Equity Investor, the special committee, the special committee’s financial advisor and the board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and the Equity Investor, Frank J. Fertitta III, Lorenzo J. Fertitta, special committee or board of directors, special committee’s financial advisor, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Station has advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Station’s control. The projections also reflect estimates and assumptions related to the business of Station that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Station’s control. The projections make assumptions about the development and opening of several planned new casino projects, which are subject to uncertainties regarding the timing and cost of development and construction as well as market and consumer acceptance of the newly developed projects. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and the Equity Investor and the financial advisor to the special committee with their respective due diligence investigations of Station and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of Station’s management, and none of Parent, FCP HoldCo, Fertitta Partners, FCP VoteCo and the Equity Investor, the special committee or the special committee’s financial advisor was involved in the preparation of the projected financial information or has any responsibility for the projected financial information. Ernst & Young LLP, Station’s independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement relates to Station’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Station, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this proxy statement are cautioned not to place undue reliance on the material projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the financial projections were compiled, the inclusion of the material projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Station does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Station prepared its initial financial projections, as set forth below, during the fourth quarter of 2006.

Summary Financial Projections (amounts in thousands)

	2007	2008	2009	2010	2011	2012
EBITDA(1)	$664,577	$749,544	$861,654	$1,010,726	$1,079,604	$1,221,174
Capital expenditures	395,732	294,220	626,804	213,996	599,996	160,000
Operating Income	484,349	568,614	661,962	777,038	845,916	953,490

(1)          EBITDA consists of net income plus income tax provision, interest, depreciation, amortization, development expense and other non-recurring costs.

A number of key assumptions were made in preparing the base case projections, including:

•       The substantial completion of the master-planned expansions at Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino and Santa Fe Station Hotel & Casino by the end of the fourth quarter of 2007.

•       The opening of the tribal casino of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe, in Michigan during the first half of 2009.

•       The opening of Aliante Station hotel and casino in North Las Vegas, Nevada (a 50/50 joint venture) at the beginning of 2009 with a projected construction cost to Station of $650 million.

•       The opening of  Durango Station hotel and casino in Las Vegas, Nevada at the beginning of 2010 with a projected construction cost of $700 million.

•       The opening of the tribal casino of the Federated Indians of Graton Rancheria in Northern California in the second half of 2010.

•       The opening of a hotel casino project in Reno, Nevada at the beginning of 2012 with a projected construction cost of $700 million.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that certain officers and directors of Station have interests in the transaction that are different from, and/or in addition to, the interests of Station’s stockholders generally. Station’s board of directors and the special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and recommend that Station’s stockholders vote FOR approving the merger agreement. Although no discussions to date have taken place with any directors, one or more directors may be asked in the future to serve as a director of the surviving corporation or one of its subsidiaries after the merger.

Interests of Frank J. Fertitta III and Lorenzo J. Fertitta

Equity Rollover.   In connection with the merger agreement, Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, and Lorenzo J. Fertitta, Vice Chairman and President of Station, entered into equity rollover commitment letters with Parent, which were subsequently assigned to Fertitta Partners. Pursuant to the equity rollover commitment letters,  (i) Frank J. Fertitta III has agreed to contribute 3,979,884 shares of Station common stock to Fertitta Partners immediately prior to the consummation of the merger in exchange for Class A Units of Fertitta Partners valued at $358,189,560 based on the per share merger consideration, and (ii) Lorenzo J. Fertitta has agreed to contribute 4,038,153 shares of Station common stock to Fertitta Partners immediately prior to the consummation of the merger in exchange for Class A Units of Fertitta Partners valued at $363,433,770 based on the per share merger consideration. The Class A Units of Fertitta Partners will be issued to affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta, the other Rollover Stockholders and any additional investors permitted by them pro rata based on the capital contributed to Fertitta Partners. These contributions of Station common stock to Fertitta Partners in exchange for Class A Units of Fertitta Partners are intended to be tax-free transactions for U.S. federal income tax purposes. The foregoing summaries of the equity rollover commitment letters of Frank J. Fertitta III and Lorenzo J. Fertitta do not purport to be complete and are qualified in their entirety by reference to the copies of such agreements attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference. A table setting forth the contributions of Frank J. Fertitta III and Lorenzo J. Fertitta and the Class A Units of Fertitta Partners to be issued in respect of such contributions, as well as the expected ownership of equity securities of each of Fertitta Partners and Parent immediately following the merger, is set forth under “—Arrangements With Respect to Station, Fertitta Partners and Parent Following the Merger.”  In addition, upon the consummation of the merger agreement, Frank J. Fertitta III and Lorenzo J. Fertitta will receive cash payments in connection with both the shares of common stock owned by them that will be converted into the right to receive cash payments and the accelerated vesting and cash-out of options and restricted stock held by them. Please see “—Interests of Directors and Officers of Station” below for more information.

Voting Agreement.   In connection with the merger agreement, Frank J. Fertitta III and Lorenzo J. Fertitta have also entered into a voting agreement with Station, Parent and the other Rollover Stockholders whereby each of them has agreed to vote all of his shares of Station common stock in favor of the approval of the merger agreement and against any competing transaction, subject to specified exceptions. Pursuant to the voting agreement, each of Frank J. Fertitta III and Lorenzo J. Fertitta has also agreed to certain restrictions on the transfer of his shares and certain other restrictions on his rights as a holder of Station common stock. All of the shares of Station common stock beneficially owned by Frank J. Fertitta III and Lorenzo J. Fertitta are subject to the voting agreement. The voting agreement will terminate if the merger agreement is terminated. The foregoing summary of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference. The voting agreement is more fully described below in “—The Voting Agreement”.

First Amended and Restated Operating Agreement of Parent; Interests in Parent Following the Merger.   Concurrently with the execution of the merger agreement, Frank J. Fertitta III, Lorenzo J. Fertitta and FC Investor entered into a first amended and restated operating agreement of Parent, as the members of Parent, which sets forth the terms and conditions governing the relationship among Frank J. Fertitta III, Lorenzo J. Fertitta and FC Investor with respect to the merger agreement prior to the closing of the transactions contemplated by the merger agreement.

Among other things, the first amended and restated operating agreement of Parent sets forth the required vote of Frank J. Fertitta III, Lorenzo J. Fertitta and FC Investor required to take any action on behalf of Parent with respect to the merger agreement or the transactions contemplated thereby. In general, Parent may only take actions with respect to the merger agreement with the consent of (i) the contributing members with a majority of the equity commitments of all Rollover Stockholders that are party to the first amended and restated operating agreement of Parent (the “Majority Contributing Stockholder Members”) and (ii) FC Investor. Such level of consent is required to enter into any amendments to the merger agreement, to waive any conditions of the merger agreement, to terminate the merger agreement, to approve any actions or decisions of Parent with respect to debt financing and to approve certain actions of Station for which consent by Parent is required pursuant to the merger agreement. Actions of Parent not related to the merger transaction or the voting agreement generally require the consent of the Majority Contributing Stockholder Members and the consent of FC Investor is not required.

The first amended and restated operating agreement of Parent also governs the entitlement of the members of Parent to any termination fee payable by Station to Parent pursuant to the terms and conditions of the merger agreement, and the responsibility for any reverse termination fee or regulatory termination fee payable by Parent to Station (or with respect to which Station has exercised rights pursuant to the limited guarantee executed by affiliates of FC Investor in favor of Station). The first amended and restated operating agreement provides that any termination fee under the merger agreement will be applied first to repay costs incurred by Parent and then will be distributed to the members of Parent in proportion to the equity commitments of each. In the event that the merger is not consummated because of a breach of the merger agreement or the voting agreement described above caused by a member of Parent, then any fees and expenses incurred by Parent, Merger Sub and the members of Parent, including any reverse termination fee payable by Parent to Station, shall be the responsibility of the member of Parent causing such breach. In the event that the merger is not consummated as a result of a breach of the merger agreement by Parent due to the failure of Parent or Station to receive the debt financing as a result of facts known to Frank J. Fertitta III or Lorenzo J. Fertitta before the date of the merger agreement, the existence of which prevents Parent, Station or any subsidiary of Station from making certain representations and warranties to potential lenders, then Frank J. Fertitta III and Lorenzo J. Fertitta shall be responsible for the costs and expenses incurred by Parent, Merger Sub and members of Parent, including any reverse termination fee payable by Parent to Station. In the event that the merger is not consummated and no member of Parent shall have caused a breach of the merger agreement or the voting agreement, then any reverse termination fee payable by Parent to Station shall be the responsibility of the members of Parent in proportion to the equity commitments of each, except that FC Investor shall be responsible for the aggregate expenses of Parent in excess of $15,000,000.

The first amended and restated operating agreement of Parent contemplates that, at closing, affiliates of the Rollover Stockholders and the Equity Investor will execute a second amended and restated operating agreement of Parent, which will govern the rights and obligations of the parties with respect to Parent and Station following the closing. It is also expected that Frank J. Fertitta III and Lorenzo J. Fertitta will enter into amended and restated employment agreements with Station that will be effective following the closing. The second amended and restated operating agreement of Parent and the new employment agreements, and the rights and obligations of the parties thereto, are more fully described below under “—Arrangements With Respect To Station, Fertitta Partners And Parent Following The Merger.”

The foregoing summary of the first amended and restated operating agreement of Parent does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Interests of the Sartini-Related Stockholders

Neither Blake L. Sartini nor Delise F. Sartini is currently a director or officer of Station. Delise F. Sartini is a former director of Station, is the sister of Frank J. Fertitta III and Lorenzo J. Fertitta and is married to Blake L. Sartini. In addition to being the brother-in-law of Frank J. Fertitta III and Lorenzo J. Fertitta, Blake L. Sartini is a former director and a former executive officer of Station and is married to Delise F. Sartini.

Equity Rollover.   In connection with the merger agreement, the Sartini-Related Stockholders have entered into an equity rollover commitment letter with Parent, which was subsequently assigned to Fertitta Partners, pursuant to which the Sartini-Related Stockholders have agreed to contribute an aggregate of 1,653,984 shares of Station common stock to Fertitta Partners immediately prior to the consummation of the merger in exchange for Class A Units of Fertitta Partners valued at $148,858,560 based on the per share merger consideration. Class A Units of Fertitta Partners will be issued to affiliates of the Sartini-Related Stockholders, the other Rollover Stockholders and any additional investors permitted by them pro rata based on the capital contributed to Fertitta Partners. These contributions of Station common stock to Fertitta Partners in exchange for Class A Units of Fertitta Partners are intended to be tax-free transactions for U.S. federal income tax purposes. The foregoing summary of the equity rollover commitment letter of the Sartini-Related Stockholders does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

A table setting forth the contributions of the Sartini-Related Stockholders and the Class A Units of Fertitta Partners to be issued in respect of such contributions, as well as the expected ownership of each of the other Rollover Stockholders in Fertitta Partners immediately following the merger, is set forth under “—Arrangements With Respect to Station, Fertitta Partners and Parent Following the Merger.”  In addition, upon the consummation of the merger agreement, the Sartini-Related Stockholders will receive cash consideration of approximately $201,062,970 in connection with 2,234,033 shares of common stock owned by them that will be converted into the right to receive cash payments.

Voting Agreement.   In connection with the merger agreement, the Sartini-Related Stockholders have also entered into a voting agreement with Parent and the other Rollover Stockholders whereby each of the Sartini-Related Stockholders has agreed to vote all of its shares of Station common stock in favor of the approval of the merger agreement and against any competing transaction, subject to specified exceptions. Pursuant to the voting agreement, each of the Sartini-Related Stockholders has also agreed to certain restrictions on the transfer of its shares and certain other restrictions on its rights as a holder of Station common stock. All of the shares of Station common stock beneficially owned by the Sartini-Related Stockholders are subject to the voting agreement. The voting agreement is more fully described below in “—The Voting Agreement”.

Interests of Directors and Officers of Station

Retention of Directors and Officers; Continuation of Indemnities.   Pursuant to the merger agreement, (i) the board of directors of Station after the consummation of the merger will consist of Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr., and (ii) the officers of Station after the consummation of the merger shall be the same persons who held office immediately prior to the consummation of the merger (including Frank J. Fertitta III and Lorenzo J. Fertitta), in each case until their respective successors are duly elected or appointed and qualified. After the consummation of the merger, Station will, pursuant to the merger agreement, comply with all of its existing obligations to indemnify and hold harmless present and former officers and directors against certain liabilities. Parent has agreed to provide or cause the surviving corporation to provide a “tail” directors’ and officers’ insurance policy with a claims period of at least six years after the effective time with coverage in an amount equal to at least 150% of the directors’ and officers’ coverage maintained by Station as of the date of the merger agreement. Station has further agreed to use commercially reasonable efforts to increase the amount of such insurance coverage to 300% of the amount of Station’s current policies, as more fully described below in “The Merger Agreement—Indemnification and Insurance.”

Treatment of Outstanding Options, Restricted Stock and Stock-Based Awards.   As of March 31, 2007, there were approximately 2,142,257 shares of Station common stock subject to options granted under our equity incentive plans and 2,776,364 shares of unvested restricted stock outstanding. Upon the consummation of the merger, all of our equity compensation awards, including awards held by our directors and executive officers, will be subject to the following treatment:

•       all stock options granted under any of our employee or director equity plans, whether vested or unvested, will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Station common stock underlying such options multiplied by the amount by which $90.00 exceeds the option exercise price, without interest; and

•       each share of unvested restricted stock will vest and be cancelled and converted into the right to receive $90.00 in cash.

The table below sets forth, as of March 31, 2007, for each of our directors, executive officers, and for such persons as a group:

•       the number of vested stock options held by such persons (no unvested stock options are held by such persons);

•       the cash payment that may be made in respect of such stock options upon consummation of the merger;

•       the number of shares of unvested restricted stock;

•       the aggregate cash payment that will be made in respect of shares of unvested restricted stock;

•       the number of owned shares of common stock held by such persons that will be sold to Parent for cash consideration of $90.00 per share or converted into the right to receive cash payments upon consummation of the merger; and

•       the total cash payment that will be made in respect of such shares upon consummation of the merger.

	Options			Restricted Stock		Owned Shares
	Vested Options	Weighted Average Exercise Price of Vested Options	Resulting Consideration(1)	Unvested Shares	Resulting Consideration	Shares(2)	Resulting Consideration	Total Consideration
Directors:
Frank J. Fertitta, III(3)	663,900	$11.77	$51,937,115	726,370	$65,373,300	348,266	$31,343,940	$148,654,355
Lorenzo J. Fertitta(4)	661,400	11.62	51,841,100	616,271	55,464,390	419,694	37,772,460	145,077,950
Robert E. Lewis	—	—	—	11,500	1,035,000	6,000	540,000	1,575,000
Lowell H. Lebermann, Jr.	22,500	13.48	1,721,700	9,000	810,000	3,000	270,000	2,801,700
James E. Nave, D.V.M.	30,000	13.61	2,291,700	9,000	810,000	6,000	540,000	3,641,700
Lee S. Isgur	—	—	—	12,000	1,080,000	12,500	1,125,000	2,205,000
Executive Officers:
Glenn C. Christenson(5)	110,000	$10.07	$8,792,000	256,614	$23,095,260	222,243	$20,001,870	$51,889,130
Scott M Nielson	217,207	10.37	17,295,506	240,814	21,673,260	255,039	22,953,510	61,922,276
William W. Warner	130,000	12.69	10,050,000	350,444	31,539,960	97,146	8,743,140	50,333,100
Richard J. Haskins	24,000	13.02	1,847,600	173,504	15,615,360	26,698	2,402,820	19,865,780
Thomas M. Friel	30,900	15.01	2,317,287	36,000	3,240,000	9,651	868,590	6,425,877

(1)              The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested options.

(2)              The numbers set forth in this “Owned Shares” column do not include shares owned by Frank J. Fertitta III and Lorenzo J. Fertitta which will be contributed to Fertitta Partners in exchange for Class A Units of Fertitta Partners.

(3)              Frank J. Fertitta III is Chairman and Chief Executive Officer of Station.

(4)              Lorenzo J. Fertitta is Vice Chairman and President of Station.

(5)              As described below, on March 29, 2007 Station and Mr. Christenson entered into a Separation Agreement and General Release, pursuant to which Mr. Christenson’s employment with Station terminated effective March 30, 2007.

Investment by Certain Members of Management in Fertitta Partners.   Certain members of Station’s management may be permitted to participate in the proposed merger by contributing shares of Station common stock and/or cash to Fertitta Partners in exchange for Class A Units issued by Fertitta Partners; however, no agreements have been reached with respect to such participation. By virtue of these investments, unlike Station’s other stockholders, these members of management will have an opportunity to share in the growth of Fertitta Partners after the proposed merger.

Separation Agreement and Release with Mr. Christenson.   On March 29, 2007, Station and Mr. Christenson entered into a Separation Agreement and General Release (the “Separation Agreement”), pursuant to which Mr. Christenson’s employment with Station terminated effective March 30, 2007. In connection with the Separation Agreement, on March 29, 2007, Station and

Mr. Christenson also entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which Mr. Christenson agreed to provide consulting services to Station until the earlier of the closing date of the transaction contemplated by the merger agreement and March 31, 2009, unless the Consulting Agreement is otherwise terminated pursuant to the terms thereof. The Separation Agreement provides that all vested Company stock options held by Mr. Christenson as of the termination of his employment shall remain fully exercisable until the earlier of the closing date of the transactions contemplated by the merger agreement and the expiration of Mr. Christenson’s term of engagement under the Consulting Agreement. The Separation Agreement also provides that all Company restricted stock held by Mr. Christenson as of the termination of his employment shall continue to vest in accordance with the terms of the applicable awards until the earlier of the closing date of the transactions contemplated by the merger agreement and the expiration of Mr. Christenson’s term of engagement under the Consulting Agreement. The Separation Agreement further provides that if the Merger Agreement is terminated in certain circumstances, the provisions of the Separation Agreement and the Consulting Agreement shall terminate, and Mr. Christenson’s employment agreement shall be restored as if his employment with Station had not been terminated.

Arrangements with Respect to Station, Fertitta Partners and Parent Following the Merger

In connection with the merger, Station will become a privately held company. Following the consummation of the merger, approximately 25% of the issued and outstanding shares of non-voting common stock of Station will be owned by Fertitta Partners and the remaining 75% of the issued and outstanding shares of non-voting common stock of Station will be owned by FCP HoldCo. Substantially simultaneously with the consummation of the merger, shares of voting common stock of Station will be issued for nominal consideration to FCP VoteCo. By virtue of the equity rollovers described above, the Rollover Stockholders will acquire Class A Units issued by Fertitta Partners. In addition, certain of our directors, officers and other members of management will receive economic interests in Fertitta Partners and Parent by virtue of their ownership of Class B or Class C Units as described below. As a result, certain of our directors, officers and other members of management, or their affiliates, will be parties to the operating agreement of Fertitta Partners and the second amended and restated operating agreement of Parent entered into at closing and will have rights and obligations under such agreements with respect to Fertitta Partners and Parent, respectively, and their respective members. In addition, it is expected that Fertitta Partners, FCP HoldCo and FCP VoteCo will enter into a stockholders agreement with respect to their ownership of voting and non-voting common stock of Station and that Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr. will enter into an operating agreement of FCP VoteCo. The terms of the operating agreements for Fertitta Partners, Parent and FCP VoteCo and the stockholders agreement for Station are subject to continuing negotiation but are expected to have the following terms:

Governance.   Pursuant to the operating agreements of Parent and FCP VoteCo and the stockholders agreement for Station, boards of managers will have broad authority over the operations of Parent and FCP VoteCo, and a board of directors will have broad authority over the operations of Station. The boards of managers of Parent and FCP VoteCo and the board of directors of Station will initially consist of three members. The members of such boards of managers and board of directors will initially be Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr. Such boards of managers and board of directors may have up to five (5) members, of which affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta will be entitled to appoint three (3) members and affiliates of the Equity Investor will be entitled to appoint two members. Each of Frank J. Fertitta III and Lorenzo J. Fertitta will be named as members of such boards of managers and board of directors as long as he serves as Chief Executive Officer and President, respectively, of Parent, Station or any subsidiary of Parent. The vote of a majority of the members of such boards of managers or board of directors will constitute the action of the board of managers or board of directors, as applicable, but specified actions will require the approval of a member of the board of managers or board of directors, as applicable, designated by the Equity Investor. Pursuant to the operating agreement of Fertitta Partners, the board of managers will consist of two members, who will initially be Frank J. Fertitta III and Lorenzo J. Fertitta.

The amended and restated certificate of incorporation of Merger Sub, which will become the certificate of incorporation of the surviving corporation, will provide for one class of non-voting common stock and one class of voting common stock. Following the consummation of the merger, approximately 25% of the issued and outstanding shares of non-voting common stock of Station will be owned by Fertitta Partners and the remaining 75% of the issued and outstanding shares of non-voting common stock of Station will be owned by FCP HoldCo. Following the consummation of the merger, all of the issued and outstanding shares of voting common stock of Station will be owned by FCP VoteCo. Immediately prior to the consummation of the merger, each of Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr. will own a one-third interest in FCP VoteCo. It is currently anticipated that there will be 1,000,000 shares of non-voting common stock of Station outstanding for each share of outstanding voting common stock of Station.

Economic Rights.   Generally, the economic rights in Parent and Fertitta Partners will initially be divided into three classes of units—Class A Units, Class B Units, and Class C Units (as defined in the second amended and restated operating agreement of Parent and the operating agreement of Fertitta Partners). A supermajority of the board of managers of Parent or Fertitta Partners, as applicable, may also authorize additional classes of Units of Parent or Fertitta Partners, respectively, having such rights, terms, conditions and prices as such board of managers may determine. Concurrently with the execution of the second amended and restated operating agreement of Parent, FC Investor shall make capital contributions to Parent in exchange for Class A Units of Parent pursuant to the equity commitment described more fully in the section entitled “—Interests of Certain Persons in the Merger” above. Concurrently with the execution of the operating agreement of Fertitta Partners, affiliates of the Rollover Stockholders shall make capital contributions to Fertitta Partners in exchange for Class A Units of Fertitta Partners pursuant to the rollover commitments described more fully in the section entitled “—Interests of Certain Persons in the Merger”. Class A Units of Parent and Fertitta Partners will be voting interests, while Class B Units and Class C Units of Parent and Fertitta Partners will be non-voting.

Class B Units will be issued by each of Parent and Fertitta Partners to affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta and will represent fifteen percent (15%) of the total outstanding Class A Units and Class B Units (pro forma for the issuance of the Class A Units and Class B Units) of Parent and Fertitta Partners, respectively. The Class C Units may be issued from time to time by each of Parent and Fertitta Partners  to members of Station’s management and may represent in the aggregate up to five percent (5%) of the outstanding Class A Units and Class B Units of Parent and Fertitta Partners, respectively. The Class C Units shall vest ratably over the first four (4) anniversaries following the date of grant.

Distributions in respect of the units of Parent and Fertitta Partners shall be made first pro rata to holders of the Class A Units until such holders have received distributions in an amount per unit equal to the initial basis of a Class A Unit acquired for cash upon execution of the second amended and restated operating agreement (the “Initial Cost Basis”), second pro rata to the holders of Class B Units until such members have received distributions in an amount per Unit equal to the Initial Cost Basis, and thereafter to all respective holders of Class A Units, Class B Units and Class C Units that have reached the specified threshold in proportion to their respective percentage interests.

The table below sets forth the expected capitalization of Parent immediately following the merger, detailing (a) the contribution made by FC Investor in respect of its Class A Units of Parent, (b) the Class A Units owned by FC Investor and (c) the Class B Units owned by affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta. At this time, no Class C Units have been granted to members of management of Station.

Capitalization of Parent Immediately Following the Merger

	Capital Contributions
	Contributed Shares of Station Common Stock	Imputed Value	Cash	Class A Units	% of Class A Units	Class B Units	% of Class B Units
Frank J. Fertitta III	—	—	—	—	—	226,684,686	49.6%
Lorenzo J. Fertitta	—	—	—	—	—	230,003,549	50.4%
FC Investor	—	—	$2,587,900,000	2,587,900,000	100%	—	—
TOTAL	—	—	$2,587,900,000	2,587,900,000	100%	456,688,235	100%

The table below sets forth the expected capitalization of Fertitta Partners immediately following the merger, detailing (a) the contributions made by each of the Rollover Stockholders in respect of their Class A Units of Fertitta Partners, (b) the Class A Units owned by each of the Rollover Stockholders, and (c) the Class B Units owned by affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta. At this time, no Class C Units have been granted to members of management of Station.

Capitalization of Fertitta Partners Immediately Following the Merger

	Capital Contributions
	Contributed Shares of Station Common Stock	Imputed Value	Class A Units	% of Class A Units	Class B Units	% of Class B Units
Frank J. Fertitta	3,979,884	$358,189,560	358,189,560	41.1%	76,249,049	49.6%
Lorenzo J. Fertitta	4,038,153	363,433,770	363,433,770	41.8%	77,365,402	50.4%
Blake & Delise Sartini	1,653,984	148,858,560	148,858,560	17.1%	—	—
FC Investor	—	—	—	—	—	—
TOTAL	9,672,021	$870,481,890	870,481,890	100%	153,614,451	100%

The table below sets forth the expected capitalization of Station immediately following the merger, detailing (a) the non-voting common stock owned by each of FCP HoldCo and Fertitta Partners, and (b) the voting common stock owned by FCP VoteCo.

Capitalization of Station Immediately Following the Merger

	Non- Voting Common Stock	Imputed Value	% of Non- Voting Common Stock	Voting Common Stock	% of Voting Common Stock	% of Total Common Stock
FCP HoldCo	28,754,444	$2,587,900,000	74.8%	—	—	74.8%
Fertitta Partners	9,672,021	870,481,890	25.2%	—	—	25.2%
FCP VoteCo	—	—	—	38.4	100%	*
TOTAL	38,426,465	$3,458,381,890	100%	38.4	100%	100%

*                     Less than one percent

Other Provisions.   The operating agreements for Parent, Fertitta Partners and FCP VoteCo and the stockholders agreement for Station will contain provisions relating to transfers of the Units or shares, as applicable, including tag along provisions, and, in the case of Parent and Fertitta Partners, rights to require a purchase by the Parent or Fertitta Partners, respectively, or sale by the holder of Class C Units upon certain types of termination of employment of the holder of such Units. The stockholders agreement of Station will also contain rights to require an initial public offering of a successor corporation to Parent or subsidiary of Parent beginning on the fourth anniversary of the merger and ending on the seventh anniversary in the case of rights held by affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta and at any time on or after the seventh anniversary in the case of affiliates of the Equity Investor.

Management Arrangements

It is expected that Frank J. Fertitta III and Lorenzo J. Fertitta will enter into amended and restated employment agreements with Station that will be effective following the closing. The terms of Frank J. Fertitta III and Lorenzo J. Fertitta’s employment agreements with Station are subject to continuing negotiation but are expected to have the terms described below. Additionally, we expect that Station will enter into employment arrangements with other members of our management team, the terms of which are currently under negotiation.

The employment agreements of Frank J. Fertitta III and Lorenzo J. Fertitta with Station will govern the terms of such persons’ employment with Station following the closing. For purposes of this section only, we refer to Frank J. Fertitta III and Lorenzo J. Fertitta as “Executive Officers”.

Pursuant to the terms of his employment agreement, Frank J. Fertitta III will agree to serve as the Chief Executive Officer and Chairman of the board of directors of Parent, FCP Holdco and Station. Pursuant to the terms of his employment agreement, Lorenzo J. Fertitta will agree to serve as the President and Vice Chairman of the board of directors of Parent, FCP Holdco and Station. Each employment agreement shall terminate on the fifth anniversary of the date of the agreement, but is subject to automatic five-year extensions unless Station or the Executive Officer gives notice at least six months prior to the end of the then-current term or unless the employment agreement is otherwise terminated pursuant to the terms thereof; provided, however, that as long as Frank J. Fertitta III and Lorenzo J. Fertitta maintain agreed upon minimum levels of ownership of the outstanding Class A Units in Fertitta Partners, Station shall have no right to notify either Executive Officer that the term of his employment agreement may not be extended. Each employment agreement provides that the Executive Officer shall devote reasonable time and attention to the business and affairs of Station and does not prohibit the Executive Officer from engaging in charitable and community affairs or managing personal investments during the term of his employment.

Each employment agreement provides for a base salary (to be reviewed annually for increase but not decrease), an annual cash bonus to be based on the Executive Officer’s performance and to be determined by Station’s Board of Directors with a minimum annual cash bonus of (i) in the case of Lorenzo J. Fertitta, no less than 50% of 150% of his then-current base salary, and (ii) in the case of Frank J. Fertitta III, no less than 50% of 200% of his then current base salary), a supplemental performance bonus to be paid if Station and its subsidiaries exceed, by 10% or more, certain target financial performance benchmarks established by the board of directors of Station, participation in Station’s Deferred Compensation Plan, and the inclusion of the Executive Officer in all benefit plans and programs of Station made available to Station’s executive officers or salaried employees generally. Frank J. Fertitta III’s annual base salary for the first year of his employment with Station is $2,500,000. Lorenzo J. Fertitta’s annual base salary for the first year of his employment with Station is $1,930,000. The employment agreements provide that the Executive Officers shall not be entitled to receive any equity-based compensation without the approval of a majority of Station’s board of directors, including the members of the board designated by affiliates of the Equity Investor.

Each Executive Officer will also be entitled to certain other benefits and perquisites in addition to those made available to Station’s management generally. These other benefits include participation in the Supplemental Executive Retirement Plan (the “SERP”), participation in Station’s Special Long-Term Disability Plan, group health insurance coverage through such executive group health insurance plan as Station may select, and supplemental life insurance in the amount of not less than $70 million aggregate coverage for Frank J. Fertitta III and $35 million aggregate coverage for Lorenzo J. Fertitta. Perquisites include but are not limited to personal security services, use of an automobile, payment or reimbursement for the cost of an annual physical examination, four weeks of vacation per year, and payment or reimbursement of initiation and annual membership fees for a country club, lunch club or fitness club.

The amended and restated employment agreements will also provide for payments to be made to the Executive Officers if their employment is terminated as a result of death or disability or for cause or good reason and for payments to be made upon the consummation of certain change of control transactions.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement existing in favor of our current or former directors, officers, employees and agents as provided in our and our subsidiaries’ organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger will survive the consummation of the merger and will continue in full force and effect during and after the closing of the merger.

After the consummation of the merger, Station will, pursuant to the merger agreement, comply with all of its existing obligations to indemnify and hold harmless present and former officers and directors against certain liabilities. Parent has agreed to provide or cause the surviving corporation to provide a “tail” directors’ and officers’ insurance policy with a claims period of at least six years after the effective time with coverage in an amount equal to at least 150% of the directors’ and officers’ coverage maintained by Station as of the date of the merger agreement. Station has further agreed to use commercially reasonable efforts to increase the amount of such insurance coverage to 300% of the amount of Station’s current policies.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement—Indemnification and Insurance”.

Continued Benefits

To the extent that any of our executive officers remains employed by the surviving corporation, each will be entitled to receive compensation and benefits following the merger. For a period of one year following the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain for the benefit of each employee of Station and its subsidiaries employed immediately prior to the effective time compensation and benefits that are substantially comparable in the aggregate to the benefits provided under our benefit plans prior to the closing of the merger (other than equity based benefits).

Parent has agreed to cause the surviving corporation to recognize the service of such employees with us prior to the consummation of the merger for purposes of eligibility and vesting (but not for benefits accrual purposes, except for purposes of vacation and severance) with respect to any benefit plan, programs, policies and arrangements maintained for the benefit of all employees prior to the consummation of the merger to the same extent as was taken into account under our benefit plans prior to the closing of the merger. Additionally, the surviving corporation will give such employees credit for any deductibles and maximum out-of-pocket limitations satisfied prior to the closing of the merger.

The provisions of the merger agreement relating to continued employee benefits are more fully described under “The Merger Agreement—Employee Benefits.”

Special Committee Compensation

We agreed to pay Dr. James E. Nave, D.V.M. a one-time fee of $90,000 for serving as chairman of the special committee and each of Lee S. Isgur, Lowell H. Lebermann, Jr. and Robert E. Lewis a one-time fee of $60,000 for serving on the special committee payable upon receipt of the offer. Additionally, each member of the special committee receives $1,500 for each meeting attended and the committee chair receives $2,500 for each meeting attended. In addition, we have agreed to indemnify each member of the special committee in respect of liabilities for acts or omissions arising out of such member’s acts as a special committee member.

Material United States Federal Income Tax Consequences

The following summarizes the material United States federal income tax consequences of the merger to U.S. Holders (as defined below) of shares of Station common stock who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, existing regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date of this proxy statement and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to U.S. Holders (as defined below) that hold their shares of Station common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

This summary addresses only the material United States federal income tax consequences, and not all tax consequences, of the merger that may be relevant to U.S. Holders of shares of Station common stock. It also does not address any of the tax consequences of the merger to holders of shares of Station common stock that are Non-U.S. Holders (as defined below) or to holders that may be subject to special treatment under United States federal income tax law, such as, for example, financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes) and persons holding Station common stock through a partnership, persons who hold shares of Station common stock as part of straddle, hedge, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar, traders in securities who elect to use the mark-to-market method of accounting, persons who acquired their Station common stock through the exercise of employee stock options or other compensation arrangements, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address the United States federal estate, gift or alternative minimum tax consequences of the merger, or any state, local or non-U.S. tax consequences of the merger, or the United States federal income tax consequences to any person that will own actually or constructively shares of Station capital stock following the merger. For example, this summary does not address the United States federal income tax consequences of the merger to the Rollover Stockholders, the Equity Investor or persons related to the Rollover Stockholders or the Equity Investor under applicable constructive ownership rules.

Each holder of shares of Station common stock should consult its tax advisor regarding the tax consequences of the merger in light of such holder’s particular situation, including any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of Station common stock that, for United States federal income tax purposes, is:

•       a citizen or individual resident of the United States;

•       a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•       an estate, the income of which is subject to United States federal income tax without regard to its source; or

•       a trust, if:

•        a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

•        it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership holds shares of Station common stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. A partner of a partnership holding shares of Station common stock should consult its own tax advisors regarding the United States federal income tax consequences of the merger.

A “Non-U.S. Holder” means a beneficial owner of shares of Station common stock that is not a U.S. Holder. We urge holders of shares of Station common stock that are Non-U.S. Holders to consult their own tax advisors regarding the United States tax consequences of the merger.

Disposition of Shares of Station Common Stock

The exchange of shares of Station common stock for the cash consideration pursuant to the merger will be a taxable sale transaction for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of Station common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Station common stock sold. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if, on the date of the merger, the shares of Station common stock exchanged pursuant to the merger were held for more than one year. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payment of the cash consideration with respect to the exchange of shares of Station common stock pursuant to the merger may be subject to information reporting and United States federal backup withholding tax at the applicable rate (currently 28%), unless a holder of Station common stock properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. Each beneficial owner of shares of Station common stock that is a U.S. Holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the disbursing agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the disbursing agent. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such holder’s United States federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Financing of the Merger

Parent estimates that the total amount of funds necessary to consummate the proposed merger and the related transactions, including related customary fees and expenses, is approximately $5.7 billion, consisting of:

•       approximately $4.5 billion to pay Station stockholders and holders of options or restricted shares amounts due to them under the merger agreement, assuming a purchase price of $90.00 per share (net of the exercise price for options and net of the value of the equity rollover shares of Station common stock contributed to Fertitta Partners by the Rollover Stockholders);

•       approximately $1.1 billion to repay certain existing indebtedness; and

•       approximately $100 million to pay fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of (A) equity contributions by affiliates of the Equity Investor and other investors in Parent and (B) debt financing. Parent and Fertitta Partners have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Parent’s and Fertitta Partner’s proposed equity and debt financing may change after the date hereof. The merger agreement permits changes to Parent’s financing under specified circumstances. As part of the equity contributions, the Rollover Stockholders will contribute to Fertitta Partners an aggregate of 9,672,021 shares of Station common stock. The total funded indebtedness of Station and its subsidiaries following the merger is expected to be approximately $5.4 billion.

Pursuant to the merger agreement, Station is obligated to provide, and cause its subsidiaries to provide, and use reasonable best efforts to cause their representatives to provide, all cooperation reasonably requested by Parent in connection with the financing, including providing reasonably required information relating to Station, participating in meetings, presentations, drafting sessions, due diligence sessions, road shows and sessions with rating agencies in connection with the financing, assisting in the preparation of certain documents for the financing, executing and delivering certain documents relating to the pledge of collateral and other matters ancillary to the financing that are reasonably requested by Parent, furnishing Parent and its financing sources with readily-available historical financial and other pertinent information regarding Station as may be reasonably requested by Parent, using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be requested by Parent or the lenders under the debt financing commitments, using commercially reasonable efforts to provide monthly financial statements within 25 days of the end of each month prior to the closing, taking all actions reasonably necessary to permit the prospective lenders involved in the financing to evaluate Station’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and taking all corporate action reasonably necessary to permit the consummation of the debt financing and to permit the proceeds of the debt financing to be made available to Station.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter from FC Investor pursuant to which FC Investor has committed to contribute up to an aggregate of approximately $2.6 billion in cash to Parent in connection with the proposed merger and in exchange for which FC Investor will receive Class A Units of Parent. The obligation to fund commitments under the equity commitment letter is subject to the satisfaction or waiver of all conditions precedent to Parent’s obligations to consummate the merger (other than such conditions the satisfaction of which is dependent upon the making of such contribution, which shall be deemed satisfied). In addition, the obligation to fund the commitment shall terminate automatically upon the date that is ten business days following termination of the merger agreement so long as no claim for performance or monetary damages is made on or before such date.

In addition to the equity commitments described above, as of the date hereof, Frank J. Fertitta III and Lorenzo J. Fertitta have delivered to Parent equity rollover commitment letters, which were subsequently assigned by Parent to Fertitta Partners, whereby such Rollover Stockholders have committed to contribute an aggregate of 8,018,037 shares of Station common stock to Fertitta Partners in exchange for Class A Units of Fertitta Partners. In addition, the Sartini-Related Stockholders have delivered to Parent an equity rollover commitment letter, which was subsequently assigned to Fertitta Partners, whereby such Rollover Stockholders have committed to contribute 1,653,984 shares of Station common stock to Fertitta Partners in exchange for Class A Units of Fertitta Partners. The obligation to make such contributions is subject to the satisfaction or waiver of all conditions precedent to Parent’s obligations to consummate the merger (other than such conditions the satisfaction of which is dependent upon the making of such contribution, which shall be deemed satisfied). In addition, the obligation to fund the commitments shall terminate automatically upon the date that is ten business days following termination of the merger agreement so long as no claim for performance or monetary damages is made on or before such date. The rollover commitments of the Rollover Stockholders are more fully described under “Special Factors—Effects of the Merger” and “Special Factors—Interests of Certain Persons in the Merger.”

Debt Financing

Parent has received debt commitment letters, each dated as of May 3, 2007, from prospective arrangers and lenders (the “Lender Parties”) to provide, subject to the conditions set forth therein:

•       to the surviving corporation, up to $500 million of senior secured credit facilities (of which $350 million is expected to be drawn at the closing of the merger, as described below) for the purpose of repaying or refinancing certain existing revolving indebtedness of Station’s subsidiaries, as well as for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries; and

•       to the CMBS Borrower (as defined under the caption “CMBS Loan” below), a group of newly created, wholly-owned special purpose subsidiaries of the surviving corporation, up to $2.725 billion of mortgage loans and/or related mezzanine financing (collectively, “CMBS Loans”), for the purpose of financing the merger and paying fees and expenses incurred in connection with the merger.

The debt commitments expire at the earlier of (a) May 23, 2008 or (b) the termination of the merger agreement.

The documentation governing the senior secured credit facilities and the CMBS Loans has not been finalized. In addition, the financing is subject to the right of the Lender Parties and the borrowers to change certain terms (but not the conditions or the aggregate amount) of the financing. Accordingly, the actual terms and amounts of such facilities may differ from those described below.

Parent has agreed to use its commercially reasonable best efforts to assist in the syndication of the debt financing on the terms and conditions described in the debt commitment letters. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters, Parent shall use its reasonable best efforts to obtain alternative financing on terms no less favorable to Parent and Merger Sub, in an amount sufficient to consummate the transactions contemplated by the merger agreement, as promptly as possible.

Although the debt financing described in this proxy statement is not subject to due diligence or “market out” conditions, such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments.   The availability of the senior secured credit facilities is subject to, among other things:

•       consummation of the merger in accordance with the merger agreement in the form executed on February 23, 2007, as amended, modified or waived with the reasonable approval of all of the Commitment Parties that are party to the May 3, 2007 commitment letters;

•       proof of insurance coverage reasonably acceptable to the arranger;

•       the equity contribution being made and representing at least 32.5% of the consideration payable under the merger agreement;

•       subject to certain qualifications, delivery of an acceptable environmental report of each of the properties included as collateral for the senior secured credit facilities;

•       the repayment of certain existing debt guaranteed by Station, and the absence of certain types of other debt or preferred equity;

•       no material adverse effect, as defined in the merger agreement, shall have occurred;

•       affiliates of the Equity Investor, Frank J. Fertitta III and Lorenzo J. Fertitta beneficially owning or controlling, directly or indirectly, 70% of the voting equity of Parent;

•       payment of required fees and expenses;

•       negotiation, execution and delivery of definitive documentation, delivery of customary opinions, documents and certificates, and, subject to certain exceptions and qualifications, granting and perfecting security interests in certain collateral; and

•       receipt of material governmental and third party approvals in connection with the financing and the continuing operations of the surviving corporation and its subsidiaries.

The availability of the CMBS Loans is subject to CMBS Borrower being in a position to substantially contemporaneously satisfy all of the conditions to the senior credit facilities and a number of additional conditions, including among other things:

•       delivery of irrevocable (subject only to payment of premiums at closing) title insurance commitments with respect to the fee and ground leasehold interests in the real property being transferred to CMBS Borrower or owned by its newly acquired wholly owned subsidiaries to be included as collateral for the CMBS Loans (collectively, the “CMBS Property”);

•       delivery of the executed master lease of the CMBS Property back to Station and the executed sub-leases from Station to its respective operating subsidiaries; and

•       delivery of acceptable estoppel certificates from the ground lessor and any fee mortgagee thereof with respect to each CMBS Property that is a lessee’s interest under a ground lease.

Senior Secured Credit Facilities

The borrower under the senior secured credit facilities at the closing of the merger will be the surviving corporation. The senior secured credit facilities will be comprised of a $500.0 million revolving loan facility with a term of six years ($350 million of which is expected to be drawn in part as of the closing date of the merger). The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and will be available in U.S. dollars, in each case with sublimits to be agreed upon. In addition, so long as no default exists or would result therefrom, Station will have the right at any time after the merger to request that additional commitments be provided under the senior secured credit facilities or a new secured term loan facility, in either case in an amount not to exceed $450.0 million, as long as such incremental fundings do not mature earlier than the original commitment and are on terms and conditions substantially the same as, and secured on a pari passu basis with, the initial revolving credit facility. None of the lenders under the mutual revolving credit facility shall be obligated to provide such additional commitments.

Deutsche Bank Securities, Inc. and JPMorgan Securities, Inc. will act as joint lead arrangers and joint book running managers for the senior secured credit facilities. Deutsche Bank Trust Company Americas will act as sole administrative agent for the senior secured credit facilities. JPMorgan Chase Bank, N.A. will act as syndication agent for the senior secured credit facilities.

Interest Rate.   Loans under the senior secured credit facilities are expected to bear interest, at Station’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case plus a spread. After Station delivers financial statements for the first full fiscal quarter ending after the effective date of the merger, interest rates under the senior secured credit facilities will be subject to change based on a total leverage ratio (which means the ratio of Station’s total indebtedness to EBITDA), with step-downs as agreed upon between Station and the arrangers.

Guarantors.   All obligations under the senior secured credit facilities and under any interest rate protection or other hedging arrangement entered into with a Lender Party or any of its affiliates will be unconditionally guaranteed jointly and severally at the closing of the merger by each direct and indirect, existing and future domestic wholly owned subsidiary of Station (which we sometimes refer to as the guarantors and, together with Station, as the loan parties), except certain designated unrestricted subsidiaries.

Security.   Subject to compliance with applicable gaming laws and certain other limitations and exceptions, the obligations of Station under the senior secured credit facilities, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, by (i) all the capital stock of Station and our majority owned subsidiaries other than unrestricted subsidiaries and excluding interests in joint ventures; (ii) the land, improvements and other real property relating to Red Rock, Texas Station and any future capital project with a budget over $100 million or upon any other property generating over $10 million of adjusted EBITDA, and, if permitted under the CMBS Loan, the loan parties’ leasehold interests in the real estate securing the CMBS Loan, all excluding any fee and/or ground lease interests of CMBS Borrower in any such property securing the CMBS Loan; (iii) all other assets of the loan parties, including intellectual property; and (iv) a second lien in all furniture, fixtures and equipment, which we refer to as FF&E, and the FF&E reserve accounts that are located at the real estate securing the CMBS Loan (a) owned by a guarantor subtenant (first lien is in favor of borrower as master sub-lessor under the subleases of such real estate by the applicable sub-lease guarantors to secure such sub-lessee’s obligations under such subleases) and (b) owned by borrower (first lien is in favor of the landlord under the master lease of such real estate by the borrower to secure borrower’s obligations under such master lease). If certain security is not provided at the closing of the merger despite the use of commercially reasonable efforts to so provide, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date, pursuant to arrangements to be agreed upon.

Other Terms.   The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured credit facilities will also include customary events of default, including a change of control to be defined.

CMBS Loans

In connection with the CMBS Loan financing, certain Station subsidiaries (the “Operating Subsidiaries”) entered into a purchase and sale agreement with a newly created wholly-owned “special purpose” subsidiary of Station, which will, immediately prior to the closing of the CMBS Loans, assign the purchase and sale agreement to an affiliate, a newly created “special purpose” subsidiary of Station (the “CMBS Borrower”). Pursuant to such purchase and sale agreement, the Operating Subsidiaries’ equity interests in their wholly-owned subsidiaries that own substantially all fee and leasehold real property comprising Palace Station, Boulder Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson (collectively, the “CMBS Property”) will be sold to CMBS Borrower following which such CMBS Property will be leased back to Station, which will in turn sublease the CMBS Property back to the Operating Subsidiaries in a sale and leaseback transaction.

The CMBS Loan requires the creation of one or more wholly owned unrestricted direct and indirect special purpose subsidiaries (collectively, the “Real Estate Borrowers”), the most remote of which will be the CMBS Borrower, and on or prior to the closing of the merger, the following will occur:

•       each parcel of the CMBS Property will be contributed by the applicable Operating Subsidiary of Station that currently owns or leases the same to a newly created subsidiary (each, a “Real Estate Subsidiary” and collectively, the “Real Estate Subsidiaries”) that is wholly owned by such Operating Subsidiary;

•       Shortly before the closing of the CMBS Loans, Parent will form a number of wholly-owned “special purpose” entities, the first of which will be the subsidiary of Merger Sub, the second of which will be a subsidiary of the first subsidiary, and the last of which will be CMBS Borrower, a subsidiary of the third or fourth subsidiary, as applicable. (Each of such subsidiaries other than CMBS Borrower are referred to as “MezzCo” and they are collectively referred to as “MezzCos”);

•       concurrently with the closing of a portion of the CMBS Loan to CMBS Borrower each MezzCo will borrow a portion of the CMBS Loan from a mezzanine lender and contribute the proceeds thereof and other equity contribution proceeds received from its parent to its subsidiary and ultimately to CMBS Borrower;

•       CMBS Borrower will use the proceeds of the CMBS Loan and equity contributions to purchase the equity of the Real Estate Subsidiaries from the Operating Subsidiaries;

•       the CMBS Borrower will merge each of its newly acquired Real Estate Subsidiaries with and into itself, such that the CMBS Borrower will directly own or lease all of the CMBS Property;

•       upon the consummation of the transaction, the CMBS Borrower, the MezzCos and the Operating Subsidiaries will be directly and indirectly wholly owned subsidiaries of Station under an “OpCo / PropCo” structure;

•       the CMBS Borrower, an unrestricted subsidiary of Station and sometimes referred to as PropCo, will then lease the CMBS Property to Station, which will in turn sublease each parcel of the CMBS Property to the restricted Operating Subsidiary that has continuously operated and will continue to operate the same (each an “OpCo”); and

•       the CMBS Borrower and its intermediate holding companies, MezzCos, will enter into the CMBS Loans.

The expectation as to the CMBS Loans is that the Real Estate Borrowers will enter into up to $2.725 billion aggregate principal amount of mortgage loans and related mezzanine financing. The CMBS Loans will have an initial term of two years from the closing of the merger, subject to the CMBS Borrower’s option to exercise three one-year extensions, for a maximum term of five years. Interest on the CMBS Loans will equal the London interbank offer rate (“LIBOR”) plus a specified spread. FCP HoldCo, Fertitta Partners and FCP VoteCo will execute a guaranty with respect to certain “recourse carve out” obligations of CMBS Borrower. CMBS Borrower will be required to hedge the interest rate such that inclusive of the spread, it will not exceed 7.5%.

Security.   The CMBS Loans are expected to be secured by, among other things, (a) a perfected first priority fee and/or leasehold deed of trust on each CMBS Property, (b) a first priority blanket assignment of all of CMBS Borrower’s rights and interests under the master lease and all other leases, rents and profits payable to CMBS Borrower as landlord/sublessor with respect to each CMBS Property, (c) an assignment of the related interest rate hedge arrangements, (d) a first priority and perfected security interest in all other real property interests including certain personal property, licenses, permits, contract rights, general intangibles and other assets of CMBS Borrower used in connection with the operation, maintenance and management of each CMBS Property, and (e) with respect to any mezzanine financing forming part of the CMBS Loan, a first priority pledge of 100% of the equity interests in CMBS Borrower and any applicable subsidiaries created under CMBS Borrower for purposes of effectuating the mezzanine financing.

Other Terms.   The CMBS Loan will contain representations and warranties and affirmative and negative covenants that are customary for financings of that type, such as a lease shortfall reserve if the lease coverage ratio falls below 90% of the closing date lease coverage ratio for two consecutive quarters, but will not contain any other financial maintenance covenants and will not impair the operation of the properties. The CMBS Loans will also include customary events of default.

Estimated Fees and Expenses

Except as set forth below, Station will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. If Station’s stockholders do not approve the merger under certain circumstances described under “The Merger Agreement—Termination,” Station has agreed to reimburse Parent for reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) up to $40 million in the aggregate incurred by Parent, Merger Sub or their respective affiliates in connection with the transactions contemplated by the merger agreement, credited in certain circumstances against any required termination fee that becomes payable by Station.

The following is an estimate of fees and expenses to be incurred by Station in connection with the merger:

Legal	$	[ ]
Financial Advisors	$	[ ]
Accounting	$	[ ]
Printing and Mailing	$	[ ]
SEC Filing Fees		$163,390
Disbursing Agent	$	[ ]
Proxy Solicitation and Information Agent	$	[ ]
Miscellaneous	$	[ ]
Total	$	[ ]

In addition, it is expected that Parent, Merger Sub and/or the Equity Investor will incur approximately $[      ] million of financing costs as well as legal and other advisory fees.

The Voting Agreement

In connection with the transactions contemplated by the merger agreement, the Rollover Stockholders, Parent and Station entered into a voting agreement dated as of February 23, 2007, pursuant to which the Rollover Stockholders agreed, subject to certain conditions, to vote their Station common stock (i) in favor of the approval of the merger agreement and the approval of the transactions contemplated thereby, including the merger, (ii) in favor of the approval of any other matter to be approved by the stockholders of Station to facilitate the transactions contemplated by the merger agreement, including the merger, (iii) against any Company Acquisition Proposal or any transaction contemplated by such Company Acquisition Proposal, (iv) against any proposal made in opposition to, or in competition or inconsistent with, the merger or the merger agreement, including the approval thereof or the consummation thereof, including any amendment of Station’s organization documents or other proposal or transaction involving Station or any of its subsidiaries which amendment or other proposal or transaction would in any matter impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any representation or warranty, covenant, agreement or other obligation of Station or any of its subsidiaries under or with respect to the merger agreement or any of the transactions contemplated thereby, (v) against any extraordinary dividend, distribution or recapitalization by Station or change in the capital structure of Station (other than pursuant to or explicitly permitted by the merger agreement) and (vi) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger not being fulfilled.

The obligations to vote for or against the matters described, as the case may be, in the immediately preceding paragraph will survive until the earliest to occur of (i) the effective time of the merger agreement, (ii) the termination of the merger agreement in accordance with its terms and (iii) the written agreement of Parent and Station to terminate the voting agreement.

The foregoing summary of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

The Limited Guarantee

In connection with the merger agreement, certain affiliates of the Equity Investor, namely, Colony Investor VII, L.P., a Delaware limited partnership, Colony Investor VIII, L.P., a Delaware limited partnership, and Colony Parallel Investors VIII Holdings, L.P., a Delaware limited partnership, provided

us with a limited guarantee, dated as of February 23, 2007 which was subsequently reaffirmed on May   , 2007 (the “Guarantee”), of payment of the $160 million reverse termination fee or $106 million regulatory termination fee payable by Parent, if any (as such fees are further described in the section entitled “The Merger Agreement—Termination Fees and Expenses”), as well as Parent’s obligation for breach and indemnification and expense reimbursement obligations under the merger agreement, up to a maximum amount of $175 million. The Guarantee will remain in full force and effect until the earliest to occur of (i) the effective time of the merger and payment of all obligations due by Parent and Merger Sub under the merger agreement at such time, (ii) the termination of the merger agreement by the mutual consent of us, on the one hand, and Parent and Merger Sub, on the other hand, (iii) the termination of the merger agreement by Parent or us on or after February 23, 2008 (or May 23, 2008, in certain circumstances) unless Parent is obligated to pay the $106 million regulatory termination fee, in which case the Guarantee shall terminate upon Parent’s payment in full of such regulatory termination fee, (iv) the termination of the merger agreement by us if our board of directors (acting through the special committee if it still exists) has concluded in good faith that a Company Acquisition Proposal constitutes a Superior Proposal, or (v) the termination of the merger agreement (A) by Parent because a temporary restraining order, preliminary or permanent injunction or other judgment, order or law prohibits, restrains or renders illegal the consummation of the merger, (B) by Parent because the stockholders of Station fail to approve the merger agreement by the Requisite Stockholder Vote at the Special Meeting or any adjournment or postponement of that meeting or (C) by Parent or Merger Sub if (1) we have breached or failed to perform any of our representations, warranties, covenants or agreements, and such breach or failure to perform would result in a failure of a condition to Parent’s or Merger Sub’s obligation to consummate the merger and, if capable of being cured, cannot be cured within sixty (60) days following notice of such breach to Station, (2) the board of directors of Station or any committee of the board of directors withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation, or approves or recommends any alternative proposal (or resolves to do so) or (3) Station willfully breaches its covenants under the merger agreement relating to solicitations, Company Acquisition Proposals and board recommendation changes in any respect materially adverse to Parent and Merger Sub. The Guarantee is our sole recourse against the Equity Investor; however the Guarantee does not limit our rights against Parent and Merger Sub.

The foregoing summary of the Guarantee does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from or notifications to governmental agencies are necessary or appropriate.

In the merger agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. It is a condition to the consummation of the merger that required governmental consents and approvals shall have been obtained before the effective date of the merger.

The failure to obtain the required approval of the merger, comply with the procedural requirements prescribed by any applicable gaming regulatory authority, or of Station or Parent to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss of license or denial of application for licensure in any such applicable jurisdiction.

Nevada Gaming Regulation.   As a result of Station’s ownership and operation of Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Sunset Station

Hotel & Casino, Santa Fe Station Hotel & Casino, Red Rock Casino Resort Spa, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wild Wild West Gambling Hall & Hotel, Wildfire Casino, Magic Star Casino, Gold Rush Casino, Lake Mead Casino, Green Valley Ranch Resort Spa Casino, Barley’s Casino & Brewing Company and The Greens Gaming and Dining, Station is, and upon consummation of the merger, will be, subject to the jurisdiction of the Nevada gaming authorities. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and  the regulations of the Nevada Gaming Commission (collectively the “Nevada Act”), and various local ordinances and regulations. Station’s respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”), the Clark County Liquor and Gaming Licensing Board and applicable local liquor and gaming authorities of the cities of Las Vegas, Henderson and North Las Vegas, Nevada (collectively the “Nevada Gaming Authorities”).

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•       the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•       the establishment and maintenance of responsible accounting practices and procedures;

•       the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record-keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•       the prevention of cheating and fraudulent practices; and

•       the establishment of a source of state and local revenues through taxation and licensing fees.

The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as Station must have the prior approval of the Nevada Commission. The Nevada Board reviews and investigates applications and makes recommendations on those applications to the Nevada Commission for final action. FCP VoteCo will file applications with the Nevada Board for approval of the acquisition of control of Station and for associated approvals, and will also file related applications with all appropriate local jurisdictions. Station is currently registered by the Nevada Commission as a publicly traded corporation (a “Registered Company”) and has been found suitable to own its gaming subsidiaries that have licensed gaming facilities in Nevada.

In seeking approval of the merger, Station and FCP VoteCo must satisfy the Nevada Board and the Nevada Commission on a variety of standards prior to the consummation of the merger. The Nevada Board and the Nevada Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others:

•       the business history of Parent, including its record of financial stability, integrity and success of its operations;

•       the current business activities of Parent;

•       the adequacy of the proposed financing; and

•       whether the merger will create a significant risk that Station, Parent or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

As described in “Arrangements With Respect To Station, Fertitta Partners and Parent Following The Merger” above, Station intends to voluntarily register its voting common stock pursuant to Section 12(g) of the Exchange Act. The registration of Station’s voting common stock pursuant to the Exchange Act will require Station to register with the Nevada Commission as a Registered Company and, as such, Station will be required to periodically submit detailed financial and operating reports to the Nevada Gaming Authorities and furnish any other information that the Nevada Gaming Authorities may require. At any time, the Nevada Commission has the power to investigate and require a finding of suitability of any record or beneficial owner of Station’s voting securities. The Nevada Act requires any person who acquires more than 5% of any class of voting securities of a publicly traded corporation, as reported to the SEC, to report the acquisition to the Nevada Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of any class of voting securities of a publicly traded corporation, as reported to the SEC, must apply for a finding of suitability within thirty days after the chairman of the Nevada Board mails a written notice requiring such filing and must pay the costs and fees that the Nevada Board incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. An “institutional investor,” as defined in the Regulations of the Nevada Gaming Commission and State Gaming Control Board, which acquires more than 10% but not more than 15% of the voting securities of a Registered Company may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, hold up to 19% of a Registered Company’s voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Company, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of a Registered Company’s voting securities beyond the time that the Nevada Commission prescribes may be guilty of a misdemeanor. A Registered Company may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a holder of its voting securities or to have any other relationship with the Registered Company or  its licensed or registered subsidiaries, the company involved:

•       pays that person any dividend or interest upon our voting securities;

•       allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•       pays remuneration in any form to that person for services rendered or otherwise; or

•       fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

The holders of Station’s non-voting common stock will not be subject to any mandatory requirement that they file applications for findings of suitability under the Nevada Act. The holders of non-voting common stock will, however, remain subject to the discretionary authority of the Nevada Commission and the Nevada Board and may be required to file applications and have their suitability determined. It is anticipated that only Station and the holders of  the voting common stock and their respective members and managers will file applications for registration and findings of suitability in connection with the merger. Following effectiveness of the registration of the voting common stock, Station will be required and expects to file annual, quarterly and current reports, proxy statements and other information with the SEC.

Additionally, the Clark County Liquor and Gaming Licensing Board and the licensing authorities of the cities of Las Vegas, North Las Vegas and Henderson, Nevada, have taken the position that they have the authority to approve all persons owning or controlling the voting securities of any entity holding a gaming license. It is customary practice of Clark County and the other local Nevada jurisdictions to defer to the Nevada Board and Commission with respect to the background and suitability investigation of application such as those that will be filed by FCP VoteCo and its members as holders of Station’s voting securities.

The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Company to file an application, be investigated and be found suitable to own the debt security of such Registered Company if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the publicly traded corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

All directors of Station and certain of the individuals who will be appointed as officers, directors and key employees of Station in conjunction with the merger and the members of FCP VoteCo will be required by the Nevada Act to be investigated and licensed or found suitable as part of the approval process relating to the transaction.

Station, together with its operating gaming subsidiaries, currently holds all gaming licenses and approvals necessary to their continued operation.

The Nevada Gaming Authorities may also investigate any individual who has (or will have) a material relationship to, or material involvement with, Station or Station’s Nevada gaming subsidiaries or FCP VoteCo in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing; both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities. In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position or a similar position in a limited liability company.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to have a relationship with Station or Station’s Nevada gaming subsidiaries or FCP VoteCo, that entity would have to sever all relationships with such person. In addition, the Nevada Gaming Commission may require Station or Station’s Nevada gaming subsidiaries or FCP VoteCo to terminate the employment of any person who refuses to file appropriate applications. All individuals required to file applications for findings of suitability and/or licensing in connection with the merger as officers, directors and key employees of Station or Station’s Nevada gaming subsidiaries or FCP VoteCo will file applications with the Nevada Gaming Authorities.

If the Nevada Commission issues an order of registration of  Station (the “Final Order”) the Final Order may (1) prohibit FCP HoldCo, Parent, FC Investor or certain investment funds affiliated with Colony from holding the voting securities of Station; (2) prohibit FCP HoldCo, the Rollover Stockholders and FCP VoteCo from selling, assigning, transferring, pledging or otherwise disposing of any of the voting or non-voting securities of Station without the prior approval of the Nevada Commission, (3) prohibit certain investment funds affiliated with Colony from selling, assigning, transferring, pledging or otherwise disposing of any partnership or membership interest or any interest in FC Investor, without the prior approval of the Nevada Commission and (4) prohibit Station from declaring cash dividends or distributions on any class of stock of Station to any person or entity that has not been licensed or found suitable by the Nevada Commission; provided, however, that the Final Order may provide that, with the prior administrative approval of the Chairman of the Nevada Board, or his designee, Station may pay dividends or make distributions to its direct and indirect equity owners who have not who have not been licensed or found suitable by the Nevada Commission for the purpose of defraying tax liabilities and tax related expenses of such direct or indirect equity owners that arise directly out of such direct or indirect ownership interest. The Final Order would become effective upon issuance by the Nevada Commission. The Final Order, if obtained, will set forth a description of Station and its affiliates and intermediary companies and the various gaming licenses and approvals obtained by those entities together with any conditions and limitations pertaining to the licenses and approvals.

Native American Gaming Regulation.   As a result of Station’s management on behalf of the United Auburn Indian Community of the Thunder Valley Casino near Sacramento, California, Station is, and upon completion of the merger will be, subject to the jurisdiction of the National Indian Gaming Commission, the California Gambling Control Commission and the United Auburn Indian Community—Tribal Gaming Agency. Those gaming regulatory authorities may require approval of certain aspects of the merger or the other transactions contemplated by the merger agreement, either prior to or after the completion of the merger.

United States Antitrust Considerations.   Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be consummated until Station and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Station and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice on March 9, 2007. The waiting period was terminated on March 20, 2007. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Station or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Station or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Station, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Station based on their relative fair values following Statement of Financial Accounting Standards No. 141, Business Combinations.

Litigation Related to the Merger

Station is aware of six lawsuits that challenge either the proposal or the merger agreement. They are as follows:

On December 4, 2006, Helen Roessler filed a purported class action complaint in the District Court of Clark County, Nevada (the “District Court”), Case No. A532367, against Station, our board of directors and Parent. The complaint alleges that the defendants breached their fiduciary duties and challenges the proposed transaction as inadequate and unfair to Station’s public stockholders. The complaint seeks, among other relief, class certification of the lawsuit and an injunction against the proposed transaction. Three similar putative class actions were subsequently filed in the District Court:  Goldman v. Station Casinos, Inc., et al., Case No. A532395, filed on December 4, 2006; Traynor v. Station Casinos, Inc., et al., Case No. A532407, filed on December 4, 2006; and Filhaber v. Station Casinos, Inc., et al., Case No. A532499, filed on December 5, 2006. These four actions are collectively referred to as the “Initial Lawsuits.”

On January 2, 2007, David Griffiths filed a purported class action complaint in the District Court against Station, our board of directors, Blake L. Sartini and Delise F. Sartini, Colony, Colony Capital Acquisitions, LLC (“Colony Acquisitions”) Investor and Parent. The complaint alleges that Station’s board of directors breached their fiduciary duties and the remaining defendants aided and abetted the alleged breaches of fiduciary duties in connection with the proposed transaction. The complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, declaratory relief, the imposition of a constructive trust upon the defendants, and an award of attorneys’ fees and expenses to plaintiffs.

On January 4, 2007, the District Court consolidated the Initial Lawsuits under the heading In Re Station Casino’s Shareholder Litigation and appointed lead counsel and liaison counsel in connection therewith. On January 29, 2007, plaintiff Griffiths filed a motion to vacate the District Court’s order appointing lead counsel and to establish a briefing schedule on motions to appoint lead plaintiff and lead counsel. At the March 5, 2007 hearing on this motion, the plaintiff’s motion was denied.

On February 14, 2007, the West Palm Beach Firefighters’ Pension Fund filed a purported class and derivative action complaint in District Court against Station’s board of directors, Thomas J. Barrack, Jr., Blake L. Sartini and Delise F. Sartini, Colony, Colony Acquisitions, Parent, Deutsche Bank Trust Company Americas and German American Capital Corporation. The complaint alleges, among other things, that Station breached its fiduciary duties and the remaining defendants aided and abetted the alleged breaches of fiduciary duty in connection with the proposed transaction. The complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction unless and until Station adopts and implements a fair sale process, the disclosure of all material information to Station’s stockholders, the imposition of a constructive trust upon the defendants, and an award of attorneys’ fees and expenses to plaintiffs.

All of the above-referenced actions have been consolidated into a single action under the heading In re Station Casinos Shareholder Litigation, Master Case No. A-532367, Dept. No. 13, District Court, Clark County, Nevada. Document discovery has begun. It is anticipated that the plaintiffs in these actions may seek injunctive relief to delay or halt the proposed transaction prior to the Special Meeting.

Station believes that all of the above-referenced actions are without merit and intends to vigorously defend such actions. Additional lawsuits could be filed, and the allegations in the above lawsuits may be amended.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Station’s stockholders, other than the Rollover Stockholders and the Equity Investor, access to the corporate files of Station, any other party to the merger agreement or any Rollover Stockholder or to obtain counsel or appraisal services at the expense of Station or any other such party.

Dissenters’ Rights of Stockholders

Under Nevada law, the stockholders of Station are not entitled to appraisal, dissenters’ or similar rights in connection with the merger. The Nevada Revised Statutes provide no rights of dissent with respect to a plan of merger or exchange if the shares of the corporation are listed on a national securities exchange included in the national market system established by the National Association of Securities Dealers, Inc. or held by at least 2,000 stockholders of record, unless: (i) the articles of the corporation issuing the shares provide otherwise, or (ii) the stockholders are required to accept in exchange for their shares anything other than cash, shares in the surviving corporation, shares in another entity that is publicly listed or held by more than 2,000 stockholders, or any combination of cash or shares in the surviving entity or a publicly listed company.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held at [TIME] local time, on [        ,            , 2007], at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada. We are sending this proxy statement to you in connection with the solicitation of proxies by the board for use at the Special Meeting and any adjournments or postponements of the Special Meeting.

Purpose

At the Special Meeting, stockholders will be asked to:

•       consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 23, 2007 and amended as of May   , 2007, among Station, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as it may be amended from time to time;

•       approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•       transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Station Board Recommendation

The board of directors (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote) has determined that the merger and the merger agreement are fair to and in the best interests of Station and the unaffiliated stockholders and has unanimously approved the merger agreement. The board of directors (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote) recommends that you vote FOR approval of the merger agreement and FOR the adjournment proposal.

Record Date, Outstanding Shares and Voting Rights

Only holders of record at the close of business on [          , 2007] (the “Record Date”) of Station’s common stock, $0.01 par value, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. On the Record Date, there were [              ] shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters presented at the Special Meeting. Votes may be cast at the Special Meeting in person or by proxy.

Vote Required

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our stock outstanding on the Record Date will constitute a quorum for the Special Meeting. The approval of the merger agreement requires the affirmative vote of the holders of (1) at least two-thirds of all of the outstanding shares of Station common stock entitled to vote and (2) a majority of the outstanding shares of Station common stock (other than shares of Station common stock held by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates) present, in person or by proxy, and voting at the Special Meeting. Approval of the adjournment proposal requires the affirmative vote of the holders of the majority shares of Station common stock present, in person or by proxy, and entitled to vote at the Special Meeting on that matter. In order to vote, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Special Meeting. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all the proxy cards you have received to ensure that all your shares are voted. If you hold your shares as a stockholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement and for the adjournment proposal. Under Nevada law and Station’s Restated Bylaws (the “Bylaws”), shares as to which a broker abstains or withholds from voting will have the same legal effect as a vote against a proposal.

If your shares are held in the name of a broker, bank or nominee, often referred to as held in “street name,” only your broker, bank or nominee can execute a proxy and vote your shares and only after receiving your specific instructions on proposals as to which it does not have discretionary authority. Please sign, date and promptly mail the proxy card (in the envelope provided to your broker, bank or nominee (or its agent)). Remember, your shares cannot be voted unless you return a signed and executed proxy card (or voting instruction form) to your broker, bank or nominee on proposals as to which it does not have discretionary authority. It is expected that pursuant to NYSE rules, brokers will not have discretionary authority over any of the proposals to be presented at the Special Meeting. If your shares are held your broker, bank or other nominee, please contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically.

We believe our directors and executive officers intend to vote all of their shares of our outstanding common stock FOR the approval of the merger agreement and FOR the adjournment proposal. As of the Record Date, Station’s directors and executive officers beneficially owned approximately [              ] of the outstanding shares, representing approximately [  %] of the total outstanding shares, of Station common stock.

Voting of Proxies

Shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the board of directors will be voted at the Special Meeting in accordance with specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR approval of the merger agreement and FOR the adjournment proposal.

The board of directors does not know of any matters other than those described in the notice of the Special Meeting that are expected to come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

Any holder of stock giving a proxy may revoke it at any time prior to its exercise at the Special Meeting by sending a written notice of such revocation to Station or completing and submitting a new proxy card bearing a later date to the Secretary of Station at Station’s executive offices, or attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, constitute revocation of a proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Special Meeting.

Solicitation of Proxies and Expenses

In connection with the Special Meeting, proxies are being solicited by, and on behalf of, Station. The Company will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited from Station stockholders by directors, officers and employees of Station in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not receive special compensation. Station has retained D. F. King to assist in the solicitation of proxies from stockholders for the Special Meeting for a fee of $35,000, and reimbursement of certain out-of-pocket expenses. The Company also has agreed to indemnify D.F. King against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Adjournment of the Special Meeting

We may ask our stockholders to vote on a proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger agreement. We currently do not intend to propose adjournment at our Special Meeting if there are sufficient votes to approve the merger agreement. If the proposal to adjourn our Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Station common stock present or represented by proxy and entitled to vote on the matter.

Please do not send any certificates representing shares of common stock with your proxy card. If the merger is consummated, the procedure for the exchange of certificates representing shares of Station common stock will be as described in this proxy statement. See “The Merger Agreement—Payment for Station Common Stock.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to:

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been, or will be, instituted against Station related to the merger agreement;

•       the inability to consummate the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to consummate the merger, including the receipt of all regulatory approvals related to the merger;

•       the failure by Parent to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement;

•       risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the ability to maintain existing management;

•       integration of acquisitions;

•       competition within the gaming industry;

•       the cyclical nature of the hotel business and gaming business;

•       economic conditions;

•       development and construction risks;

•       regulatory matters;

•       litigation; and

•       other risks described in Station’s filings with the Securities and Exchange Commission, including, but not limited to, Station’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Current Reports on Form 8-K filed since December 31, 2006.

All forward-looking statements are based on Station’s current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and, unless required by law, Station undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the “Investor Relations” section of Station’s website at www.stationcasinos.com. None of the information contained on Station’s website shall be deemed incorporated by reference or otherwise included herein.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement, and the amendment to the merger agreement, which is attached as Annex B to this proxy statement, both of which are incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.”

The Merger

At the effective time of the merger, Merger Sub will merge with and into Station upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Station will continue to exist following the merger. Upon consummation of the merger, the Amended and Restated Articles of Incorporation and Bylaws of Station, as amended to read as the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the merger, will become the Articles of Incorporation and Bylaws of Station. Upon consummation of the merger, Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr., (and such other directors as may be designated by Parent) will be the initial directors of the surviving corporation and the officers of Station will be the initial officers of the surviving corporation. All surviving corporation directors and officers will hold their positions in accordance with and subject to the Articles of Incorporation and Bylaws of the surviving corporation.

We or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “—Termination.”

Closing; Effective Time; Marketing Period

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the later to occur of (i) the second business day after the satisfaction or valid waiver of the conditions described under “—Conditions to the Merger,” or (ii) the date of completion of the Marketing Period (as defined below), unless Parent notifies us at least three business days in advance that it desires to close the merger on an earlier date during the Marketing Period.

The merger will be effective in accordance with applicable law after the time the articles of merger are filed with the Secretary of State of the State of Nevada or such other date and time as may be specified in the articles of merger. We expect to consummate the merger as promptly as practicable after we obtain the necessary regulatory approvals, our stockholders approve the merger agreement and, if necessary, the Marketing Period described below expires.

For purposes of the merger agreement, “Marketing Period” means the first period of fifteen (15) consecutive business days throughout which:

•       Parent has (and its financing sources have access to), in all material respects, certain financial information required to be provided by us under the merger agreement in connection with Parent’s financing of the merger;

•       both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub to consummate the merger are satisfied (or are capable of being satisfied at the closing of the merger); and

•       the applicable auditors have not withdrawn their audit opinions for the specified financial information required to be provided by us under the merger agreement in connection with Parent’s financing of the merger.

The fifteen business day Marketing Period will commence no earlier than three business days after the merger agreement has been approved by the Required Stockholder Vote. To the extent practicable and not commercially inadvisable, the parties will, if the specified financial information required to be provided by us is available, begin the Marketing Period on the date that Parent’s Nevada counsel reasonably believes in good faith is 30 calendar days prior to the date on which all of the gaming approvals that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Station are expected to be obtained.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, FCP HoldCo, Merger Sub, Fertitta Partners or any wholly-owned subsidiary of Station or held in treasury by us) will be cancelled and converted into the right to receive the Merger Consideration (as defined below).

As used herein, “Merger Consideration” means, with respect to each share of our common stock $90.00 in cash, without interest. Parent, the surviving corporation and the disbursing agent designated by Parent will be entitled to deduct and withhold from the Merger Consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld. If between February 23, 2007 and the effective time of the merger, the number of outstanding shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the merger, the amount of Merger Consideration payable per share and any other dependent items shall be appropriately adjusted to provide the holders of the shares the same economic effect as contemplated by the merger agreement prior to such action.

After the merger is effective, each holder of shares of our common stock will cease to have any rights with respect to the shares, except for the right to receive the Merger Consideration.

Treatment of Options and Restricted Shares

Stock Options

As of the effective time of the merger, all outstanding options granted under our employee benefit plans will be canceled and the holder thereof will be entitled to receive the Employee Option Consideration (as defined below) at the effective time of the merger. The holders of options will be paid the Employee Option Consideration by the disbursing agent or other agent reasonably acceptable to Station as promptly as reasonably practicable after the effective time of the merger. We will take any actions reasonably necessary to effectuate the cancellation of the options effective at the effective time of the merger.

As used herein, “Employee Option Consideration” means an amount in cash equal to the product of (A) the number of shares of common stock previously subject to the options held by such holder (B) the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such options without interest.

Restricted Shares

Immediately prior to the effective time of the merger, all shares of common stock that have been granted subject to vesting or other restrictions will vest and become free of their restrictions. At the effective time of the merger, these restricted shares will be cancelled and converted into the right to receive the Merger Consideration.

Payment for the Shares of Common Stock

Parent will designate a disbursing agent who is reasonably satisfactory to us to make payment of the Merger Consideration and Employee Option Consideration as described above. Prior to or substantially simultaneously with the filing of the articles of merger with the Nevada Secretary of State, Parent will deposit (or cause to be deposited) with the disbursing agent funds sufficient to pay the Merger Consideration in respect of all outstanding shares of Station common stock immediately prior to the effective time of the merger (other than such shares held by Station, Parent, Merger Sub or any subsidiaries of Station or Parent), the Employee Option Consideration to holders of options outstanding immediately prior to the effective time of the merger and any declared and unpaid dividends.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of common stock.

As soon as practicable after the effective time of the merger, the surviving corporation will or will cause the disbursing agent to send each record holder of shares of Station common stock a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the Merger Consideration. The disbursing agent will send you your Merger Consideration and any declared and unpaid dividends after you have (A) surrendered your stock certificates to the disbursing agent and (B) provided to the disbursing agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE DISBURSING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the disbursing agent is not claimed within twelve months following the effective time of the merger, such cash will be returned to Parent or the surviving corporation upon demand. Any former stockholder of Station who has not complied with the terms set forth in the merger agreement relating to payment of the Merger Consideration prior to the end of the applicable period shall thereafter look only to the surviving corporation for payment of his claim for the Merger Consideration, without any interest thereon. Any unclaimed amounts remaining as of two years after the effective time of the merger (or immediately prior to when such amounts would escheat to or become the property of any government entity) will, to the extent permitted by law, become the property of the surviving corporation free and clear of any prior claims or interest thereto.

If payment is to be made to a person other than the registered owner of the shares of our common stock, it is a condition to such payment that the stock certificate or book-entry share is properly endorsed or in otherwise proper form for transfer and the person requesting such payment must pay to the disbursing agent any applicable stock transfer tax or establish that such stock transfer taxes have been paid or are not payable.

No dividends or other distributions with respect to capital stock of the surviving corporation with a record date after the effective time of the merger will be paid to the holder of any unsurrendered stock certificate or book-entry share.

Except as described in the aforementioned provisions, from and after the effective time of the merger, the holders of the shares of common stock outstanding immediately prior to the consummation of the merger will cease to have any rights with respect to such shares of common stock, other than the right to receive Merger Consideration, as provided in the merger agreement.

In the event that you have lost stock certificate, or if it has been stolen or destroyed, you must make an affidavit of that fact and post any bond in such reasonable amount as the surviving corporation or disbursing agent may direct as indemnity against any claim that may be made against the surviving corporation or the disbursing agent with respect to such certificate, in order for the disbursing agent to issue the Merger Consideration.

Parent, the surviving corporation and the disbursing agent designated by Parent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect (as defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Station, Parent and Merger Sub each made representations and warranties relating to, among other things:

•       corporate existence and power;

•       authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•       required regulatory filings and consents and approvals of governmental entities;

•       gaming approvals;

•       the absence of conflicts with or defaults under, and consents or approvals required under, organizational documents, applicable laws and contracts;

•       information supplied for inclusion in this proxy statement and other SEC filings; and

•       payment of brokers’ fees exclusively to Bear Sterns.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•       commitment of the funds necessary to perform its obligations under the merger agreement;

•       no contracts with management, other than the equity rollover commitment letters, the voting agreement and the first amended and restated operating agreement of Parent;

•       the operations of Parent and Merger Sub;

•       the limited guarantee of Parent’s payment obligations by affiliates of the Equity Investor (for the benefit of Station) under the merger agreement;

•       their ownership of our common stock;

•       their ownership of interest(s) in any of our competitors;

•       their acknowledgement that Station makes no representations and warranties as to any matter, except as expressly set forth in the merger agreement;

•       the solvency of the surviving corporation and each of its subsidiaries following the merger;

•       disclosure of projections and plans for the business and operation of Station and its subsidiaries;

•       their delivery to the special committee of the most current projections, estimates or forecasts relating to Station which they, or any of their affiliates or representatives, have received or prepared; and

•       no payment of brokers’ fees except to Deutsche Bank.

Station also made representations and warranties relating to:

•       capital structure;

•       takeover laws;

•       forms and financial statements filed with the SEC;

•       undisclosed liabilities;

•       absence of changes or events since December 31, 2005 which has had or would be reasonably likely to have a material adverse effect on Station;

•       delivery of opinion of financial advisor to the special committee;

•       no payment of brokers’ fees except to Bear Stearns;

•       compliance with applicable laws, including gaming laws;

•       governmental permits; and

•       the stockholder vote that is required to consummate the merger.

Many of Station’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean a material adverse effect on the assets or liabilities, business, financial condition or results of operations of Station and its subsidiaries, taken as a whole, provided that none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect on Station.

•       any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) in general economic or political conditions, whether locally, nationally or internationally, or in the financial or securities markets, or any outbreak or escalation of hostilities or declared or undeclared acts of terrorism;

•       any Effect generally affecting, or resulting from general changes or developments in, the travel, hospitality or gaming industries;

•       any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded);

•       any change in the price or trading volume of the shares of Station common stock in and of itself (provided that the underlying causes of such changes shall not be excluded);

•       any Effect that is demonstrated to have resulted from the announcement of the proposal of the merger or the merger agreement and the transactions contemplated thereby, or the identity of Parent or any of its affiliates as the acquirer of Station;

•       any Effect arising from any action taken by Station to comply with its obligations under the merger agreement; or

•       any changes in law or United States generally accepted accounting principles (or the interpretation thereof).

except in the case of the first and second bullets above, to the extent such effects referred to therein have a materially disproportionate impact on the assets or liabilities, business, financial condition or results of operations of Station and its subsidiaries, taken as a whole, relative to other participants in the travel, hospitality or gaming industries. In addition, Station’s representations and warranties are qualified by the knowledge of Frank J. Fertitta III and Lorenzo J. Fertitta.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger or termination of the merger agreement, except to the extent contemplated by the merger agreement or consented to in writing by Parent, we will:

•       conduct, and cause our subsidiaries to conduct, our respective businesses in the ordinary and usual course consistent with past practice; and

•       use and cause each of our subsidiaries to use all commercially reasonable efforts to maintain and preserve intact our business organization, including the services of our key employees on terms and conditions substantially comparable to those currently in effect and the goodwill of any governmental authority, customers, lenders, distributor, supplies and other persons with which we have material business relationships.

We have also agreed that, until the consummation of the merger or termination of the merger agreement, except as expressly contemplated by the merger agreement or consented to in writing by Parent or as required by law, we will not and will not permit our subsidiaries to:

•       propose or adopt any change in our organizational or governing documents;

•       merge or consolidate Station or any of its subsidiaries with any person, other than the merger and other than any mergers or consolidations among us and our subsidiaries or among our subsidiaries;

•       sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including the formation of a joint venture), other than pursuant to the agreements relating to the sale and lease-back transactions to be consummated in connection with the closing of the merger agreement (which are further described in the section entitled “Special Factors—Financing of the Merger—Debt Financing—CMBS Loans” beginning on page 64);

•       redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee, endorse or become responsible for the obligations of any person, other than incurrence, assumption or guarantee of indebtedness in the ordinary course consistent with past practice, including any borrowings under our existing credit facilities for working capital purposes and other such actions taken in the ordinary course consistent with past practice;

•       offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to complete with or impede the debt financing or cause the breach of any debt financing commitment provisions described under “—Financing”;

•       make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other person, except as required by existing contracts;

•       authorize any capital expenditures in excess of $25,000,000 per project or in excess of $30,000,000 per related series of projects, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by our 2007 budget and approved development plans, as delivered to Parent prior to February 23, 2007, or our 2008 budget and development plans approved by the board of directors;

•       pledge or otherwise encumber shares of our or our subsidiaries’ capital stock or other voting securities;

•       mortgage any of our material assets or create, assume or suffer any material lien thereupon, other than permitted liens, as described in the merger agreement;

•       enter into or amend any contract with any executive officer, director or other affiliate of us or any of our subsidiaries or any person beneficially owning 5% or more of our common stock;

•       split, combine or reclassify any capital stock;

•       declare, set aside, make or pay any dividend or other distribution in respect of any capital stock, other than:

•        a dividend or distribution paid by our wholly-owned subsidiaries to its parent corporation;

•        the dividend of $0.2875 per share payable on March 12, 2007 to stockholders of record on February 26, 2007; or

•        regularly quarterly cash dividends commencing with the quarter ending June 30, 2007 declared and paid by us prior to the closing date of the merger, not exceeding $0.2875 per share of common stock per dividend, provided that, with respect to the quarter ending September 30, 2007, the record date and payment date shall not be earlier than September 21 and October 2, respectively, and, with respect to the quarter ending December 31, 2007, the record date and payment date shall not be earlier than December 21 and January 2, respectively, and with respect to the quarter ending March 31, 2008, the record date and payment date shall not be earlier than March 21 and April 2, respectively;

•       issue or offer to issue any capital stock or redeem, repurchase or otherwise acquire any capital stock, other than in connection with:

•        the exercise of employee stock options;

•        the withholding of capital stock to satisfy tax obligations relating to employee stock options or restricted shares;

•        the acquisition by us of capital stock in connection with the forfeiture of employee stock options or restricted shares;

•        the acquisition by us of capital stock in connection with the net exercise of employee stock options in accordance with the terms thereof; or

•        the issuance of capital stock as required to comply with our employee benefit plan or employment agreement in effect on the date of the merger agreement;

•       (A) adopt, amend or terminate any Station employment benefit plan, collective bargaining agreement or any employment agreement with any officer or director of Station (other than entry into employment agreements with persons who are not executive officers or directors) or (B) take any action to accelerate the vesting or payment or fund or secure the payment of compensation or benefits under any Station employee benefit plan, other than:

•        as required pursuant to existing written agreements or any Station employee benefit plan, employment agreement or collective bargaining agreement in effect as of February 23, 2007;

•        as effected in the ordinary course of business; or

•        as required by applicable law;

•       other than in the ordinary course of business consistent with past practices, settle or compromise any litigation or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $25,000,000 in the aggregate, and do not involve any material injunctive or other non-monetary relief or impose material restrictions on our business or operations;

•       make or change any material tax election or settle or compromise any material tax liability of Station or its subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of our taxes or any of our subsidiaries, file any amended tax return with respect to a material tax, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund, other than in the ordinary course of business and so long as it is not individually or in the aggregate material to Station and its subsidiaries taken as a whole;

•       change any of our financial accounting methods or methods of tax accounting principles or practices materially affecting our and our subsidiaries’ reported consolidated assets, liabilities or results of operations, other than as required by changes in law or generally accepted accounting principles;

•       adopt a plan of or enter into a letter of intent to effectuate a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or our subsidiaries, other than the merger contemplated by the merger agreement and mergers or reorganizations among us and our subsidiaries or among our subsidiaries;

•       take any action that is intended to or would result in any of the conditions to effecting the merger described under “—Conditions to the Merger” of the merger agreement incapable of being satisfied;

•       take any action or fail to take any action, which would, or would be reasonably likely to, prevent, materially delay or materially impede our ability to consummate the merger or other transactions contemplated by the merger agreement; or

•       authorize, commit or agree to do any of the foregoing.

In no event shall any action taken by, with the written consent of, or at the written direction of, Frank J. Fertitta III or Lorenzo J. Fertitta (and not also at the direction or with the concurrence of Station’s board of directors, acting with the concurrence of the special committee, or the special committee) constitute a violation of any of the above provisions.

In addition, Parent and Merger Sub have agreed in the merger agreement that, until the effective time of the merger or termination of the merger agreement, they will not:

•       take any action (including by way of any amendment to the first amended and restated operating agreement of Parent) that is intended to or would result rendering in any of the conditions to the merger described under “—Conditions to the Merger” incapable of being satisfied; or

•       take any action or fail to take any action, which would, or would be reasonably likely to, prevent, materially delay or materially impede their ability to consummate the merger or other transactions contemplated by the merger agreement.

Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals

General; HSR Act

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate the merger:

•       prepare and file as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities (including gaming authorities) or other persons and, in the case of Parent, enforce any remedies available to it in the interim operating agreement, provided however that in no event will we or any of our subsidiaries be required to pay, prior to the effective time of the merger, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the merger under any contract other than de minimis amounts or amounts that are advanced or simultaneously reimbursed by Parent;

•       make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable after February 23, 2007 (and in any event within 10 business days of February 23, 2007);

•       supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act;

•       take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act;

•       request and use respective reasonable best efforts to obtain early termination of the waiting period under the HSR Act;

•       cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•       keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby;

•       permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

•       resolve any objections that may be asserted with respect to the merger under any law or any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated by the merger agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of any of the transactions contemplated by the merger agreement (provided that (1) no party is required to, and Station may not, without the prior written consent of Parent, become subject to any requirement, condition, limitation, understanding, agreement or order to dispose of or to operate the assets or business of Station or any of its subsidiaries in any manner which could reasonably be expected to have a Material Adverse Effect on Station at or after the effective time of the merger, (2) Station will, upon the request of Parent, become subject to any requirement, condition, limitation, understanding, agreement or order to dispose of or to operate the assets or business of Station or any of its subsidiaries, so long as such requirement, condition, limitation, understanding, agreement or order is binding on Station and such subsidiary only in the event that the Closing occurs; and (3) in no event shall any member of Parent or any affiliate of any member of Parent as of the date of the merger agreement be required or agree to divest any stock, partnership, membership or other ownership interest in any entity or restrict its conduct with regard to any business to the extent such action or restriction relates to the Las Vegas Hilton); provided that, without excluding other possibilities, the transactions contemplated by the merger agreement will be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated beyond the twelve month anniversary of the merger agreement; and

•       contest and resist any administrative or judicial action or proceeding instituted (or threatened to be instituted) by a governmental authority or private party challenging the merger or the transactions contemplated by the merger agreement and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by the merger agreement.

Gaming Approvals

Parent and Merger Sub also agreed to use commercially reasonable efforts to:

•       as promptly as practicable obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any gaming authority required to permit the parties to consummate the transactions contemplated by the merger agreement;

•       avoid any action or proceeding by any gaming authority challenging the consummation of the transactions contemplated by the merger agreement;

•       make or cause to be made all necessary filings, and make any other required submissions, as required under the gaming laws;

•       schedule and attend any hearings or meetings with the gaming authorities to obtain gaming approvals as promptly as possible; and

•       comply with the terms and conditions of the foregoing in all material respects to obtain the gaming approvals.

Parent and its representatives and affiliates agreed to:

•       file or cause to be filed within 60 calendar days after February 23, 2007 all required initial applications and documents in respect of officers, directors and affiliates in connection with obtaining the gaming approvals;

•       file or caused to be file as promptly as practicable all other required applications and documents in connection with obtaining the gaming approvals;

•       request an accelerated review from the gaming authorities in connection with such filings;

•       act diligently and promptly to pursue the gaming approvals;

•       cooperate with Station in connection with making all previously mentioned gaming filings; and

•       keep us reasonably informed of the status of Parent’s application for gaming approvals, including promptly advising us upon receiving any communication that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any gaming approval required from such gaming authority will not be obtained or will be materially delayed.

Access to Information

We have agreed to, and have agreed to cause our subsidiaries to, subject to the restrictions imposed by the gaming laws, the HSR Act, federal and state securities laws and other applicable laws, provide Parent and Merger Sub and their representatives, during normal business hours and upon reasonable advance notice:

•       access to the offices, properties, books and records of Station and its subsidiaries; and

•       all documents reasonably requested by Parent and Merger Sub.

Notwithstanding the foregoing, Parent, Merger Sub and their representatives shall not have access to any books, records, documents or other information:

•       to the extent that such books, records, documents or other information are subject to the terms of a confidentiality agreement with a third party, provided however that Station shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable efforts without violating such agreement;

•       to the extent that the disclosure thereof would result in the loss of attorney-client privilege; or

•       to the extent required by applicable law, provided that we shall use our reasonable best efforts to enable reasonable access without violating such law.

All information exchanged with Parent and Merger Sub is subject to confidentiality agreements between Station and the Equity Investor and Station and Parent.

Takeover Statutes

The parties agree to use their respective reasonable best efforts:

•       to take all action necessary so that no “fair price,” “merger moratorium,” “control share acquisition,” or other anti-takeover or similar statute or regulation (each a “Takeover Statute”) is or becomes applicable to the merger or any of the other transactions contemplated by the merger agreement; and

•       if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such Takeover Statute on the merger and the other transactions contemplated by the merger agreement.

Financing

Cooperation of Station

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to) provide to Parent all cooperation as may be reasonably requested in writing by Parent with reasonable notice in connection with Parent’s financing including:

•       participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•       assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required for Parent’s financing;

•       executing and delivering any pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of our chief financial officer or any subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to Parent’s debt financing), and otherwise reasonably facilitating the pledging of collateral;

•       furnishing Parent and its financing sources with such financial and other information regarding Station as may be reasonably requested by Parent, including certain information required in connection with Parent’s debt financing and the transactions contemplated by the merger agreement, including all financial statements and data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933 (the “Securities Act”) and the type customarily included in private placements under Rule 144A of the Securities Act;

•       using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be requested by Parent or the lenders under the debt financing commitments;

•       using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the closing date of the merger if and in the form proposed by Station;

•       taking all actions reasonably necessary to (A) permit the prospective lenders involved in Parent’s debt financing to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the effective time of the merger and (B) so long as not effective until or after the effective time of the merger, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with Parent’s debt financing; and

•       taking all corporate actions reasonably necessary to permit the consummation of Parent’s debt financing and to permit the proceeds thereof to be made available to us on the closing date of the merger to consummate the merger.

We have also agreed to cause our officers to deliver such customary management representation letters as any audit firm may request in connection with any comfort letters or similar documents required in connection with the debt financing. However, neither we nor any of our subsidiaries, in connection with the financing, will be required to:

•       pay any commitment or other similar fee prior to the effective time of the merger that is not advanced or substantially simultaneously reimbursed by Parent; or

•       incur any out-of-pocket expense, unless such expense is advanced or substantially simultaneously reimbursed by Parent.

The merger agreement limits our obligation to incur or pay any fees, expenses or liabilities with respect to the debt financing prior to the effective time of the merger, and we are indemnified by Parent against certain losses with respect to the debt financing.

Debt and Equity Financing

Parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt financing commitments as promptly as practicable, including using reasonable best efforts to:

•       negotiate definitive agreements with respect to the debt financing on the terms and conditions contained therein or on other terms no less favorable to Parent and Merger Sub; and

•       satisfy on a timely basis all conditions applicable to the financing set forth in the definitive financing agreements that are within its control.

In the event that all conditions to the financing commitments (other than with respect to the debt financing and the availability or funding of equity financings) have been satisfied in Parent’s good faith judgment, Parent has agreed to use its reasonable best efforts to cause the lenders and other persons providing such financing to fund the debt financing and equity financing required to consummate the merger on the closing date of the merger.

In the event any portion of Parent’s debt financing becomes unavailable on the terms and conditions set forth in the debt financing commitments, Parent shall use its best efforts to arrange to obtain alternative financing from alternative sources on terms that are no less favorable, taken as a whole, to Parent and Merger Sub than as contemplated by the debt commitment letters, in an amount sufficient to consummate the merger as promptly as practicable but no later than the last day of the Marketing Period.

Parent shall not agree to any amendments or modifications to or grant any waivers of, any condition or other material provision under the debt or equity financing commitments without our consent that would be likely to cause any material delay in the satisfaction of the conditions to the merger set forth in “—Conditions to the Merger”.

Notwithstanding Parent’s agreement to arrange its debt financing on the terms and conditions described in the financing commitments, after February 23, 2007, but before the effective time of the merger, one or more debt financing commitments may be superseded by new debt financing commitments, which replace existing debt financing commitments, provided that the terms of the new debt financing commitments shall not:

•       impose new or additional conditions or adversely amend the existing conditions to the receipt of the financing in any material respect; or

•       be reasonably likely to cause any delay in the commencement of the Marketing Period or the satisfaction of conditions set forth in “—Conditions to the Merger,” of the merger agreement.

Existing Indebtedness

If requested by Parent, we agreed to take certain actions with regard to our outstanding publicly traded senior or senior subordinated notes, including effecting a tender offer and related consent solicitation. Our obligations to consummate the tender offer and consent solicitation are subject to the closing of the merger. We agreed to take certain actions with regard to our outstanding (i) 6% senior notes due 2012, (ii) 6 1/2% senior subordinated notes due 2014, (iii) 6 7/8% senior subordinated notes due 2016, (iv) 6 5/8% senior subordinated notes due 2018 and (v) 7 3/4% senior subordinated notes due 2016. Parent shall promptly, upon Station’s request, reimburse Station for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of Station in connection with the tender offer and consent solicitation in respect of any series of notes. Unless requested by Parent pursuant to the terms of the merger agreement, we do not intend to effect any tender offer or consent solicitation with respect to our outstanding publicly traded senior or senior subordinated notes in connection with the merger.

Vesting of Equity Awards

As promptly as practicable (and in any event within 30 calendar days from the date of the merger agreement) we will take such actions as may be reasonably required to irrevocably amend the terms of our options and restricted shares (the “Equity Awards”) to provide that in the event we consummate a Superior Proposal which results in the termination of the merger agreement, any such Equity Awards that are unvested at the date of such consummation (the “Superior Proposal Effective Time”) will become fully vested (and in the case of the options, immediately exercisable in full) and all restrictions on such Equity Awards will lapse, in each case at the Superior Proposal Effective Time, provided that:

•       such Equity Awards are still outstanding at (and have not terminated prior to) the Superior Proposal Effective Time;

•       such Equity Awards have not become fully vested or exercisable prior to the Superior Proposal Effective Time; and

•       such amendments will expressly be conditioned upon the consummation of a Superior Proposal that results in the termination of the merger agreement and will be of no effect if such Superior Proposal is not consummated.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to consummate the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•       the merger agreement will have been approved by holders of (1) at least two-thirds of all of the outstanding shares of Station common stock then entitled to vote and (2) a majority of the outstanding shares of Station common stock (other than shares of Station common stock held by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates) present, in person or by proxy, and voting at the Special Meeting;

•       any applicable waiting period under the HSR Act will have expired or been terminated and all other governmental approvals (including gaming approvals) will have been obtained; and

•       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency or other law will be in effect that prohibits, restrains or renders illegal the consummation of the merger.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver by Parent of the following further conditions at or prior to the effective time of the merger:

•       our representations and warranties with respect to the shares of our capital stock authorized and outstanding, dividends declared by us, the lack of preemptive rights and stockholder agreements, voting trusts, or other agreements relating to shares of our capital stock, and our lack of bonds, notes, debentures and other indebtedness having the right to vote, are true and correct in all material respects as of the date of the merger agreements and as of the effective time of the merger as if made at and as of such time;

•       all of our other representations and warranties are true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date, except where the failure of any such representation and warranty to be so true and correct has not had, and would not be reasonably likely to have, a Material Adverse Effect on Station, provided that representations made as of a specific date are required to be true and correct as of such date only;

•       we will have performed in all material respects all obligations that we are required to perform under the merger agreement at or prior to the effective time of the merger; and

•       Parent and Merger Sub will have received a certificate signed on behalf of us by a senior officer of ours attesting to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Conditions to Station’s Obligations

Our obligation to consummate the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•       the representations and warranties made by Parent and Merger Sub in the merger agreement that are qualified as to materiality will be true and correct as of the date of the merger agreement and as of the closing date of the merger as if made as of such date, provided that representations made as of a specific date are required to be true and correct as of such date only;

•       the representations and warranties made by Parent and Merger Sub in the merger agreement that are not qualified as to materiality will be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of such date, provided that representations made as of a specific date are required to be true and correct as of such date only;

•       Parent and Merger Sub will have performed in all material respects all obligations that are required to be performed by them under the merger agreement; and

•       we will have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer, each attesting to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Restrictions on Solicitations of Other Offers

The merger agreement provides that during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Pacific Standard Time on the 30th business day thereafter, or April 6, 2007 (the “No-Shop Period Start Date”), we are permitted to:

•       initiate, solicit and encourage, publicly or otherwise, any Company Acquisition Proposal including by way of providing access to non-public information pursuant to one or more confidentiality agreements that are consistent with Station’s past practice for transactions involving unaffiliated third-parties; and

•       enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

From and after the No-Shop Period Start Date, we have agreed that we, our subsidiaries and representatives will not, subject to certain exceptions discussed below:

•       initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•       approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder or propose or agree to do any of the foregoing.

Prior to terminating the merger agreement or entering into an agreement with respect to any such Company Acquisition Proposal, we are required to comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Notwithstanding the foregoing, under certain circumstances, our board of directors (acting through the special committee if it still exists) may respond to a bona fide unsolicited Company Acquisition Proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a Superior Proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

In addition, on the No-Shop Period Start Date we have agreed to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons previously conducted by us, our subsidiaries or our representatives with respect to a Company Acquisition Proposal and to use reasonable best efforts to cause to require the other parties thereto to promptly return or destroy all confidential information previously provided by us, any of our subsidiaries or our respective representatives except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date which constitutes a Superior Proposal or would reasonably be expected to constitute a Superior Proposal.

Notwithstanding the aforementioned restrictions, if at any time on and following the No-Shop Period Start Date and prior to the approval of the merger agreement by our stockholders (i) we have otherwise complied in all material respects with our covenants under the merger agreement relating to solicitations, as described in “—Restrictions on Solicitation of Other Offers” and we have received a written Company Acquisition Proposal from a third party (including a Company Acquisition Proposal prior to the No-Shop Start Period from an Excluded Party) that our board of directors (acting through the special committee if it still exists) believes in good faith to be bona fide and (ii) our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such

Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then we may:

•       furnish information with respect to Station and our subsidiaries to the person making such Company Acquisition Proposal; and

•       participate in discussions or negotiations with the person making such Company Acquisition Proposal regarding such Company Acquisition Proposal.

In such cases, we will not, and will not allow our representatives to, disclose any non-public information to such person without first entering into a confidentiality agreement that is consistent with Station’s past practice for transactions involving unaffiliated third-parties. Also, following the No-Shop Period Start Date, we will promptly, within one business day, notify Parent and Merger Sub if we receive a Company Acquisition Proposal from an Excluded Party or a person or group of related persons (other than an Excluded Party), which notice will include the material terms and conditions of the Company Acquisition Proposal and the identity of the party (other than an Excluded Party) making such proposal or inquiry. We will keep Parent and Merger Sub reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Notwithstanding the foregoing, prior to obtaining the Requisite Stockholder Vote, we will in any event be permitted to furnish information with respect to Station and our subsidiaries to any Excluded Party and participate in discussions or negotiations with any Excluded Party regarding such person’s Company Acquisition Proposal.

A “Company Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the cash flow, net revenues, net income or assets of Station and its subsidiaries, taken as a whole, or 30% or more of any class or series of equity securities of Station, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of equity securities of Station, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Station (or any subsidiary or subsidiaries of Station whose business or businesses constitute(s) 30% or more of the cash flow, net revenues, net income or assets of Station and its subsidiaries, taken as a whole).

A “Superior Proposal” means a Company Acquisition Proposal (except the references therein to “30%” shall be replaced by “50%”), which was not obtained in violation of the merger agreement provisions relating to solicitations, Company Acquisition Proposals and board recommended changes, and which Station’s board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of Station (in their capacities as stockholders) (other than the Rollover Stockholders) than the transactions contemplated hereby (x) after consultation with its financial advisor, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein), including, without limitation, the relative likelihood of obtaining the Requisite Stockholder Vote, and (z) after taking into account all appropriate legal, financial, regulatory or other aspects of such proposal, including without limitation, the identity of the third party making such proposal and the terms of any written proposal by Parent to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement.

An “Excluded Party” means the person making a Company Acquisition Proposal received prior to the No-Shop Period Start Date which constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; provided, that any Excluded Party shall cease to be an Excluded Party at such time as a Company Acquisition Proposal made by such party fails to constitute a Superior Proposal and could not reasonably be expected to result in a Superior Proposal.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The merger agreement requires us to take all action necessary to duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the approval of the merger agreement as promptly as reasonably practical after the SEC confirms that it has no further comments on our proxy statement and Schedule 13E-3. We also agreed to use commercially reasonable efforts to solicit the approval of the merger agreement by our stockholders and have agreed to include in our proxy statement the recommendation of the board of directors that our stockholders approve the merger agreement. In this regard, our board of directors has unanimously resolved (with Frank J. Fertitta III and Lorenzo J. Fertitta taking no part in the vote) to recommend that our stockholders approve the merger agreement.

However, our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) may, at any time prior to the approval of the merger agreement by our stockholders, withdraw or modify, in a manner adverse to Parent or Merger Sub, or take any action or make any other public statement inconsistent with its recommendation that our stockholders approve the merger agreement if we receive a Company Acquisition Proposal that our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) concludes in good faith constitutes a Superior Proposal and determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of our board of directors under applicable law.

To the extent our board of directors proposes to take the foregoing actions, it may only do so if:

•       we give written notice to Parent of our determination that the Company Acquisition Proposal constitutes a Superior Proposal; and

•       at least three business days following the receipt by Parent of such notice, our board of directors determines that such Superior Proposal remains a Superior Proposal.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•       by mutual written consent of Station (acting on the direction of the special committee) and Parent and Merger Sub; or

•       by either Station (with the prior approval of the special committee) or Parent if:

•        the effective time shall not have occurred on or before February 23, 2008 (the “End Date”), unless the failure of the party seeking to exercise such termination right to perform its obligation, under the merger agreement has been the principal cause of the failure of the merger to be consummated by such time. Such “End Date” shall be automatically extended until May 23, 2008 if all of the conditions to the consummation of the merger were or were capable of being satisfied other than relating to a gaming approval and Parent provides written notice of such extension prior to February 23, 2008;

•        a temporary restraining order, preliminary or permanent injunction or other judgment, order or law prohibits, restrains or renders illegal the consummation of the merger and such legal restraint has become final and non-appealable, provided that such right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement has been the principal cause of or resulted in the application or imposition of such restraint; or

•        our stockholders, at the Special Meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the Requisite Stockholder Vote; or

•       by Station (with the prior approval of the special committee) if:

•        a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the merger agreement shall have occurred and such breach or failure to perform would result in a failure of a condition to Station’s obligation to consummate the merger and cannot be cured within 60 calendar days following notice to Parent; provided that we are not then in material breach of the merger agreement;

•        prior to obtaining the Requisite Stockholder Vote, we receive a Company Acquisition Proposal and our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) has concluded in good faith that such proposal constitutes a Superior Proposal; however we may not terminate the merger agreement pursuant to the foregoing unless:

•       we have complied in all material respects with the conditions described in “—Restrictions on Solicitation of Other Offers;”

•       we pay the termination fee in compliance with the requirements of described in
“—Termination Fees and Expenses;” and

•       our board of directors concurrently approves and we concurrently enter into a definitive agreement with respect to such Superior Proposal; or

•       by Parent or Merger Sub if:

•        a breach of or failure to perform any representation, warranty, covenant or agreement on our part set forth in the merger agreement shall have occurred and such breach or failure to perform would result in a failure of a condition of Parent’s or Merger Sub’s obligation to consummate the merger and cannot be cured within 60 calendar days following notice of such breach to us; provided that Parent or Merger Sub is not in material breach of the merger agreement;

•        our board of directors or any committee thereof withdraws or modifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve the merger agreement, or publicly proposes to take such action;

•        our board of directors or any committee thereof shall have approved or recommended to our stockholders a Company Acquisition Proposal other than the merger, or shall have resolved to take such action; or

•        we willfully breach our covenants under the merger agreement relating to solicitations, Company Acquisition Proposals and board recommendation changes in any manner materially adverse to Parent and Merger Sub, as described in “—Restrictions on Solicitation of Other Offers” and “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Termination Fees and Expenses

Payable by Station

We have agreed to reimburse Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses incurred by them or their affiliates in connection with the merger agreement, up to $40 million in the aggregate, (x) if the merger agreement is terminated by us or Parent because at our stockholders’ meeting or any adjournment thereof at which the merger agreement has been voted upon, (i) our stockholders fail to approve the merger agreement by the Majority-Minority Vote and the termination fee is not otherwise payable under the merger agreement or (y) if Parent terminates the merger agreement because of a breach of any representation, warranty, covenant or agreement by us, which would cause the conditions to the obligations of Parent and Merger Sub not to be satisfied and such breach is not cured within 60 calendar days following notice of such breach to us. If we become obligated to pay a termination fee under the merger agreement after payment of such expenses, the amount previously paid to Parent as an expense reimbursement will be credited toward the termination fee amount payable by us.

We must pay a termination fee of $160 million to Parent, as promptly as possible (but in any event within four business days) under the following conditions:

•       we terminate the merger agreement because, prior to obtaining the Requisite Stockholder Vote, we receive a Company Acquisition Proposal and our board of directors (acting through the special committee if it still exists, or otherwise by resolution of a majority of its disinterested directors) has concluded in good faith that such proposal constitutes a Superior Proposal (except that if the Company Acquisition Proposal is received prior to the No-Shop Period Start Date, the termination fee shall be $106 million),

•       Parent terminates the merger agreement because our board of directors approved or recommended to our stockholders to adopt a Company Acquisition Proposal other than the merger contemplated by this merger agreement or we willfully breach our covenants under the merger agreement relating to solicitations, Company Acquisition Proposals and board recommendation changes in any manner materially adverse to Parent and Merger Sub, as described in “—Restrictions on Solicitation of Other Offers” and “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal”;

•       Parent terminates the merger agreement because our board of directors withdrew, modified or publicly proposed to do so in a manner adverse to Parent and Merger Sub its recommendation that our stockholders approve the merger agreement, and prior to such withdrawal, a Company Acquisition Proposal had been publicly announced or otherwise communicated or made known to the special committee, or any person had publicly announced or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal; or

•       we or Parent terminate the merger agreement because our stockholders fail to approve the merger agreement by the Requisite Stockholder Vote, and (a) prior to the Special Meeting a Company Acquisition Proposal had been publicly announced or otherwise communicated or made known to the special committee, or any person had publicly announced or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal, (b) such Company Acquisition Proposal is not withdrawn or terminated prior to the Special Meeting, and (c) within twelve (12) months after such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummate, any Company Acquisition Proposal (whether or not the same as that originally announced) (provided that for purposes of this provision only, references in the definition of “Company Acquisition Proposal” to “30%” shall be replaced with “50%”).

Payable by Parent

Parent must pay us a reverse termination fee of $160 million as promptly as possible (but in any event within four business days) if we terminate the merger agreement due to a breach of Parent’s or Merger Sub’s representations, warranties, covenants or agreements, including failure to deposit with the disbursing agent sufficient funds to make all payments pursuant to the merger agreement.

In the alternative, Parent must pay us a regulatory termination fee of $106 million as promptly as possible (but in any event within four business days) if we (with the prior approval of the special committee)or Parent terminate the merger agreement because the merger is not consummated by the End Date, and

•       Parent and Merger Sub have not obtained all of the gaming approvals required under the merger agreement (which failure was not meaningfully contributed to by us);

•       all other conditions to closing pursuant to the merger agreement have been satisfied (or are capable of being satisfied at the closing of the merger); and

•       we are not in material breach of the merger agreement.

With respect to the regulatory breakup fee, the disclosure of objective facts (and not opinions or any other subjective statements) by us as required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity to which we are subject that is not made for the purposes of triggering the regulatory breakup fee will not, in and of themselves, constitute a meaningful contribution by us as referenced above.

Notices of Certain Events

Station, Parent and Merger Sub agreed to use reasonable efforts to promptly notify the other parties of:

•       the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate in any material respect;

•       any failure of Station, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement in any material respect;

•       the receipt by such party or any notice or other communication from any person alleging that the consent of such person, which consent is or could reasonably be expected to be material to Station and its subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by the merger agreement;

•       the receipt by such party of any material notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement; and

•       its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement or which relate to the consummation of the transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement existing in favor of our current or former directors, officers, employees and agents as provided in our and our subsidiaries’ organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger will survive the consummation of the merger and will continue in full force and effect from and after the closing of the merger.

After the consummation of the merger, Station will, pursuant to the merger agreement, comply with all of its existing obligations to indemnify and hold harmless present and former officers and directors against certain liabilities. Parent has agreed to provide or cause the surviving corporation to provide a “tail” directors’ and officers’ insurance policy with a claims period of at least six years after the effective time with coverage in an amount equal to at least 150% of the directors’ and officers’ coverage maintained by Station as of the date of the merger agreement. Station has further agreed to use commercially reasonable efforts to increase the amount of such insurance coverage to 300% of the amount of Station’s current policies.

Employee Benefits

Without limiting any additional rights that any employee employed by us or any of our subsidiaries may have under any benefit plan, employment agreement or collective bargaining agreement, Parent has agreed to cause the surviving corporation and each of its subsidiaries, for a period of one year following the effective time of the merger, to maintain for the benefit of each employee of Station and its subsidiaries employed immediately prior to the effective time (i) base salary or hourly wage rate, target cash bonus opportunities under annual programs and commissions, but excluding equity and equity equivalents (collectively, “Compensation”), that in the aggregate is no less favorable than, and (ii) welfare benefits that in the aggregate are no less favorable than, the Compensation and benefits maintained and provided to such employee immediately prior to the effective date of the merger. Subject to such obligations, nothing will (A) prevent the amendment, termination of any of the benefit plans in accordance with their respective terms, or (B) interfere with the surviving corporation’s right or obligation to make such changes as are necessary to conform with applicable law.

Parent has agreed to cause the surviving corporation to give full credit for purposes of eligibility to such employees with us prior to the consummation of the merger for purposes of eligibility and vesting (but not for benefits accrual purposes, except for purposes of vacation and severance) under any benefit plan and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of employees as of and after the effective date of the merger by Parent, its subsidiaries or the surviving corporation (each a “Parent Plan”) for such employee’s service prior the effective date of the merger with us and our subsidiaries. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries will (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the employees and their eligible dependents and (ii) give effect, for the year in which the closing of the merger occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to employees and their eligible dependents under similar plans maintained by us and our subsidiaries in which such employees and their eligible dependents participated immediately prior to the effective time of the merger.

From and after the effective time of the merger, Parent will cause the surviving corporation and all of their subsidiaries to assume and honor, in accordance with their respective terms:

•       each existing employment, change in control, severance and termination plan, policy or agreement of or between Station and any of its subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand;

•       each equity-based plan, program or agreement and each bonus plan, program or agreement; and

•       all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of Station or our subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the effective date of the merger.

Amendment and Waiver

The parties may amend the merger agreement at any time, except that after our stockholders have approved the merger agreement, there shall be no amendment that, under applicable law, requires the further approval of our stockholders without such further approval. All amendments to the merger agreement shall be in writing signed by us, Parent and Merger Sub.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•       extend the time for the performance of any obligations or other acts of the other parties;

•       waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•       subject to the requirements of any applicable laws, waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance

Parent and Merger Sub are entitled to seek specific performance of the terms of the merger agreement prior to the valid termination of the merger agreement, but we are only entitled to seek specific performance to require Parent and Merger Sub to cause the equity financing to be funded if:

•       all of the conditions to effect the merger described above under “Conditions to the Merger—Conditions to Each Party’s Obligations” and “—Conditions to Parent’s and Merger Sub’s Obligations” are satisfied (or are capable of being satisfied at the closing of the merger);

•       the funds contemplated by the debt financing are available; and

•       we are not in material breach of the merger agreement.

Remedies

Parent’s and Merger Sub’s right to terminate the merger agreement and receive, as applicable, the payment of the termination fee and other amounts payable are the sole and exclusive remedy of Parent and Merger Sub against Station and its subsidiaries and any of their respective affiliates, stockholders, partners, members, directors, officers or agents.

Our right to terminate the merger agreement and receive payment, as applicable, of the reverse termination fee or the regulatory termination fee and other amounts payable are our sole and exclusive remedy against Parent, Merger Sub and any of their respective affiliates, stockholders, partners, members, directors, officers or agents.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the Requisite Stockholder Vote is obtained at the Special Meeting, we do not expect to hold a 2007 Annual Meeting of stockholders. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders.

Householding of Special Meeting Materials

Some banks, brokers and other nominee recordholders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household, unless Station has received contrary instructions from any such stockholders. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to our office of Financial Services at 2411 West Sahara Avenue, Las Vegas, Nevada 89102, (702) 797-7040, we will promptly deliver a separate copy of the annual reports and proxy statements, as applicable, to any stockholder at a shared address to which a single copy of documents was delivered. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements, as applicable, if you are receiving multiple copies upon written or oral request to our office of Financial Services at the address and telephone number stated above.

OTHER IMPORTANT INFORMATION REGARDING STATION

Directors and Executive Officers of Station

The following persons are the directors and executive officers of Station as of the date of this proxy statement. Station’s Articles of Incorporation and Bylaws require that the number of directors on the board of directors be not less that three nor more than fifteen. Currently, the board of directors has fixed the number of directors at six. The directors are evenly divided into three classes. Class I consists of Lowell H. Lebermann, Jr. and Robert E. Lewis whose terms expire in 2009. Class II consists of Lorenzo J. Fertitta and James E. Nave D.V.M. whose terms expire in 2007. Class III consists of Frank J. Fertitta III and Lee S. Isgur whose terms expire in 2008. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the board of directors.

None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Station are citizens of the United States. All of the directors and executive officers can be reached c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada  89102; (702) 797-7040.

The merger agreement provides that Frank J. Fertitta III, Lorenzo J. Fertitta, and Thomas J. Barrack, Jr. (and such other persons as may be designated by Parent) are expected to be directors of the surviving corporation following the merger. The merger agreement provides that the officers of Station immediately prior to the closing of the merger will be the initial officers of the surviving corporation (unless determined otherwise by Parent).

The following table sets forth the directors and executive officers of Station as of the date of this proxy statement and provides their respective ages and positions with Station.

Name	Age	Position
Frank J. Fertitta III(*)	45	Chairman of the Board and Chief Executive Officer
Lorenzo J. Fertitta(*)	38	Vice Chairman of the Board and President
Thomas M. Friel	43	Executive Vice President, Chief Accounting Officer and Treasurer
William W. Warner	42	Executive Vice President and Chief Operating Officer
Scott M Nielson	49	Executive Vice President and Chief Development Officer
Richard J. Haskins	43	Executive Vice President, General Counsel and Secretary
Lee S. Isgur	69	Director
Lowell H. Lebermann, Jr.	67	Director
Robert E. Lewis	61	Director
James E. Nave, D.V.M.	62	Director

(*)          Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

Set forth below is a description of the backgrounds, including business experience, for each of Station’s directors and executive officers.

Frank J. Fertitta III.   Frank J. Fertitta III has served as Chairman of the Board of Station since February 1993 and Chief Executive Officer since July 1992. Frank J. Fertitta III also served as President of Station from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of Station in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.

Lorenzo J. Fertitta.   Lorenzo J. Fertitta was appointed Vice Chairman of the Board of Station in December 2003. Lorenzo J. Fertitta has served as President of Station since July 2000 and has served as a director since 1991. From 1991 to 1993, he served as Vice President of Station. Lorenzo J. Fertitta served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. Lorenzo J. Fertitta currently serves as the first President of the Nevada Resort Association and a member of its Board of Directors and serves as a director of the American Gaming Association. Lorenzo J. Fertitta served as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000.

Thomas M. Friel.   Mr. Friel was appointed Executive Vice President, Chief Accounting Officer and Treasurer in March 2007. He served as Vice President of Finance and Corporate Controller from July 1999 to March 2007. Mr. Friel is a Certified Public Accountant. He is a member of the Board of Directors of Big Brothers and Big Sisters of Southern Nevada.

William W. Warner.   Mr. Warner was appointed Chief Operating Officer of Station in July 2004 and has been an Executive Vice President of Station since March 2002. He served as Chief Development Officer from March 2002 to July 2004, Vice President of Finance of Station from January 1996 to March 2002 and Director of Finance from August 1993 to January 1996.

Scott M Nielson.   Mr. Nielson was appointed Chief Development Officer of Station in July 2004 and has been an Executive Vice President of Station since June 1994. He served as Chief Legal Officer from March 2002 to July 2004 and General Counsel from 1991 to March 2002. In 1992, he was appointed Secretary of Station and served in that position until July 2004. From 1991 through June 1994, he served as Vice President of Station. From 1986 to 1991, Mr. Nielson was in private legal practice as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Brownstein Hyatt Farber Schreck, P.C.), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

Richard J. Haskins.   Mr. Haskins was appointed Executive Vice President and Secretary of Station in July 2004 and has served as General Counsel of Station since April 2002. He previously served as Assistant Secretary from September 2003 to July 2004, as Vice President and Associate General Counsel from November 1998 to March 2002 and as General Counsel of Midwest Operations from November 1995 to October 1998. From 1990 to October 1995, Mr. Haskins was in private legal practice, most recently as a partner in the Kansas City, Missouri law firm of Rose Brouillette & Shapiro P.C. Mr. Haskins is a member of the American Bar Association, Kansas Bar Association, Missouri Bar Association and Nevada Bar Association.

Lee S. Isgur.   Mr. Isgur has served as a director of Station since December 2003 and serves on the Audit and Governance and Compensation Committees. Mr. Isgur has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm, since 1997 and has served on the Board of Directors of eDiets since 1999, where he serves as chair of the Audit Committee and as a member of the Governance and Compensation committees. From 1994 to 1997, Mr. Isgur was a Managing Director of Jefferies & Company, an investment banking firm. Prior to that, he was a partner at Volpe Welty & Company, a research and investment banking firm.

Lowell H. Lebermann, Jr.   Mr. Lebermann has served as a director of Station since October 1993 and is Chairman of the Governance and Compensation Committee and serves on the Audit Committee. He is Chairman of Centex Beverage, Inc., a wholesale distributor of Miller beer and imported beverages. He is a director of Patton Medical, Inc. and DoggettData, Inc., of Austin, Texas. Mr. Lebermann is a former director of Valero Energy Corporation, San Antonio and of Franklin Federal Bancorp, Austin (acquired by Norwest) and a founding member of the Board of Directors of the Texas Workers’ Compensation Fund.

From 1993 to 1999, he was a member of the Board of Regents of The University of Texas System and was a Council Member on the Austin City Council from 1971 to 1977.

Robert E. Lewis.   Mr. Lewis has served as a director of Station since May 2004 and serves on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Operating Corp. since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association. Mr. Lewis is also on the Executive Committee and served as Secretary and Legislative Chairman for the Nevada Development Authority, he is a Past Chairman of the Las Vegas District Council of the Urban Land Institute and served on the Clark County Community Growth Task Force.

James E. Nave, D.V.M.   Dr. Nave has served as a director of Station since March 2001 and is Chairman of the Audit Committee and serves on the Governance and Compensation Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave has also served on the Board of Directors of Bank West of Nevada since 1994, where he also serves as Chairman of the Site Committee. Dr. Nave has served on the Board of Directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees. Dr. Nave is also the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association and is Chairperson of the National Commission for Veterinary Economics Issues. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, the American Animal Hospital Association and the Executive Board of the World Veterinary Association. Dr. Nave was a member of the University of Missouri, College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996.

Selected Historical Consolidated Financial Data

The following table sets forth our historical selected financial data for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements, the related notes and selected financial information filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended. More comprehensive financial information is included in such report, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Station with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	For the years ended December 31,
	2006(a)	2005	2004(b)	2003(c)	2002
	(amounts in thousands, except per share data)
Operating Results:
Net revenues	$1,339,024	$1,108,833	$986,742	$858,089	$792,865
Operating costs and expenses, excluding the following items:	983,339	772,927	721,957	655,844	638,164
Development(d)	9,036	8,747	10,683	4,306	—
Preopening(e)	29,461	6,560	848	—	—
Lease terminations(f)	1,053	14,654	—	—	—
Impairment loss(g)	—	—	—	18,868	8,791
Litigation settlement(h)	—	—	—	38,000	—
Operating income	316,135	305,945	253,254	141,071	145,910
Earnings from joint ventures	41,861	38,885	26,524	20,604	11,293
Operating income and earnings from joint ventures from joint ventures	357,996	344,830	279,778	161,675	157,203
Loss on early retirement of debt(i)	—	(1,278)	(93,265)	—	(5,808)
Interest expense, net	(178,544)	(87,325)	(81,284)	(93,498)	(101,639)
Income before income taxes and cumulative effect of change in accounting principle	179,452	256,227	105,229	68,177	49,756
Income tax provision	(69,240)	(94,341)	(38,879)	(23,834)	(18,508)
Cumulative effect of change in accounting principle(j)	—	—	—	—	(13,316)
Net income	$110,212	$161,886	$66,350	$44,343	$17,932
Basic earning per common share	$1.90	$2.46	$1.03	$0.76	$0.31
Diluted earnings per common share	$1.85	$2.40	$1.00	$0.72	$0.30
Dividends paid per common share	$1.08	$0.92	$0.69	$0.25	$—
Balance Sheet Data:
Total assets	$3,716,696	$2,929,043	$2,045,584	$1,745,972	$1,598,347
Long-term debt	3,468,828	1,944,328	1,338,213	1,168,957	1,165,722
Stockholders’ (deficit) equity	(186,858)	630,814	488,921	339,939	270,678

(a)           On April 18, 2006, we opened Red Rock.

(b)          On August 2, 2004, we purchased Magic Star and Gold Rush.

(c)           On January 27, 2003, we purchased Wildfire. We opened Thunder Valley on June 9, 2003, which we manage on behalf of the UAIC (see Note 6 to the Consolidated Financial Statements in Station’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended).

(d)          During the last half of 2003, we increased our development resources in an effort to identify potential gaming opportunities. Development expenses include costs to identify potential gaming opportunities, the internal costs incurred to bring the Native American projects currently under contract to fruition and other development opportunities, which include payroll, travel and legal expenses. Also included in development expense for 2004 is a $2.0 million non-reimbursable milestone payment related to the Gun Lake project in Michigan. During 2003, $2.0 million of costs related to the Graton Rancheria project were expensed after achieving certain milestones on the project and are also not reimbursable (see Note 9 to the Consolidated Financial Statements in Station’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended).

(e)           Preopening expenses for the years ended December 31, 2006, 2005 and 2004 include costs primarily related to the opening of Red Rock.

(f)             During the year ended December 31, 2006 and 2005, we recorded lease terminations primarily related to land adjacent to the current Wild Wild West property.

(g)           During the year ended December 31, 2003, we recorded an impairment loss of approximately $18.9 million, of which approximately $17.5 million was related to the impairment of goodwill at Fiesta Rancho as a result of reduced growth assumptions. In addition, approximately $1.4 million of the impairment loss in 2003 was primarily related to the write off of our investment in the development of a new slot product. During the year ended December 31, 2002, we recorded an impairment loss of approximately $8.8 million, of which approximately $3.9 million was related to the write-down of certain assets related to our investment in an Internet, intra-state gaming platform and related technology and approximately $4.9 million, which was related to the write-off of our option to invest in the Internet wagering business with Kerzner Interactive.

(h)          On February 9, 2004, we entered into an agreement to settle a lawsuit that centered on allegations of improper conduct by our former Missouri legal counsel for $38 million.

(i)             During the year ended December 31, 2005, we redeemed the remaining $16.9 million of outstanding 8 3/8% senior notes due 2008 and $17.4 million of outstanding 9 7/8% senior subordinated notes due 2010. During the year ended December 31, 2004, we completed tender offers and consent solicitations for approximately $940.6 million of our senior and senior subordinated notes outstanding. During the year ended December 31, 2002, we redeemed our $150 million 9 3/4% senior subordinated notes.

(j)              The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, in June 2001. SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon the adoption of SFAS 142. We implemented SFAS 142 on January 1, 2002 and tested for impairment in accordance with the provisions of SFAS 142 in the first quarter of 2002. As a result of an independent third party appraisal, we recorded an impairment loss of $13.3 million, net of the applicable tax benefit, related to Fiesta Rancho, which is shown as a cumulative effect of a change in accounting principle in our consolidated statements of operations.

Price Range of Common Stock and Dividend Information

Market Information

Our common stock trades on the NYSE under the symbol “STN”. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock as reported on the NYSE.

	High	Low
Year Ending December 31, 2007
First Quarter	$87.00	$80.43
Second Quarter (through May 3, 2007)	88.33	86.49
Year Ending December 31, 2006
First Quarter	$80.72	$64.51
Second Quarter	81.46	65.64
Third Quarter	68.30	53.45
Fourth Quarter	85.19	56.80
Year Ending December 31, 2005
First Quarter	$71.22	$53.10
Second Quarter	70.75	58.99
Third Quarter	75.07	60.68
Fourth Quarter	70.95	61.43

On December 1, 2006, the last trading day before the investors made their proposal to take us private, the high and low sales prices of our common stock were $69.22 and $67.39, respectively. On February 23, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of our common stock were $83.68 and $83.00, respectively. On [         ], the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $[      ] and $[      ], respectively. You are urged to obtain a current market price quotation for our common stock.

Holders

As of March 30, 2007, there were 526 holders of record of our common stock and the closing price of our common stock was $86.57.

Dividends

We paid a quarterly cash dividend of $0.2875 per share to stockholders of record on March 12, 2007. The total amount paid in dividends thus far in 2007 was $16.5 million.

During the year ended December 31, 2006, we paid quarterly cash dividends of $0.25 per share to stockholders of record on February 10, 2006 and May 12, 2006 and $0.2875 per share to stockholders of record on August 11, 2006 and November 13, 2006. The total amount paid in dividends for 2006 was $65.4 million.

During the year ended December 31, 2005, we paid a quarterly cash dividend of $0.21 per share to stockholders of record on February 11, 2005 and May 13, 2005 and $0.25 per share to stockholders of record on August 12, 2005 and November 11, 2005. The total amount paid in dividends for 2005 was $62.6 million.

The payment of dividends in the future will be at the discretion of our board of directors. Restrictions imposed by our debt instruments and other agreements limit the payment of dividends (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Certain Indebtedness and Capital Stock”).

The merger agreement provides that, pending consummation of the merger, we may continue to pay quarterly cash dividends not to exceed $0.2875 per share provided that: (i) with respect to the quarter ending September 30, 2007, the record date and payment date shall not be earlier than September 21, 2007 and October 2, 2007, respectively, (ii) with respect to the quarter ending December 31, 2007, the record date and payment date shall not be earlier than December 21, 2007 and January 2, 2008 respectively, and (iii) with respect to the quarter ending March 31, 2008, the record date and payment date shall not be earlier than March 21, 2008 and April 2, 2008 respectively).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2007, certain information regarding the shares of common stock beneficially owned by each stockholder who is known by Station to beneficially own in excess of 5% of the outstanding shares of common stock (solely based on information reported on Forms 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership
		Acquirable
	Currently	Within	Percent of
Name and Address of Beneficial Owner(1)(2)	Owned(3)	60 days	Class
Marsico Capital Management(4)	5,913,075	—	10.3
Frank J. Fertitta III(5)	5,719,344	—	9.9
Lorenzo J. Fertitta(6)	5,734,694	—	9.9
Highfields Capital Management LP(7)	5,179,900	—	9.0
Janus Capital Management LLC(8)	4,133,215	—	7.2
Blake L. Sartini(9)	3,883,957	—	6.8
Delise F. Sartini(9)	3,846,054	—	6.7
Scott M Nielson(10)	713,060	—	1.2
William W. Warner(11)	577,590	—	1.0
Richard J. Haskins(12)	224,202	—	*
Thomas M. Friel	76,551	—	*
James E. Nave, D.V.M.	45,000	—	*
Lowell H. Lebermann, Jr	34,500	—	*
Lee S. Isgur(13)	24,500	—	*
Robert E. Lewis	17,500	—	*
Executive Officers and Directors as a Group (10 persons)	13,166,940	—	22.3

                 * Less than one percent

       (1) Of the total number of shares reported in this table, the following are the approximate number of vested stock options beneficially owned by each individual in the table: Frank J. Fertitta III 663,900; Lorenzo J. Fertitta 661,400; Scott M Nielson 217,207; William W. Warner 130,000; Thomas M. Friel 30,900; Richard J. Haskins 24,000, Lowell H. Lebermann, Jr. 22,500 and James E. Nave, D.V.M. 30,000. Of the total number of shares reported in this table, 381 shares beneficially owned by Mr. Warner are held by Station’s 401(k) Plan.

       (2) The address of each of the stockholders named in this table other than Marsico Capital Management, Highfields Capital Management LP, Janus Capital Management LLC, and Blake and Delise Sartini is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

       (3) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

       (4) The address of Marsico Capital Management is 1200 17th Street, Suite 1600, Denver Colorado 80202 and the SEC filing date is February 12, 2007.

       (5) 3,084,460 shares owned by Mr. Frank J. Fertitta III have been pledged to Bear Stearns Securities Corp. and 624,418 shares owned by Mr. Frank J. Fertitta III have been pledged to Citibank, N.A.

       (6) 2,500,000 shares owned by Mr. Lorenzo J. Fertitta have been pledged to Oppenheimer & Co. and 602,970 shares owned by Mr. Lorenzo J. Fertitta have been pledged to Citibank, N.A.

       (7) The address of Highfields Capital Management LP is c/o Highfields Capital Management, John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116 and the SEC filing date is February 14, 2007.

       (8) The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206 and the SEC filing date is February 14, 2007.

       (9) Reflects 3,842,094 shares in which beneficial ownership is shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of certain shares owned by Mr. Sartini or family trusts in which Mr. Sartini is trustee and shares of stock owned by family trusts of which Delise Sartini is trustee and thus have different total ownership figures. Delise Sartini is a sister of Frank J. Fertitta III and Lorenzo J. Fertitta and is married to Blake Sartini. The address for Blake and Delise Sartini is 6595 South Jones Blvd., Las Vegas, Nevada 89118. 436,426 shares owned by a family trust in which Blake and Delise Sartini are trustees have been pledged to Merrill Lynch Bank USA and 2,451,000 shares owned by a second family trust in which Blake and Delise Sartini are trustees have been pledged to ML Private Finance LLC.

(10) Includes 191,931 shares owned by Mr. Nielson who shares voting and investment power with his wife and 31,683 shares in which his wife has sole voting and investment power.

(11) Includes 96,765 shares owned by Mr. Warner who shares voting and investment power with his wife.

(12) Includes 26,690 shares owned by Mr. Haskins who shares voting and investment power with his wife.

(13) Includes 12,500 shares owned by Mr. Isgur who shares voting and investment power with his wife.

Security Ownership of Parent, Merger Sub, Fertitta Partners, FCP HoldCo, FCP VoteCo and FC Investor

As of March 31, 2007, none of Parent, Merger Sub, Fertitta Partners, FCP HoldCo, FCP VoteCo or FC Investor may be deemed to beneficially own any shares of Station common stock.

Prior Purchases and Sales of Station Common Stock

Except for the transactions in the following table, there were no transactions with respect to Station common stock during the past 60 days effected by any of Station, any subsidiary of Station, any affiliate of Station or any executive officer, director or person controlling Station. The following table sets forth the number of shares of vested restricted shares of Station common stock withheld in Station’s treasury account to cover tax withholding amounts due and payable with respect to restricted stock lapses.

Purchaser	Quantity	Price Per Share	Date of Purchase
Station	20,047	$86.10	3/14/07
Station	532	86.48	3/21/07
Station	1,267	86.37	3/25/07
Station	79	86.59	3/29/07
Station	4,004	87.52	4/13/07

The following table sets forth information regarding purchases of Station common stock by Station, Frank J. Fertitta III and Lorenzo J. Fertitta, showing for each fiscal quarter since January 1, 2005 the number of shares of Station common stock purchased, the range of prices paid for those shares and the average price paid per quarter for those shares. Both (1) purchases by Station of Station common stock pursuant to Station’s share repurchase program and (2) shares of vested restricted shares of Station common stock withheld in Station’s treasury account to cover tax withholding amounts due and payable with respect to restricted stock lapses are set forth below. Purchases by Frank J. Fertitta III and Lorenzo J. Fertitta were pursuant to option exercises or other purchases under Station’s stock compensation plans, unless otherwise indicated. Neither Parent nor Merger Sub purchased any shares of Station common stock during this period.

	Quarter Ended
	3/31/05			6/30/05
	Range of Price($)	Average Price($)	Number of Shares	Range of Price($)	Average Price($)	Number of Shares
Station (purchases)	—	—	—	—	—	—
Station (shares withheld)	$60.45 - $69.11	$61.98	7,581	$62.52 - $62.52	$62.52	926
Frank J. Fertitta III	—	—	—	$67.65 - $70.28	$68.62	220,000
Lorenzo J. Fertitta	$58.58 - $61.60	$60.17	145,000	—	—	—

	Quarter Ended
	9/30/05			12/31/05
	Range of Price($)	Average Price($)	Number of Shares	Range of Price($)	Average Price($)	Number of Shares
Station (purchases)	—	—	—	$61.72 - $62.99	$62.11	221,400
Station (shares withheld)	$66.36 - $71.60	$70.72	38,470	$62.99 - $68.30	$65.21	67,694
Frank J. Fertitta III	$70.26 - $71.73	$71.06	258,400	$70.01 - $70.90	$70.33	172,200
Lorenzo J. Fertitta	$71.00 - $71.00	$71.00	11,700	$70.01 - $70.90	$70.35	96,900

	Quarter Ended
	3/31/06			6/30/06
	Range of Price($)	Average Price($)	Number of Shares	Range of Price($)	Average Price($)	Number of Shares
Station (purchases)	$64.92 - $77.91	$68.10	3,879,250	$68.76 - $80.50	$75.35	6,268,984
Station (shares withheld)	$68.32 - $72.53	$72.17	8,967	$64.67 - $78.82	$74.77	5,404
Frank J. Fertitta III	—	—	—	—	—	—
Lorenzo J. Fertitta	—	—	—	—	—	—

	Quarter Ended
	9/30/06			12/31/06
	Range of Price($)	Average Price($)	Number of Shares	Range of Price($)	Average Price($)	Number of Shares
Station (purchases)	$53.98 - $57.56	$55.70	2,524,716	—	—	—
Station (shares withheld)	$56.22 - $67.67	$63.78	29,044	$61.80 - $84.90	$81.34	7,972
Frank J. Fertitta III	—	—	—	—	—	—
Lorenzo J. Fertitta	—	—	—	—	—	—

Ratio of Earnings to Fixed Charges (amounts in thousands)

	12/31/05	12/31/06
Fixed Charges
Interest Expense	$83,551	$175,508
Capitalized Interest	22,287	29,638
Amortization of Debt Cost	3,262	4,731
Interest Portion of Rentals	3,362	3,170
Total Fixed Charges	$112,462	$213,047
Interest Portion of Rentals
Rentals	$10,187	$9,606
Times 33%	3,362	3,170
Earnings
Pretax Income from Continuing Operations	$256,227	$179,452
Fixed Charges	112,462	213,047
Less: Capitalized Interest	(22,287)	(29,638)
Total Earnings	$346,402	$362,861
Ratio of Earnings to Fixed Charges	3.08	1.70

Book Value Per Share

Our net book value per share as of December 31, 2006 was $(3.13), which is substantially below the $90.00 per share cash merger consideration.

IMPORTANT INFORMATION REGARDING THE PARTIES TO THE TRANSACTION

Fertitta Colony Partners LLC

Fertitta Colony Partners LLC is a Nevada limited liability company. The business address of Fertitta Colony Partners LLC and each of the executive officers, directors and members of Fertitta Colony Partners LLC listed below is: c/o Fertitta Colony Partners LLC, 2960 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102; (702) 367-9969. Fertitta Colony Partners LLC was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. Fertitta Colony Partners LLC has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The names and material occupations, positions, officers or employment during the past five years of each executive officer and member of Fertitta Colony Partners LLC are set forth below.

Frank J. Fertitta III, member.   Refer to “—Frank J. Fertitta III”, below.

Lorenzo J. Fertitta, member.   Refer to “—Lorenzo J. Fertitta”, below.

FC Investor, LLC, member.   Refer to “—FC Investor, LLC”, below.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

FCP Acquisition Sub

FCP Acquisition Sub is a Nevada corporation and a wholly-owned subsidiary of Fertitta Colony Partners LLC. The business address of FCP Acquisition Sub and each of the executive officers and directors of FCP Acquisition Sub listed below is: c/o Fertitta Colony Partners LLC, 2960 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102; (702) 367-9969. FCP Acquisition Sub was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. FCP Acquisition Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The names and material occupations, positions, officers or employment during the past five years of each executive officer and director of FCP Acquisition Sub are set forth below.

Frank J. Fertitta III, President and director.   Refer to “—Frank J. Fertitta III”, below.

Lorenzo J. Fertitta, Vice President, Secretary and director.   Refer to “—Lorenzo J. Fertitta”, below.

Thomas J. Barrack, Jr., director.   Refer to “—FC Investor, LLC—Thomas J. Barrack, Jr.”, below.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

Fertitta Partners LLC

Fertitta Partners LLC is a Nevada limited liability company. The business address of Fertitta Partners LLC and each of the executive officers, directors and managers of Fertitta Partners LLC listed below is: c/o Fertitta Partners LLC, 2960 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102; (702) 367-9969. Fertitta Partners LLC was formed solely for purposes of entering into the transactions contemplated by the merger agreement. Fertitta Partners LLC has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The names and material occupations, positions, officers or employment during the past five years of each executive officer, member and manager of Fertitta Partners LLC are set forth below.

Frank J. Fertitta III, member and manager   Refer to “—Frank J. Fertitta III”, below.

Lorenzo J. Fertitta, member and manager.   Refer to “—Lorenzo J. Fertitta”, below.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

FCP Holding, Inc.

FCP Holding, Inc., is a Nevada corporation and a wholly-owned subsidiary of Fertitta Colony Partners LLC. The business address of FCP Holding, Inc., and each of the executive officers, directors and managers of FCP Holding, Inc., listed below is: c/o FCP Holding, Inc., 2960 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102; (702) 367-9969. FCP Holding, Inc., was formed solely for purposes of entering into the transactions contemplated by the merger agreement. FCP Holding, Inc., has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The names and material occupations, positions, officers or employment during the past five years of each executive officer and member of FCP Holding, Inc., are set forth below.

Frank J. Fertitta III, President and director.   Refer to “—Frank J. Fertitta III”, below.

Lorenzo J. Fertitta, Vice President, Secretary and director.   Refer to “—Lorenzo J. Fertitta”, below.

Thomas J. Barrack, Jr., director.   Refer to “—FC Investor, LLC—Thomas J. Barrack, Jr.”,

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

FCP VoteCo LLC

FCP VoteCo LLC is a Nevada limited liability company. The business address of FCP VoteCo LLC and each of the executive officers, directors and managers of FCP VoteCo LLC listed below is: c/o FCP VoteCo LLC, 2960 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102; (702) 367-9969. FCP VoteCo LLC was formed solely for purposes of entering into the transactions contemplated by the merger agreement. FCP VoteCo LLC has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The names and material occupations, positions, officers or employment during the past five years of each executive officer, member and manager of FCP VoteCo LLC are set forth below.

Frank J. Fertitta III, member and manager.   Refer to “—Frank J. Fertitta III”, below.

Lorenzo J. Fertitta, member and manager.   Refer to “—Lorenzo J. Fertitta”, below.

Thomas J. Barrack, Jr., member and manager.   Refer to “—FC Investor, LLC—Thomas J. Barrack, Jr.”, below.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

Frank J. Fertitta III

The business address for Frank J. Fertitta III is 2411 West Sahara Avenue, Las Vegas, Nevada 89102; (702) 797-7040.

Frank J. Fertitta III has served as Chairman of the Board of Station Casinos, Inc. since February 1993 and Chief Executive Officer since July 1992. Frank J. Fertitta III also served as President of Station Casinos, Inc. from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of Station Casinos, Inc. in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.

During the past five years, Frank J. Fertitta III has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Frank J. Fertitta III is a United States citizen.

Lorenzo J. Fertitta

The business address for Lorenzo J. Fertitta is 2411 West Sahara Avenue, Las Vegas, Nevada 89102; (702) 797-7040.

Lorenzo J. Fertitta was appointed Vice Chairman of the Board of Station Casinos, Inc. in December 2003. Lorenzo J. Fertitta has served as President of Station Casinos, Inc. since July 2000 and has served as a director since 1991. Lorenzo J. Fertitta served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. From 1991 to 1993, he served as Vice President of Station Casinos, Inc. Lorenzo J. Fertitta currently serves as the first President of the Nevada Resort Association and a member of its board of directors and serves as a director of the American Gaming Association. Lorenzo J. Fertitta served as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000.

During the past five years, Lorenzo J. Fertitta has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Lorenzo J. Fertitta is a United States citizen.

FC Investor, LLC

FC Investor, LLC is a Delaware limited liability company and a wholly-owned subsidiary of Colony Capital Acquisitions, LLC. The business address of FC Investor, LLC and each of the executive officers and directors of FC Acquisitions, LLC listed below is: 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067; (310) 282-8820. FC Investor, LLC was formed solely for purposes of entering into the transactions contemplated by the merger agreement. FC Investor, LLC has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Immediately prior to the consummation of the merger, certain investment funds affiliated with Colony Capital, LLC and of which Thomas J. Barrack, Jr. is the indirect general partner, will become the members of FC Investor, LLC.

Colony Capital, LLC, a Delaware limited liability company, acts as the managing member of Colony Capital Acquisitions, LLC. The principal business of Colony Capital, LLC and Colony Capital Acquisitions, LLC is to provide investment advice and management services to institutional and individual investors.

The names and material occupations, positions, officers or employment during the past five years of each executive officer of FC Investor, LLC, Colony Capital Acquisitions, LLC and Colony Capital, LLC are set forth below.

Thomas J. Barrack, Jr., Chairman and Chief Executive Officer.   Thomas J. Barrack, Jr. is the Founder, Chairman and Chief Executive Officer of Colony Capital, LLC. Colony Capital, LLC is the sole managing member of Colony Capital Acquisitions, LLC. During the past five years, Thomas J. Barrack, Jr. has, in such positions, provided overall strategic and investment direction and leadership to Colony Capital, LLC and its affiliates.

Jonathan H. Grunzweig, Vice President.   Jonathan H. Grunzweig is the Principal and Chief Investment Officer of Colony Capital, LLC. He oversees the sourcing, structuring, execution and management of all investments and divestments on a global basis. Prior to joining Colony Capital, LLC in 1999, Mr. Grunzweig was a Partner with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), where he specialized in corporate finance and mergers and acquisitions. Mr. Grunzweig also served as General Counsel for Colony Capital, LLC’s global investment program. From time to time, Skadden works with Colony Capital, LLC and its affiliates. The special committee was made aware of Colony Capital, LLC’s relationship with Skadden and determined that no conflict existed.

Ronald M. Sanders, Vice President.   Mr. Sanders, Principal and General Counsel, is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony Capital, LLC. Prior to joining Colony Capital, LLC in 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance, where he specialized in the representation of private equity funds and mergers and acquisitions.

Mark M. Hedstrom, Vice President, Secretary and Treasurer.   Mark M. Hedstrom is the Principal and Chief Financial Officer of Colony Capital, LLC. He is responsible for all financial and treasury functions and risk management and investor reporting.

Joy Mallory, Assistant Secretary.   Joy Mallory is the Vice President of Colony Advisors, LLC. She is responsible for the management of legal affairs and corporate and partnership records, as well as the documentation of Colony-sponsored fund investments.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC’s Public Reference Room in Washington D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.stationcasinos.com.

Because the merger is a “going private” transaction, Station, Parent, Merger Sub, Fertitta Partners, FCP HoldCo, FCP VoteCo, FC Investor, Frank J. Fertitta III and Lorenzo J. Fertitta have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this proxy, and any information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this proxy or a proxy supplement.

Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement and before the Special Meeting:

•       Station’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended;

•       Station’s Current Reports on Form 8-K, filed with the SEC on January 12, 2007, February 2, 2007, February 22, 2007, February 26, 2007, March 9, 2007, March 15, 2007 and March 30, 2007.

•       Station’s Registration Statement on Form 8-A, as amended, containing a description of Station Casinos, Inc. common stock.

We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

ATTENTION: INVESTOR RELATIONS
STATION CASINOS, INC.
2411 WEST SAHARA AVENUE
LAS VEGAS, NEVADA 89102
TEL: (702) 495-4242
OR HTTP://WWW.STATIONCASINOS.COM

Should you want more information regarding Station Casinos, Inc., please refer to the annual, quarterly and current reports, as applicable, filed with the SEC.

The information concerning Station Casinos, Inc. contained or incorporated by reference in this document has been provided by Station Casinos, Inc. and the information concerning Parent contained in this document has been provided by Parent.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [         ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of the proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STATION CASINOS, INC.,

FERTITTA COLONY PARTNERS LLC

AND

FCP ACQUISITION SUB

February 23, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 23rd day of February, 2007 by and among Station Casinos, Inc., a Nevada corporation (the “Company”), Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.    The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct or indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”). The Surviving Corporation shall retain the name of the Company.

B.     The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and (iii) resolved to recommend that stockholders of the Company approve this Agreement.

C.     The respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement.

D.    In the Merger, subject to the terms of Article II hereof, each share of common stock, $.01 par value per share, of the Company, including any Rights associated therewith (the “Shares”), other than those shares held by Parent, will be converted into the right to receive $90.00 per share in cash.

E.     Certain existing stockholders of the Company desire to contribute Shares to Parent immediately prior to the Effective Time in exchange for equity interests in Parent.

F.     Concurrently with the execution of this Agreement, as a condition and inducement to the Company’s and Parent’s willingness to enter into this Agreement, the Company, Parent and the Contributing Stockholders are entering into a voting agreement, of even date herewith (the “Voting Agreement”), pursuant to which each of the Contributing Stockholders has agreed, subject to the terms thereof, to vote their respective Shares in favor of adoption of this Agreement.

G.    The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.   Definitions.   For purposes of this Agreement, the following terms have the respective meanings set forth below:

“6% Notes” has the meaning set forth in Section 7.10.

“6% Notes Indenture” has the meaning set forth in Section 7.10.

“6½% Notes” has the meaning set forth in Section 7.10.

“6½% Notes Indenture” has the meaning set forth in Section 7.10.

“6 5/8% Notes” has the meaning set forth in Section 7.10.

“6 5/8% Notes Indenture” has the meaning set forth in Section 7.10.

“6 7/8% Notes” has the meaning set forth in Section 7.10.

“6 7/8% Notes Indenture” has the meaning set forth in Section 7.10.

“7¾% Notes” has the meaning set forth in Section 7.10.

“7¾% Notes Indenture” has the meaning set forth in Section 7.10.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Book-Entry Share” has the meaning set forth in Section 2.2(c).

“Business Day” means any day other than the days on which banks in Las Vegas, Nevada or New York, New York are required or authorized to close.

“Certificate” has the meaning set forth in Section 2.2(c).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(g)(i).

“Company Benefit Plan” means each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Awards” means Company Options and Company Restricted Shares.

“Company Joint Venture” means, with respect to the Company, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which the Company has rights with respect to the management of such Person.

“Company Options” means outstanding options to acquire Shares from the Company granted to Company Employees under the Company Stock Plans or otherwise.

“Company Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval of this Agreement by the Company’s stockholders prepared in accordance with applicable Law and including the information required to be included in the Schedule 13E-3.

“Company Restricted Shares” has the meaning set forth in Section 2.2(e).

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the 2005 Stock Compensation Plan, the Incentive Stock Option Plan, the Compensatory Stock Option Plan, the Restricted Share Plan, the Non-employee Director Stock Option Plan, the 1999 Compensatory Stock Option Plan, and the 1999 Share Plan.

“Compensation” has the meaning set forth in Section 7.8(a).

“Confidentiality Agreements” means, collectively, the Confidentiality Agreement, dated October 12, 2006, between the Company and Colony Capital Acquisitions, LLC, and the Confidentiality Agreement, dated as of December 1, 2006, between the Company and Fertitta Colony Partners LLC.

“Contract” has the meaning set forth in Section 4.4.

“Contributing Stockholders” means, individually or collectively, Frank J. Fertitta III, Lorenzo J. Fertitta, Blake L. Sartini and Delise F. Sartini and their respective Affiliates which contribute Shares to Parent pursuant to the Equity Rollover Commitments.

“Current Employee” has the meaning set forth in Section 7.8(a).

“Current Policies” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Tender Offers” has the meaning set forth in Section 7.10.

“Disbursing Agent” has the meaning set forth in Section 2.3(a).

“Disinterested Director” means a member of the Board of Directors of the Company who is independent within the meaning of Section 303A.02 of the New York Stock Exchange Listing Standards and who, accordingly, does not have a direct or indirect material relationship with the Company.

“DOJ” has the meaning set forth in Section 7.2(b).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employment Agreement” means any employment, severance, retention, termination, indemnification, change in control or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee of the Company or any of its Subsidiaries, on the other hand.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitment” has the meaning set forth in Section 5.7.

“Equity Rollover Commitments” has the meaning set forth in Section 5.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” has the meaning set forth in Section 7.4(b).

“Expected Date” has the meaning set forth in Section 7.9(a).

“Fertittas” means Frank J. Fertitta III and Lorenzo J. Fertitta.

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“FTC” has the meaning set forth in Section 7.2(b).

“Gaming Approvals” has the meaning set forth in Section 7.2(e).

“Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino or other gaming activities and operations, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the National Indian Gaming Commission.

“Gaming Law” means, with respect to any Person, any Law governing or relating to any current or contemplated casino or other gaming activities and operations of such Person and its Subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indentures” has the meaning set forth in Section 7.10.

“Interim  LLC Agreement” has the meaning set forth in Section 6.2.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

“Lease” means the lease of certain real property assets by PropCo to the Company, as set forth in the form of Master Lease Agreement, to be dated as of the Closing Date (the “Lease Agreement”), by and between the Company and PropCo.

“Lease Agreement” has the meaning set forth in the definition of “Lease”.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Limited Guarantee” has the meaning set forth in Section 5.13.

“Majority-Minority Vote” has the meaning set forth in Section 4.2(a).

“Marketing Period” has the meaning set forth in Section 7.9(a).

“Material Adverse Effect on the Company” means a material adverse effect on the assets or liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on the Company:  (A) any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) in general economic or political conditions, whether locally, nationally or internationally, or in the financial or securities markets, or any outbreak or escalation of hostilities or declared or undeclared acts of terrorism; (B) any Effect generally affecting, or resulting from general changes or developments in, the travel, hospitality or gaming industries; (C) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded); (D) any change in the price or trading volume of the Shares in and of itself (provided that the underlying causes of such changes shall not be excluded); (E) any Effect that is demonstrated to have resulted from the announcement of the proposal of the Merger or this Agreement and the transactions contemplated hereby, or the identity of Parent or any of its Affiliates as the acquiror of the Company; (F) any Effect arising from any action taken by the Company to comply with its obligations under this Agreement; or (G) any changes in Law or GAAP (or the interpretation thereof), except, in the case of clauses (A) and (B), to the extent such Effects referred to therein have had a materially disproportionate impact on the assets or liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the travel, hospitality or gaming industries.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shares” means the shares of common stock of Merger Sub, par value $0.001 per share.

“New Financing Commitments” has the meaning set forth in Section 7.9(c).

“NewCo” means FCP NewCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company.

“Notes” has the meaning set forth in Section 7.10.

“No-Shop Period Start Date” has the meaning set forth in Section 7.4(a).

“NRS” has the meaning set forth in Section 2.1(a).

“Operating Subsidiaries” has the meaning set forth in the definition of “Sale”.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Parent Expenses” has the meaning set forth in Section 9.2(e).

“Parent Plan” has the meaning set forth in Section 7.8(b).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority (including any Gaming Authority) possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest; or (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material adverse effect on the Company or the ability of Parent to obtain the Debt Financing.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“PropCo” means FCP PropCo, LLC, a Delaware limited liability company and a wholly owned-subsidiary of the Company.

“Purchase Agreement” has the meaning set forth in the definition of “Sale”.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.4(d).

“Regulatory Termination Fee” means $106,000,000.

“Replacement Policies” has the meaning set forth in Section 7.5(a).

“Representatives” has the meaning set forth in Section 7.4(a).

“Required Financial Information” has the meaning set forth in Section 7.9(a).

“Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Restraint” has the meaning set forth in Section 8.1(c).

“Rights” has the meaning set forth in the Rights Agreement.

“Rights Agreement” has the meaning set forth in Section 4.12.

“Reverse Termination Fee” means $160,000,000.

“Sale” means the sale of certain real property assets by Boulder Station, Inc., Fiesta Station Holdings, LLC, Lake Mead Station Holdings, LLC, Palace Station Hotel & Casino, Inc., Santa Fe Station, Inc., and Sunset Station, Inc. (collectively, the “Operating Subsidiaries”) to NewCo, as set forth in the Purchase and Sale Agreement, dated as of even date herewith (the “Purchase Agreement”), by and among the Operating Subsidiaries and NewCo.

“Sale and Lease-Back Agreements” means, collectively, (i) the Purchase Agreement, (ii) the Lease Agreement, and (iii) the form of Sublease Agreements, to be dated as of the Closing Date, by and among the Company and each of the Operating Subsidiaries.

“Schedule 13E-3” means a Rule 13e-3 Transaction Statement on Schedule 13E-3, together with any amendments or supplements thereto, relating to the Merger.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the reasons set forth in the resolution establishing such committee.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, 50% or more of the equity interests of the second Person).

“Superior Proposal” has the meaning set forth in Section 7.4(g)(ii).

“Superior Proposal Effective Time” has the meaning set forth in Section 7.13.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statute” has the meaning set forth in Section 4.12.

“Tax” means (i) all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability or joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person for the payment of Taxes.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Termination Fee” means $160,000,000, except in the event that any third party has made a bona fide Company Acquisition Proposal before the No-Shop Period Start Date, which Company Acquisition Proposal then constituted a Superior Proposal, and this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) in order to enter into a definitive agreement with respect to such Company Acquisition Proposal with such third party, the Termination Fee shall mean $106,000,000.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2.   Terms Generally.   The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II

THE MERGER

Section 2.1.   The Merger.

(a)   At the Effective Time, in accordance with the Nevada Revised Statutes (the “NRS”), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a direct or indirect wholly-owned subsidiary of Parent.

(b)   Subject to the provisions of this Agreement, with respect to the Merger, as soon as practicable after 10:00 a.m., Las Vegas time, on the Closing Date, Merger Sub shall file the Articles of Merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of the NRS with the Secretary of State of the State of Nevada. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Nevada or at such other date and time as is agreed between the parties and specified in the

Articles of Merger in accordance with the relevant provisions of the NRS (such date and time is hereinafter referred to as the “Effective Time”).

(c)   The Merger shall generally have the effects set forth in Section 92A.250, and any other applicable provisions, of the NRS and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d)   The closing of the Merger (the “Closing”) shall take place (i) at the offices of Milbank, Tweed, Hadley & McCloy LLP, located in Los Angeles, California, or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but in any event, no later than the later to occur of (i) the second Business Day after the day on which the last condition to the Merger set forth in Article VIII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions), or (ii) the date of completion of the Marketing Period (or, if Parent so notifies the Company, a date during the Marketing Period not less than three Business Days following such notice to the Company).

Section 2.2.   Conversion of Securities.   At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Shares:

(a)   Each Share held by the Company as treasury stock or otherwise owned by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (including Shares acquired by Parent immediately prior to the Effective Time), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b)   Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(c)   Each Share (including any Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.2(a)) automatically shall be canceled and converted into the right to receive $90.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate (a “Certificate”) or the book-entry share (a “Book-Entry Share”) formerly representing such Share in the manner provided in Section 2.3. Such Shares (including any Company Restricted Shares), other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the “Merger Shares.”

(d)   If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share and any other dependent items shall be appropriately adjusted to provide the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent items, subject to further adjustment in accordance with this Section 2.2(d).

(e)   Each Share (other than those canceled pursuant to Section 2.2(a)) outstanding immediately prior to the Effective Time, granted subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreements (collectively, the “Company Restricted Shares”) shall, by virtue of this Agreement and in accordance with Section 2.4(b), vest and become free of such restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.2(c).

(f)    The Company Options outstanding immediately prior to the Effective Time shall be treated as provided in Section 2.4.

(g)   For the avoidance of doubt, the parties acknowledge and agree that the contribution or sale of Shares (including Company Restricted Shares, if any) to Parent by the Contributing Stockholders shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event and shall not be converted into the right to receive the Merger Consideration.

Section 2.3.   Payment of Cash for Merger Shares and Company Options.

(a)   Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration and payments, if applicable, in respect of the Company Options, unless another agent is designated as provided in Section 2.4(a) (the “Disbursing Agent”). Prior to or substantially simultaneously with the filing of the Articles of Merger with the Secretary of State of the State of Nevada, Parent will deposit, or will cause to be deposited, with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options outstanding immediately prior to the Effective Time pursuant to Section 2.4 and pay any declared and unpaid dividends in respect of the Shares. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and Company Options outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $500,000,000, or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.

(b)   As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates or Book-Entry Shares will be effected, and risk of loss and title will pass, only upon delivery of the Certificates or Book-Entry Shares to the Disbursing Agent. Upon surrender of such Certificate(s) or Book-Entry Share(s) to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered and exchanged, each such Certificate or Book-Entry Share shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration and any declared and unpaid dividend in respect of such Certificate or Book-Entry Share, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate or Book-Entry Share in respect thereof.

(c)   If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate(s) or Book-Entry Share(s) surrendered in exchange therefor, it shall be a condition to such payment that the Certificate(s) or Book-Entry Share(s) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

(d)   After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Disbursing Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)   If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to Parent or the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificate(s) or Book-Entry Share(s) for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Disbursing Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of Certificates or Book-Entry Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of two years after the Effective Time (or immediately prior to such earlier date on which such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share.

(g)   Except as provided in Section 2.2(a), from and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h)   In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i)    Notwithstanding the provisions of Section 2.2(c) or 2.2(e), Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 2.4.   Treatment of Company Options.

(a)   As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of Shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, without interest. All payments with respect to canceled Company Options shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent for the purpose of paying such amounts in accordance with Section 2.3(a).

(b)   Prior to the Effective Time, the Company and Parent will adopt such resolutions and take such other commercially reasonable actions as are reasonably necessary in order to effectuate the actions contemplated by Section 2.2(e) and this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

(c)   Notwithstanding the provisions of Section 2.4(a), Parent, the Surviving Corporation and the Disbursing Agent (or such other agent designated pursuant to Section 2.4(a) hereof), shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of Company Options from whose payments in respect of Company Options the amounts were so deducted and withheld.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1.   Articles of Incorporation.   The Amended and Restated Articles of Incorporation of the Company, as amended to read in its entirety as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Station Casinos, Inc.”

Section 3.2.   Bylaws.   The bylaws of the Company, as amended to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, in the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 3.3.   Directors and Officers.   From and after the Effective Time, (i) the directors of Surviving Corporation at the Effective Time shall be the Fertittas and Thomas Barrack (and such other directors as may be designated by Parent) and (ii) the officers of the Company at the Effective Time (other than those who Parent determines shall not remain as officers of the Surviving Corporation) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or any contractual commitments with respect to the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (provided that the listing of an item in one section of the Company Disclosure Letter shall be deemed to be a listing in each section of the Company Disclosure Letter to which such item relates only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other section), (y) as may be disclosed in the Company SEC Reports filed prior to the date of this Agreement or (z) as otherwise known to any of the Fertittas on or prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1.   Corporate Existence and Power.   Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except, in the case of its Subsidiaries, where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company, its Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except, in the case of its Subsidiaries, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any Company Joint Venture, is in violation of its organizational or governing documents in any material respect.

Section 4.2.   Corporate Authorization.

(a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Stockholder Vote, to consummate the Merger and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the transactions contemplated by the Sale and Lease-Back Agreements have been duly and validly authorized by the Board of Directors of the Company. Except for the approval of this Agreement by (i) 66 2/3% of the outstanding Shares entitled to vote thereon, and (ii) a majority of the outstanding Shares (excluding the Shares held by Parent, Merger Sub, the Contributing Stockholders or any of their respective Affiliates) present, in person or by proxy, and voting at the Company Stockholder Meeting (the “Majority-Minority Vote” and, together with the approval described in clause (i), the “Requisite Stockholder Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its stockholders (other than the Contributing Stockholders), (ii) approved the Merger and the execution, delivery and performance of this Agreement, and (iii) resolved to recommend that the Company stockholders (other than the Contributing Stockholders) approve this Agreement and directed that such matter be submitted for the consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3.   Governmental Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) those required by the Secretary of State of the State of Nevada as contemplated hereby; (ii) compliance with the applicable requirements of the HSR Act; (iii) filings with, and approvals by, Gaming Authorities; (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3; (v) compliance with the rules and regulations of the New York Stock Exchange; (vi) compliance with any applicable foreign or state securities or Blue Sky laws; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.4.   Non-Contravention.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries or Company Joint Ventures; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or Company Joint Ventures or any of their respective properties or assets; (iii) except as set forth in Section 4.4 of the Company Disclosure Letter, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.5.   Capitalization.

(a)   As of December 31, 2006, the authorized capital stock of the Company consists of:

(i)    135,000,000 Shares, of which 57,261,676 shares were issued and outstanding (including 3,027,354 outstanding Company Restricted Shares);

(ii)   5,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding; and

(iii)  outstanding Company Options to purchase an aggregate of 2,187,107 Shares, with a weighted average exercise price of $12.07 per share.

All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of December 31, 2006, 23,245,751 Shares were held in the treasury of the Company.

(b)   Except as set forth in Section 4.5(a) and except for 1,108,632 Shares reserved for issuance pursuant to the Company Stock Plans and except for the Rights, as of the date of this Agreement, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the securities described in clauses (i) through (iv) are collectively referred to herein as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.

(c)   From September 30, 2006 to the date of this Agreement, (i) other than the issuance of Shares upon the exercise of Company Options, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, other than (x) the dividend of $0.2875 per Share paid on December 4, 2006 to stockholders of record on November 13, 2006 and (y) the dividend of $0.2875 per Share payable on March 12, 2007 to stockholders of record on February 26, 2007, and (ii) other than, as of January 31, 2007,  the redemption of 8,659 Shares by the Company in lieu of employee tax obligations upon the vesting of certain Company Restricted Shares, neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company stockholders may vote are outstanding.

Section 4.6.   Reports and Financial Statements.

(a)   The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2005 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2005, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports, and (ii) to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules,

where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

Section 4.7.   Undisclosed Liabilities.   Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheets (as restated, or the related notes thereto) of the Company included in the Company SEC Reports, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheets, (iii) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice and (iv) for transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.8.   Disclosure Documents.   The Schedule 13E-3 and the Company Proxy Statement will not, at the date it is filed with the SEC (in the case of the Schedule 13E-3), at the date it is first mailed to stockholders of the Company (in the case of the Company Proxy Statement), at the time of any amendments thereof or supplements thereof, and at the time of the Company Stockholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates, for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13E-3 based on information supplied by Parent, Merger Sub or their respective Affiliates specifically for inclusion therein.

Section 4.9.   Absence of Certain Changes or Events.   Since December 31, 2005, no change, circumstance, event or effect has occurred which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in Section 4.9 of the Company Disclosure Letter, between December 31, 2005 and the date hereof the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice.

Section 4.10.   Finders’ Fees.   No agent, broker, investment banker, financial advisor or other firm or person retained by the Company, except Bear, Stearns & Co. Inc. (“Bear Stearns”), is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with any of the transactions contemplated by this Agreement. Prior to the date hereof, the Company furnished Parent with a true and complete copy of the engagement letter entered into between Company and Bear Stearns.

Section 4.11.   Opinion of Financial Advisor.   Bear Stearns has delivered to the Special Committee an opinion to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company (other than the Contributing Stockholders) is fair, from a financial point of view, to such stockholders.

Section 4.12.   Anti-Takeover Provisions.   No “fair price,” “merger moratorium,” “control share acquisition,” or other anti-takeover or similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, except for those which have been made not applicable to this Agreement, the Merger and the other transactions contemplated hereby by valid action of the Board of Directors of the Company prior to the execution and delivery hereof. Prior to the execution and delivery hereof, the Board of Directors of the Company took all action necessary to ensure that Parent, Merger Sub and their respective Affiliates and Associates, as defined in the rights agreement (the “Rights Agreement”), dated as of October 6, 1997, entered into by and between the Company and Continental Stock Transfer & Trust Company, are excepted from the definition of Acquiring Person in the Rights Agreement only to the extent each is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

Section 4.13.   Compliance With Laws.

(a)   Except as set forth in Section 4.13 of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance with all Laws (including Gaming Laws) applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (provided that the listing of an item in one section of the Parent Disclosure Letter shall be deemed to be a listing in each section of the Parent Disclosure Letter to which such item relates only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other section), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:

Section 5.1.   Corporate Existence and Power.   Each of Parent, a limited liability company, and Merger Sub, a corporation, is duly organized, validly existing and in good standing under the laws of Nevada. Parent has all limited liability company power and authority, and Merger Sub has all corporate power and authority, required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2.   Corporate Authorization.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. No other corporate proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by

Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3.   Governmental Authorization.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) filings with, and approvals by, Gaming Authorities specified in Section 5.3(iii) of the Parent Disclosure Letter, (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3; (v) compliance with any applicable state securities or Blue Sky laws; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely effect in any material respect, or prevent or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

Section 5.4.   Non-Contravention.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any Contract.

Section 5.5.   Disclosure Documents.   None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, at the date it is filed with the SEC (in the case of the Schedule 13E-3), at the date it is first mailed to stockholders of the Company (in the case of the Company Proxy Statement), at the time of any amendments thereof or supplements thereof and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6.   Finders’ Fees.   No agent, broker, investment banker, financial advisor or other firm or person except Deutsche Bank Securities Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.

Section 5.7.   Financing.   Parent has delivered to the Company true and complete copies of (i) the commitment letter with respect to the senior credit facilities, dated as of the date hereof, among Parent and Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas and JPMorgan Chase Bank and (ii) the commitment letter with respect to the first lien mortgage loan, dated as of the date hereof, among Parent and German American Capital Corporation, Deutsche Bank AG, New York Branch and JPMorgan Chase Bank (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt

Financing”), and (iii) the equity commitment letter, dated as of the date hereof, from FC Investor, LLC (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. None of the Financing Commitments has been or will be amended or modified, except as consistent with Section 7.9(c), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any Financing Commitment and subject to the accuracy of the representations and warranties of the Company set forth in Article IV and the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date. The funds contemplated to be provided by the Financing Commitments would be sufficient to enable Parent to make or cause to be made payments of the Merger Consideration as provided herein (including for the Company Options as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the repayment of outstanding indebtedness of the Surviving Corporation) and all of the related fees and expenses. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Commitments. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments. As of the date hereof, Parent or Merger Sub has fully paid, or caused to be fully paid, any and all commitment fees which are due and payable with respect to the Debt Financing Commitments.

Section 5.8.   Equity Rollover Commitments; Management Agreements.   Parent has delivered to the Company true and complete copies of (i) the equity rollover letters, dated as of the date hereof, from the Contributing Stockholders (the “Equity Rollover Commitments”), pursuant to which such parties have committed to contribute to Parent that number of Shares set forth in such letters for shares of capital stock of Parent immediately prior to the Effective Time, and (ii) the Voting Agreement. As of the date hereof, other than the Equity Rollover Commitments, the Voting Agreement and the Interim LLC Agreement, there are no Contracts between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors of the Company, on the other hand. On the Closing Date, it is anticipated that the Interim LLC Agreement will be amended and restated and that Parent will enter into employment agreements with each of the Fertittas.

Section 5.9.   Parent and Merger Sub.   Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other material business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby, including in connection with arranging the Financing. As of the date hereof, there were 100 shares of common stock of Merger Sub issued and outstanding, representing the only shares of capital stock of Merger Sub outstanding and entitled to vote on the Merger.

Section 5.10.   Ownership of Shares.   Except as disclosed on Schedule 5.10 of the Parent Disclosure Letter, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any Shares except pursuant to this Agreement or the Equity Rollover Commitments.

Section 5.11.   Interest in Competitors.   Except as disclosed on Schedule 5.11 of the Parent Disclosure Letter, none of Parent, Merger Sub or the Contributing Stockholders owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act or the Gaming Laws, in any entity or Person doing business in the United States that derives a substantial portion of its revenues from a line of business within the Company’s principal line of business.

Section 5.12.   No Other Representations and Warranties.   Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries.

Section 5.13.   Guarantee.   Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee of Colony Investor VII, L.P., a Delaware limited partnership, Colony Investor VIII, L.P., a Delaware limited partnership, and Colony Parallel Investors VIII, L.P., a Delaware limited partnership, with respect to certain matters as specified therein (the “Limited Guarantee”).

Section 5.14.   Solvency.   Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingence and unliquidated debts, is greater than its assets, at a fair valuation, or because the present fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay them as they become due.

Section 5.15.   Disclosure.

(a)   No material plans for the business or operations of the Company or any of its Subsidiaries (including any properties for which the Company or any such Subsidiaries owns an option, right of first refusal or other similar right to purchase) have been delivered or made available by or on behalf of the Company or its Subsidiaries or the Fertittas to Parent and Merger Sub which are not reflected in the plans or records of the Company or any such Subsidiaries and which have not been provided to the Board of Directors or the Special Committee.

(b)   Parent and Merger Sub have delivered, or caused to be delivered, to the Special Committee or its Representatives the most current projections, estimates or forecasts received or prepared by, or for the benefit of, Parent and Merger Sub, any of their Affiliates or their respective Representatives (including any projections, estimates or forecasts provided to the Financing sources of Parent) relating to the Company (it being understood that Parent and Merger Sub need not deliver any information relating to Parent’s or Merger Sub’s pricing of, or expected return on, the Company’s securities or assets).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1.   Conduct of the Company and Subsidiaries.   Except for matters (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice and use all commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees on terms and conditions substantially comparable to those currently in effect and the goodwill of any Governmental Authority, customers, lenders, distributors, suppliers and other Persons with which it has material business relationships. Without limiting the generality of the foregoing, and except as required by Law or except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(a)    propose or adopt any change in its organizational or governing documents;

(b)   merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Merger and other than any mergers or consolidations among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(c)    sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Joint Venture), other than the transactions contemplated by the Sale and Lease-Back Agreements;

(d)   redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness in the ordinary course consistent with past practice, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(e)    offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(f)    make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except as required by existing Contracts;

(g)    authorize any capital expenditures in excess of $25,000,000 per project or in excess of $30,000,000 per related series of projects, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s 2007 budget and approved development plans, as delivered to Parent prior to the date hereof, or the Company’s 2008 budget and development plans approved by the Board of Directors;

(h)   pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(i)    mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any material Lien thereupon (other than Permitted Liens);

(j)     enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Shares;

(k)   (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than (A) a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation, (B) the dividend of $0.2875 per share payable on March 12, 2007 to stockholders of record on February 26, 2007 or (C) commencing with the quarter ending June 30, 2007, regular quarterly cash dividends in respect of the Shares not to exceed $0.2875 per share (provided that, with respect to the quarter ending

September 30, 2007, the record date and payment date shall not be earlier than September 21 and October 2, respectively, and, with respect to the quarter ending December 31, 2007, the record date and payment date shall not be earlier than December 21 and January 2, respectively, and with respect to the quarter ending March 31, 2008, the record date and payment date shall not be earlier than March 21 and April 2, respectively), (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, and (E) the issuance of Company Securities as required to comply with any Company Benefit Plan or Employment Agreement as in effect on the date of this Agreement;

(l)    except (i) as required pursuant to existing written agreements or any Company Benefit Plan, Employment Agreement or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business or (iii) as required by applicable Law (including Section 409A of the Code), (A) adopt, amend or terminate any Company Benefit Plan or enter into or amend any collective bargaining agreement or any Employment Agreement with any officer or director of the Company, other than entry into Employment Agreements with persons who are not executive officers or directors or (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(m)  other than in the ordinary course of business consistent with past practice, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $25,000,000 in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company;

(n)   other than in the ordinary course of business and except as are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or their respective businesses, make or change any material Tax election, or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(o)   make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations among the Company and its Subsidiaries or among the Company’s Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

(q)   take any action that is intended to or would result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.2 becoming incapable of being satisfied;

(r)    take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(s)    authorize, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, in no event shall any action taken by, with the written consent of, or at the written direction of, any of the Fertittas (and not also at the direction or with the concurrence of the Board of Directors of the Company (acting with the concurrence of the Special Committee) or the Special Committee) constitute a violation by the Company of this Section 6.1.

Section 6.2.   Conduct of Parent and Merger Sub.

Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not (i) take any action (including by way of amendment to the First Amended and Restated Operating Agreement, dated as of the date hereof, among Parent and the investors named therein (the “Interim LLC Agreement”)) that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.3 becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would reasonably be likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3.   No Control of Other Party’s Business.   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1.   Stockholder Meeting; Proxy Material.

(a)   The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement and the Schedule 13E-3, (ii) subject to Section 7.4, use commercially reasonable efforts to solicit the approval of this Agreement by the Company stockholders, and (iii) except to the extent that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 7.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve this Agreement (the “Recommendation”). Notwithstanding the foregoing, the Company shall not be obligated to convene the Company Stockholders Meeting in the event that the Board of Directors shall have effected a Recommendation Withdrawal.

(b)   In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable prepare the Company Proxy Statement and the Schedule 13E-3 and file, jointly with Parent and Merger Sub, the Schedule 13E-3 with the SEC as promptly as reasonably practicable, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the Company stockholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the

Company Stockholder Meeting (provided that the Company shall be under no obligation to mail the Company Proxy Statement to its stockholders prior to the No-Shop Period Start Date), (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement and the preparation and filing of the Schedule 13E-3, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement and the Schedule 13E-3 under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement and the Schedule 13E-3, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its stockholders and filing the Schedule 13E-3 with the SEC.

Section 7.2.   Reasonable Best Efforts.

(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities (including Gaming Authorities) or other Persons and, in the case of Parent, using reasonable best efforts to enforce any remedies available to Parent in the Interim LLC Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or amounts that are advanced or substantially simultaneously reimbursed by Parent. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof (and in any event within 10 Business Days) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act; provided that in no event shall any member of Parent, or any Affiliate of any member of Parent, as of the date of this Agreement, be required to divest any stock, partnership, membership or other ownership interest in any entity, or agree to undertake any divestiture or restrict its conduct with regard to any business to the extent such action or restriction relates to the Las Vegas Hilton. Subject to the foregoing, Parent agrees, and shall cause any member of Parent or any Affiliate of any member of Parent, to undertake any divestiture or restrict the conduct with respect to its business to obtain any necessary approvals under the HSR Act. Without limiting the foregoing, the parties shall request and shall use their respective reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby;

and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to any requirement, condition, limitation, understanding, agreement, order to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any Subsidiary in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company at or after the Effective Time; and provided further that the Company will, upon the request of Parent, become subject to, consent or agree to, or otherwise take any action with respect to any requirement, condition, limitation, understanding, agreement, order to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any Subsidiary, so long as such requirement, condition, limitation, understanding, agreement, order is binding on the Company and such Subsidiary only in the event that the Closing occurs; and provided further that in no event shall any member of Parent, or any Affiliate of any member of Parent, as of the date of this Agreement, be required to divest any stock, partnership, membership or other ownership interest in any entity, or agree to undertake any divestiture or restrict its conduct with regard to any business to the extent such action or restriction relates to the Las Vegas Hilton. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the End Date.

(d)   Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)   In furtherance and not in limitation of the covenants of the parties contained in Section 7.2(a), Parent and Merger Sub each hereby agrees to use commercially reasonable efforts (i) to as promptly as practicable after the date hereof, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to own and operate the Company (collectively, “Gaming Approvals”), (ii) to avoid any action or proceeding by any Gaming Authority challenging the consummation of the transactions contemplated hereby, (iii) to make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under the Gaming Laws, (iv) to schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible and (v) to comply with the terms and conditions of any and all of the foregoing in all material respects as necessary to obtain the Gaming Approvals. Parent and its Representatives and Affiliates shall (i) file or cause to be filed (x) within 60 calendar days after the date hereof all required initial applications and documents in respect of officers and directors and Affiliates in connection with obtaining the Gaming Approvals (including where appropriate indications of further information to come by supplementary filing) and (y) as promptly as practicable after the date hereof all other required applications and documents in connection with obtaining the Gaming Approvals, (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings, (iii) act diligently and promptly to pursue the Gaming Approvals, (iv) cooperate with the Company in connection with the making of all filings referenced in the preceding sentence and (v) keep the Company reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including  promptly advising the Company upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed.

Section 7.3.   Access to Information.

(a)   Subject to the restrictions imposed by the Gaming Laws, the HSR Act, federal and state securities Laws and other applicable Laws, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or any of its Subsidiaries) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i) to the extent that books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) to the extent that the disclosure thereof would result in the loss of attorney-client privilege or (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such Law). All information exchanged pursuant to this Section 7.3(a) shall be subject to the Confidentiality Agreements.

(b)   No investigation by any of the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

Section 7.4.   Solicitation.

(a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (PST) on the 30th Business Day thereafter (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) shall have the right (acting under the direction of the Special Committee) to:

(i)    initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements that are consistent with the Company’s past practice for transactions involving unaffiliated third-parties; and

(ii)   enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Company Acquisition Proposal.

(b)   Subject to Section 7.4(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c) and except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date which constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (the Person making such Company Acquisition Proposal being referred to as an “Excluded Party”) (provided, that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Company Acquisition Proposal made by such party fails to constitute a Superior Proposal and could not reasonably be expected to result in a Superior Proposal), on the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder. Within one Business Day of the No-Shop Period Start Date, the Company shall notify Parent of whether or not the Company is participating in discussions or negotiations with an Excluded Party.

(c)   Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time on and following the No-Shop Period Start Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company has otherwise complied in all material respects with its obligations under this Section 7.4 and the Company has received a written Company Acquisition Proposal from a third party (including a Company Acquisition Proposal prior to the No-Shop Start Period from an Excluded Party) that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) believes in good faith to be bona fide and (ii) the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement that is consistent with the Company’s past practice for transactions involving unaffiliated third-parties. From and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent and Merger Sub in the event (x) it has received a Company Acquisition Proposal from an Excluded Party or (y) it receives a Company Acquisition Proposal from a Person or group of related Persons (other than an Excluded Party), which notice shall include the material terms and conditions thereof and the identity of the party (other than an Excluded Party) making such proposal or inquiry, and shall keep Parent and Merger Sub reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), prior to obtaining the Requisite Stockholder Vote, the Company will in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d)   Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Recommendation; provided, that at any time prior to obtaining the Requisite Stockholder Vote, if the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) concludes in good faith constitutes a Superior Proposal, then the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) may withdraw or modify its Recommendation in a manner adverse to Parent and Merger Sub (“Recommendation Withdrawal”) if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, but only after (1) the Company has notified Parent in writing of the determination that such Company Acquisition Proposal constitutes a Superior Proposal and (2) at least three Business Days following receipt by Parent of such notice, the Board of Directors of the Company has determined that such Superior Proposal remains a Superior Proposal.

(e)   Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors), after consultation with its outside counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable Law or necessary to comply with obligations under federal securities Laws or New York Stock Exchange; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (acting through the Special Committee if such committee still exists) expressly reaffirms in such disclosure the Recommendation.

(f)    The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company; provided that notwithstanding anything to the contrary set forth in this Section 7.4, in no event shall any action taken by, with the written consent of, or at the written direction of, any of the Fertittas (and not also at the direction or with the concurrence of the Board of Directors of the Company (acting with the concurrence of the Special Committee) or the Special Committee) constitute a violation by the Company of this Section 7.4. Nothing contained in this Section 7.4 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.4.

(g)   As used in this Agreement, the term:

(i)    “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class or series of Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute(s) 30% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

(ii)   “Superior Proposal” means a Company Acquisition Proposal (except the references therein to “30%” shall be replaced by “50%”), which was not obtained in violation of this Section 7.4, and which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (in their capacities as stockholders) (other than the Contributing Stockholders) than the transactions contemplated hereby (x) after consultation with its financial advisor (who shall be a nationally recognized investment banking firm) (it being understood that Bear Stearns shall qualify for such purpose), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein), including, without limitation, the relative likelihood of obtaining the Requisite Stockholder Vote, and (z) after taking into account all appropriate legal (after consultation with its outside counsel), financial (including the financing terms of any such proposal), regulatory (including the relative likelihood of obtaining the requisite approvals under any applicable Gaming Law) or other aspects of such proposal, including, without limitation the identity of the third party making such proposal and the terms of any written proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement.

Section 7.5.   Director and Officer Liability.

(a)   From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s and its respective Subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Parent shall, or shall cause the Surviving Corporation to, obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance with an amount of coverage equal to 150% of the amount of coverage under the directors’ and officers’ liability insurance policies maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”), and with such other terms that are no less than favorable than those of the Current Policies; provided that the Company shall use its commercially reasonable efforts to increase such amount to 300% prior to the Closing Date.

(b)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its

Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5.

(c)   The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6.   Takeover Statutes.   The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7.   Public Announcements.   Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law, court process or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

Section 7.8.   Employee Matters.

(a)   Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Employment Agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, target cash bonus opportunities under annual programs and commissions, but excluding equity and equity equivalents (collectively, “Compensation”), that in the aggregate is no less favorable than, and (ii) welfare benefits that in the aggregate are no less favorable than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.8, nothing herein shall (A) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or (B) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable employee benefit plans.

(b)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, except for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

(c)   From and after the Effective Time, Parent will cause the Surviving Corporation and all of their Subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent legally binding on the Company or any of its Subsidiaries.

(d)   The provisions of this Section 7.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.8) under or by reason of any provision of this Agreement.

Section 7.9.   Financing.

(a)   Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested in writing by Parent with reasonable notice in connection with the Financing, including, without limitation (i) participation in meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents or other similar documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, in each case so long as not effective until on or after the Effective Time, (iv) furnishing Parent and its Financing sources with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the Debt Financing or any other financing transaction executed in connection with the transactions contemplated hereby (the “Required Financial Information”), (v) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be requested by Parent or the lenders under the Debt Financing Commitments, (vi) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, if and in the form now currently prepared by the Company, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) so long as not effective until on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (viii) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company (it being understood that to the greatest extent practicable, the actions contemplated by this Section 7.9(a)(viii) shall not be required to be taken until immediately prior to the Closing); provided that nothing contained in this Section 7.9 shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company shall cause its officers, in their capacities as officers, to deliver such customary management representation letters as any audit firm may request in connection with any comfort letters or similar documents required in connection with the Debt Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its marks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.9 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (y) to incur any out-of-pocket expense unless such expense is advanced or substantially simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 7.9 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). Nothing contained in this Section 7.9 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 7.9(a) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

For purposes of this Agreement, “Marketing Period” shall mean the first period of 15 consecutive Business Days after the date hereof throughout which (A) Parent shall have in all material respects the Required Financial Information that the Company is required to provide to Parent pursuant to this Section 7.9, (B) the conditions set forth in Section 8.1 (subject to the immediately following sentence) and Section 8.2 shall be satisfied (or are capable of being satisfied at the Closing), and (C) the applicable auditors shall not have withdrawn their audit opinions for any applicable Required Financial Information; provided, that such 15 Business Day period shall commence no earlier than three Business Days after the condition set forth in Section 8.1(a) has been satisfied; and, provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. Notwithstanding the foregoing, it is the intention of the parties to and, to the extent practicable and not commercially inadvisable, the parties shall, if the Required Financial Information is available, begin the Marketing Period on the Expected Date with the view to finish the Marketing Period and complete the Debt Financing contemporaneously with the satisfaction of the condition set forth in Section 8.1(b) relating to Gaming Approvals. For purposes of this Agreement, the “Expected Date” shall mean the date that Parent’s Nevada counsel reasonably believes in good faith is 30 calendar days prior to the date that the condition set forth in Section 8.1(b) relating to Gaming Approvals will be satisfied.

(b)   Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments as promptly as practicable on the terms and conditions described in the Debt Financing Commitments, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and Merger Sub and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all conditions applicable to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable, taken as a whole, to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period.

(c)   Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that would be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VIII. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time by new debt financing commitments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (A) impose new or additional conditions or adversely amend the existing conditions to the receipt of the Financing as set forth in the Debt Financing Commitments in any material respect or (B) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VIII or commencement of the Marketing Period. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

Section 7.10.   Debt Tender Offers.

(a)   Following the Company Stockholder Meeting, upon the request of Parent (which shall be made no earlier than a reasonable period of time prior to commencement of the Marketing Period), the Company shall promptly commence offers to purchase and related consent solicitations on such terms and conditions as are reasonably acceptable to Parent and the Company (including the related consent solicitations, collectively, the “Debt Tender Offers”) with respect to all of the outstanding aggregate principal amount of the Company’s (i) 6% Senior Notes due 2012 (the “6% Notes”), issued pursuant to the Indenture, dated as of March 17, 2004 (the “6% Notes Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee, (ii) 6½% Senior Subordinated Notes due 2014 (the “6½% Notes”), issued pursuant to the Indenture, dated as of January 29, 2004 (the “6½% Notes Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee, (iii) 6 7/8% Senior Subordinated Notes due 2016 (the “6 7/8% Notes”), issued pursuant to the Indenture, dated as of February 27, 2004 (the “6 7/8% Notes Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee, (iv) 6 5/8% Senior Subordinated Notes due 2018 (the “6 5/8% Notes”), issued pursuant to the Indenture, dated as of March 13, 2006 (the “6 5/8% Notes Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee, (v) 7¾% Senior Subordinated Notes due 2016 (the “7¾% Notes”, and, together with the 6% Notes, the 6½% Notes, the 6 7/8% Notes and the 6 5/8% Notes, the “Notes”), issued pursuant to the Base Indenture, dated as of August 1, 2006, and a First Supplemental Indenture, dated as of August 15, 2006 (collectively, the “7¾% Notes Indenture”, and, together with the 6% Notes Indenture, the 6½% Notes Indenture, the 6 7/8% Notes Indenture and the 6 5/8% Notes Indenture, the “Indentures”), between the Company and Law Debenture Trust Company of New York, as trustee. Parent shall assist the Company in connection with the foregoing. Promptly following the expiration date of the consent solicitations, assuming the requisite consents are received, the Company shall execute supplemental indentures to the Indentures reflecting the amendments to such Indentures consented to in the Debt Tender Offers, which supplemental indentures shall become operative concurrently with the Effective Time, and shall use commercially reasonable efforts to cause the trustees under the Indentures to promptly enter into such supplemental indentures, as applicable. The Company shall provide, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers. The closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use commercially reasonable efforts to cause the Debt Tender Offers to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offers, Parent shall cause the Surviving Corporation to accept for purchase and purchase the Notes properly tendered and not properly withdrawn in the Debt Tender Offers using funds provided by or at the direction of Parent sufficient to fund such purchase, including any applicable premiums, and all related fees and expenses. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer. The Debt Tender Offers and other actions taken in connection therewith shall be conducted in accordance with the terms of the applicable Indentures and all applicable rules and regulations of the SEC and other applicable Laws.

(b)   Parent shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses), reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Debt Tender Offer in respect of any series of Notes. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company or any of its Subsidiaries to repurchase any Notes or incur any additional obligations to the holders of the Notes prior to the consummation of the Debt Tender Offers. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 7.10 with respect to any Debt Tender Offer (other than as a result of the Company’s fraud or willful misconduct); provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred is attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(c)   The Company shall be deemed to have satisfied each of its obligations set forth in Section 7.10(a) if the Company shall have used commercially reasonable efforts to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer.

Section 7.11.   Notices of Certain Events.   Each of the parties hereto shall use reasonable efforts to promptly notify the other parties of:

(a)   the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(b)   any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect;

(c)   the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(d)   the receipt by such party of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(e)   its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

The delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 7.12.   Confidentiality Agreements.   Parent acknowledges on behalf of its Affiliates and each investor in Parent party to any Confidentiality Agreement that such Affiliates and investors continue to be bound by such Confidentiality Agreement (including any “standstill” provisions therein), and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s or such Affiliate’s rights and obligations under such agreements.

Section 7.13.   Vesting of Company Equity Awards.   As promptly as practicable (and in any event within 30 calendar days from the date of this Agreement), the Company shall take such actions as may be reasonably required to irrevocably amend the terms of the Company Equity Awards to provide that in the event the Company consummates a Superior Proposal which results in the termination of this Agreement, any such Company Equity Awards that are unvested as of the date of such consummation (the “Superior Proposal Effective Time”) shall become fully vested (and, in the case of Company Options, immediately exercisable in full) and all restrictions on such Company Equity Awards shall lapse, in each case at the Superior Proposal Effective Time, provided that (1) such Company Equity Awards are still outstanding at (and have not terminated prior to) the Superior Proposal Effective Time, (2) such Company Equity Awards have not yet become fully vested or exercisable prior to the Superior Proposal Effective Time and (3) such amendments shall expressly be conditioned upon the consummation of a Superior Proposal that results in the termination of this Agreement and shall be of no effect if such Superior Proposal is not consummated.

Section 7.14.   Rule 16b-3.   Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1.   Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)   Stockholder Approval.   This Agreement shall have been approved by the Requisite Stockholder Vote.

(b)   Regulatory Approval.   Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated, and all other required approvals of any Governmental Authority (including any Gaming Approvals) shall have been obtained.

(c)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 8.2.   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a)   Representations and Warranties.   Subject to the preamble to Article IV, the representations and warranties (i) set forth in Section 4.5 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time and (ii) set forth in Article IV, other than those described in clause (i) above, shall be true and correct in all respects as of the date of this Agreement and as of the date of the Effective Time as if made at and as of such time, except in the case of this clause (ii) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company, provided that in the case of clauses (i) and (ii), representations made as of a specific date shall be required to be true and correct (subject to the qualifications set forth in clauses (i) and (ii), as applicable) as of such date only. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

Section 8.3.   Conditions to the Obligations of the Company   The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time and those which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time, provided that representations made as of a specific date shall be required to be true as of such date only. The

Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing

ARTICLE IX

TERMINATION

Section 9.1.   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the stockholders of the Company):

(a)   by mutual written consent of the Company (acting on the direction of the Special Committee), on the one hand, and Parent and Merger Sub, on the other hand;

(b)   by either the Company (with the prior approval of the Special Committee) or Parent, if:

(i)   the Effective Time shall not have occurred on or before the twelfth month anniversary of the date of this Agreement (the “End Date,” unless extended pursuant to the proviso below), provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated by such time; provided, however, that if all of the conditions to the Closing set forth in Article VIII were or were capable of being satisfied on the twelfth month anniversary of the date of this Agreement other than relating to a Gaming Approval, then, upon written notice provided by Parent to the Company prior to such twelfth month anniversary, the “End Date” shall be automatically extended for an additional three months;

(ii)   if any Restraint having the effect set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint; or

(iii)   at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company stockholders fail to approve this Agreement by the Requisite Stockholder Vote;

(c)   by the Company (with the prior approval of the Special Committee), if:

(i)   a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.3(a) or (b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within sixty (60) calendar days following notice of such breach to Parent; provided, however, that the Company is not then in material breach of this Agreement; or

(ii)   at any time after the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal and the Board of Directors (acting through the Special Committee if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) shall have concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(A)   the Company shall have complied in all material respects with Section 7.4 of this Agreement;

(B)   the Company concurrently pays the Termination Fee payable pursuant to Section 9.2(a); and

(C)   the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(d)   by Parent or Merger Sub, if:

(i)   a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or (b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within sixty (60) calendar days following notice of such breach to the Company; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement;

(ii)   the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect the foregoing.; or

(iii)   the Company shall have willfully breached the terms of Section 7.4 of this Agreement in any respect materially adverse to Parent and Merger Sub.

Section 9.2.   Termination Fee.   (a)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent pursuant to Section 9.1(d)(ii)(B) or Section 9.1(d)(iii), then the Company shall pay to Parent the Termination Fee, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within four Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii)(B) or Section 9.1(d)(iii).

(b)   In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii)(A) and, at any time after the date of this Agreement and prior to the event giving rise to Parent’s right to terminate this Agreement under Section 9.1(d)(ii)(A), a Company Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the Special Committee (or any person shall have publicly announced, or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal), then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within four Business Days) following termination of this Agreement.

(c)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii) and, at any time after the date of this Agreement and prior to the Company Stockholder Meeting, a Company Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the Special Committee (or any person shall have publicly announced, or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) and such Company Acquisition Proposal is not withdrawn or terminated prior to the Company Stockholder Meeting, and, if within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition

Proposal (whether or not the same as that originally announced), then the Company shall pay to Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, on the date of such execution or consummation (provided that solely for purposes of this Section 9.2(c), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 but references therein to “30%” shall be replaced with “50%”).

(d)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), including as a result of a breach by Parent or Merger Sub of its respective obligations to effect the Closing pursuant to Section 2.1 and satisfy its obligations under Article II, including depositing (or causing to be deposited) with the Disbursing Agent sufficient funds to make all payments pursuant to Section 2.3, then Parent and Merger Sub collectively shall pay the Reverse Termination Fee to the Company or as directed by the Company as promptly as possible (but in any event within four Business Days) following termination of this Agreement.

(e)   If this Agreement is terminated pursuant to Section 9.1(b)(i), and, at the time of such termination, (A) the condition set forth in Section 8.1(b) has not been satisfied due to a failure by Parent or Merger Sub to obtain any and all Gaming Approvals and the conditions set forth in Sections 8.1(a), 8.1(c) and 8.2 have been satisfied (or are capable of being satisfied at the Closing), (B) the Company shall not have meaningfully contributed to the failure of Parent or Merger Sub to obtain any Gaming Approval and (C) the Company is not in material breach of this Agreement, then Parent and Merger Sub collectively shall pay the Regulatory Termination Fee to the Company or as directed by the Company as promptly as reasonably practicable (but in any event within four Business Days) following termination of this Agreement. For the avoidance of doubt, the disclosure of objective facts (and not opinions or any other subjective statements) by the Company as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the Company is subject that is not made for the purposes of triggering a Regulatory Termination Fee shall not, in and of themselves, constitute a meaningful contribution by the Company as referenced above.

(f)   In the event that this Agreement is terminated (x) by Parent or the Company pursuant to Section 9.1(b)(iii) under circumstances in which (i) the Company stockholders fail to approve this Agreement by the Majority-Minority Vote and (ii) the Termination Fee is not then payable pursuant to this Section 9.2, or (y) by Parent pursuant to Section 9.1(d)(i), then the Company shall pay to Parent as promptly as possible (but in any event within four Business Days) all of Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement (only to the extent not otherwise previously paid to, or for the benefit of, Parent by the Company prior to the termination of this Agreement) in connection with the transactions contemplated by this Agreement (“Parent Expenses”) following receipt of an invoice therefor, together with a documented itemization setting forth in reasonable detail all of the Parent Expenses for which Parent, Merger Sub and their respective Affiliates are seeking reimbursement; provided that the existence of circumstances which could require the Termination Fee subsequently to become payable pursuant to Section 9.2(c) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.2(e); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 9.2(e) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(c) except to the extent indicated in such Section 9.2(c); and provided, further, that the reimbursement for Parent Expenses shall in no event exceed $40,000,000 in the aggregate.

(g)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c), 9.2(d), 9.2(e) or 9.2(f) shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable.

(h)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay Parent the Termination Fee or Parent Expenses when due or Parent fails to pay the Company the Reverse Termination Fee when due, the Company or Parent, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by such other party in connection with the collection under and enforcement of this Section 9.2.

Section 9.3.   Effect of Termination.   If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except Sections 7.2(a) (solely with respect to the reimbursement obligations of Parent), 7.9(a) (solely with respect to the indemnification and reimbursement obligations of Parent), 7.10(b), 7.12, 7.13, 9.2, 9.3, 10.1, 10.3, 10.6, 10.11 and 10.13 will survive the termination hereof; provided, however, that Parent’s and Merger Sub’s obligations solely with respect to Sections 7.2(a), 7.9(a) and 7.10(b) shall survive for a period of six (6) months following the termination of this Agreement; provided, further, that in the event that any claim based upon, relating to or arising out of Section 7.2(a), 7.9(a) or 7.10(b) is made by the Company to Parent or Merger Sub in writing prior to expiration of such six month period, then Parent’s and Merger Sub’s obligations under Sections 7.2(a), 7.9(a) and 7.10(b), as applicable, with respect to such claim shall survive the expiration of the six month period until the final resolution of such claim.

ARTICLE X

MISCELLANEOUS

Section 10.1.   Notices.   All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent or Merger Sub, to:

Fertitta Colony Partners LLC
2960 West Sahara Avenue, Suite 200
Las Vegas, Nevada 89102
Attention:  Frank J. Fertitta III
Fax:  (702) 367-9675

with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention:  Kenneth J. Baronsky
Fax:  (213) 892-4733

Colony Capital Acquisitions, LLC
1999 Avenue of the Stars, Suite 1200
Los Angeles, California 90067
Attention:   Jonathan H. Grunzweig
                    Joy Mallory
Fax: (310) 407-7407

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas Cerabino
Fax:  (212) 728-9208

if to the Company, to:

Station Casinos, Inc.
c/o Special Committee of the Board of Directors
10973 West Summerlin Centre Drive
Las Vegas, Nevada  89135
Attention:  General Counsel
Fax:  (702) 221-6613

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attention:  Rod Guerra
Fax:  (213) 621-5217

and

Kummer Kaempfer Bonner Renshaw & Ferrario
3800 Howard Hughes Parkway, Seventh Floor
Las Vegas, Nevada  89109
Attention:  Michael Bonner
Fax:  (702) 796-7181

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2.   Survival of Representations and Warranties.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 10.3.   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4.   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company stockholders; provided, however, that, after approval of this Agreement by the Company stockholders, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5.   Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein, provided, that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee, or otherwise such action shall be taken by resolution of a majority of its Disinterested Directors. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

Section 10.8.   Counterparts; Effectiveness; Third Party Beneficiaries.   This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

Section 10.9.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10.   Entire Agreement.   This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreement, the Equity Financing Commitment, the Equity Rollover Commitments, the Confidentiality Agreements and the Limited Guarantee, constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter hereof except as specifically set forth herein or in the Company Disclosure Letter.

Section 10.11.   Jurisdiction.

(a)   Each party irrevocably submits to the jurisdiction of (i) any Nevada State court, and (ii) any Federal court of the United States sitting in the State of Nevada, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Nevada or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Nevada State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Nevada State court, and (ii) any Federal court of the United States sitting in the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the State of Nevada and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.   Authorship.   The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13.   Remedies.

(a)   Parent’s and Merger Sub’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to Section 9.2(a), 9.2(b) or 9.2(c) and the amounts payable pursuant to Section 9.2(f) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents; provided, however, it is agreed that in the event of a breach or threatened breach of this Agreement by the Company, prior to the valid termination of this Agreement by the Parent or Merger Sub, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by the Company in accordance with their specific terms or were otherwise materially breached (or the Company were to threaten such a breach). The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. Whether or not Parent or Merger Sub seeks specific performance pursuant to the foregoing provisions or otherwise, in no event shall Parent or Merger Sub be entitled to Damages in excess of the Termination Fee. Upon the payment, as applicable, of the Termination Fee pursuant to Section 9.2(a), 9.2(b) or 9.2(c) and the amounts payable pursuant to Section 9.2(f), none of the Company and its Subsidiaries or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(b)   Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to terminate this Agreement and receive payment, as applicable, of the Reverse Termination Fee or the Regulatory Termination Fee pursuant to Section 9.2(d) or 9.2(e) and any amounts payable pursuant to Sections 7.2(a), 7.9(a), 7.10(b) and 9.2(h) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement; provided, however, that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded at the Closing if all of the conditions to Closing set out in Section 8.1 and Section 8.2 are satisfied (or are capable of being satisfied upon the Closing), the funds contemplated by the Debt Financing shall be available and the Company shall not be in material breach of this Agreement. Upon the payment, as applicable, of the Reverse Termination Fee or the Regulatory Termination Fee pursuant to Section 9.2(d) or 9.2(e) and any amounts payable pursuant to Sections 7.2(a), 7.9(a), 7.10(b) and 9.2(h), none of the Parent or Merger Sub or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

STATION CASINOS, INC.

By:	/s/ James E. Nave, D.V.M.
Name:	James E. Nave, D.V.M.
Title:	Chairman of the Special Committee

FERTITTA COLONY PARTNERS LLC

By:	/s/ Frank J. Fertitta, III
Name:	Frank J. Fertitta, III
Title:	Authorized Member

FCP ACQUISITION SUB

By:	/s/ Frank J. Fertitta, III
Name:	Frank J. Fertitta, III
Title:	President

Annex B

AMENDMENT TO AGREEMENT
AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of this 4th day of May 2007, by and among Station Casinos, Inc., a Nevada corporation, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.    The parties hereto entered into that certain Agreement and Plan of Merger dated as of February 23, 2007 (the “Merger Agreement”). Capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Merger Agreement.

B.     The Merger Agreement contemplates that, upon the terms and conditions set forth therein, Merger Sub will merge with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

C.     The Merger Agreement further contemplates that certain existing stockholders of the Company will contribute Shares to Parent immediately prior to the Effective Time in exchange for equity interests in Parent.

D.    Parent and the Contributing Stockholders desire to revise the proposed ownership structure of the Surviving Corporation so that, following the consummation of the Merger, the non-voting securities of the Surviving Corporation will be owned by Fertitta Partners LLC, a newly-formed Nevada limited liability company owned by Affiliates of the Contributing Stockholders (“Fertitta Partners”), and a newly-created wholly-owned subsidiary of Parent (“Parent HoldCo”).

E.     To facilitate the receipt of the Gaming Approvals, it is contemplated that the Surviving Corporation will issue non-voting shares of common stock in the Merger to Fertitta Partners and Parent Holdco and, substantially simultaneously with the consummation of the Merger for nominal consideration, voting shares of common stock to FCP VoteCo LLC, a Nevada limited liability company (“FCP VoteCo”).

F.     In connection with the proposed changes to the ownership structure, Parent desires to assign its rights under the Equity Rollover Commitment to Fertitta Partners.

G.    Section 10.4 of the Merger Agreement provides that the parties, by action by or on behalf of their respective boards of directors, may amend the Merger Agreement by an instrument in writing signed by each of the parties.

H.    The parties desire to amend the Merger Agreement, as more fully set forth herein, to (i) permit the assignment of the Equity Rollover Commitment to Fertitta Partners and the amendments of the Debt Financing Commitments and (ii) reflect that the non-voting shares of common stock of the Surviving Corporation will be owned by Fertitta Partners and Parent Holdco and that the voting shares of common stock of the Surviving Corporation will be owned by FCP VoteCo.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations warranties and covenants contained herein, the parties hereto agree as follows:

1.     References.   Each reference to “hereof,” “hereunder,” “hereby,” and “this Agreement” contained in the Merger Agreement shall, from and after the date of this Amendment, refer to the Merger Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above, and each reference to the “date of this Agreement” contained in the Merger Agreement or similar references shall refer to February 23, 2007.

2.     Amendments.

(a)    Section 1.1 of the Merger Agreement is hereby amended as follows:

“FCP VoteCo” means FCP VoteCo LLC, a Nevada limited liability company.

“Fertitta Partners” means that newly formed Nevada limited liability company owned by Affiliates of the Contributing Stockholders.

“First Amendment” means that certain Amendment to Agreement and Plan of Merger, dated as of May 4, 2007, by and among the Company, Parent and Merger Sub.

“Parent HoldCo” means that newly-created wholly-owned subsidiary of Parent.

(b)   Section 2.1(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“At the Effective Time, in accordance with the Nevada Revised Statutes (the “NRS”), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger.”

(c)    Section 2.2(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a)   Each Share held by the Company as treasury stock or otherwise owned by Parent, Parent HoldCo, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (including Shares acquired by Parent immediately prior to the Effective Time), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.”

(d)   Section 2.2(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b)   Each Merger Sub Share issued and outstanding immediately prior to the Effective Time and each Share owned by Fertitta Partners immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of non-voting common stock of the Surviving Corporation.”

(e)    Section 2.2(g) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(g)   For the avoidance of doubt, the parties acknowledge and agree that the contribution or sale of Shares (including Company Restricted Shares, if any) to Parent or Fertitta Partners by the Contributing Stockholders shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event and shall not be converted into the right to receive the Merger Consideration.”

3.     Representations and Warranties of the Company.

The Company hereby represents and warrants to Parent and Merger Sub that:

(a)    The Company has full corporate power and authority to execute and deliver this Amendment and, subject to receipt of the Requisite Stockholder Vote,  to perform its obligations hereunder. The execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by the Board of Directors of the Company.

(b)   This Amendment has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Amendment by Parent and Merger Sub, this Amendment constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.     Representations of Parent and Merger Sub.   Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:

(a)    Parent has all limited liability company power and authority, and Merger Sub has all corporate power and authority, required to execute and deliver this Amendment and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

(b)   The execution, delivery and performance by Parent and Merger Sub of this Amendment and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. No other corporate proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of this Amendment by the Company, this Amendment constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(c)    Parent has delivered to the Company true and complete copies of the Assignment of Equity Rollover Commitments, dated as of even date herewith, between Parent and Fertitta Partners (the “Equity Rollover Assignment”), pursuant to which Parent has assigned its rights under the Equity Rollover Commitments to Fertitta Partners.

(d)   Parent has delivered to the Company true and complete copies of the amended and restated Debt Financing Commitments dated as of even date herewith (collectively, the “Amended and Restated Debt Financing Commitments”). Each of the representations and warranties contained in Section 5.7 of the Merger Agreement is true and accurate as if made anew as of the date of this Amendment.

5.     Financing Commitments.   The Company hereby consents to the amendment of the Debt Financing Commitments pursuant to the Amended and Restated Debt Financing Commitments and the assignment of the Equity Rollover Commitments pursuant to the Equity Rollover Assignment. From and after the date hereof, the term “Debt Financing Commitments” as used in the Merger Agreement shall be deemed to refer to the Amended and Restated Debt Financing Commitments.

6.     Miscellaneous.

(a)    Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect and shall not be amended, modified, waived, impaired or otherwise affected hereby.

(b)   The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

(c)    This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

(d)   This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the day and year first written above.

STATION CASINOS, INC.
By:	/s/ James E. Nave, D.V.M.
Name:	James E. Nave, D.V.M.
Title:	Chairman of the Special Committee
FERTITTA COLONY PARTNERS LLC
By:	/s/ Frank J. Fertitta, III
Name:	Frank J. Fertitta, III
Title:	Authorized Member
FCP ACQUISITION SUB
By:	/s/ Frank J. Fertitta, III
Name:	Frank J. Fertitta, III
Title:	President

Annex C

[LETTERHEAD OF BEAR, STEARNS & CO. INC.]

February 23, 2007

The Special Committee of the Board of Directors
Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102

Gentlemen:

We understand that Station Casinos, Inc. (“Station”), Fertitta Colony Partners LLC (“Fertitta Colony”) and FCP Acquisition Sub intend to enter into an Agreement and Plan of Merger to be dated as of February 23, 2007 (the “Agreement”), pursuant to which FCP Acquisition Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Fertitta Colony (the “Transaction”). Pursuant to the Agreement, each of the issued and outstanding shares of common stock of Station (other than the shares contributed to Fertitta Colony by the Rollover Stockholders (as defined below)), subject to certain customary exceptions, will be converted into the right to receive $90.00 per share in cash (“Consideration to be Received”). We also understand that certain existing Station stockholders, including Frank Fertitta III, Lorenzo Fertitta, Blake Sartini, Delise Sartini and affiliated entities and trusts (each a “Rollover Stockholder” and, collectively, the “Rollover Stockholders”), have agreed to provide equity rollover commitments whereby the Rollover Stockholders will contribute a portion of their existing Station common stock to Fertitta Colony. In addition, we understand that the Rollover Stockholders and the Company intend to enter into a Voting Agreement to be dated as of February 23, 2007 (the “Stockholder Voting Agreement,”) and collectively with the Agreement, the “Transaction Documentation”) pursuant to which the Rollover Stockholders have, among other things, agreed to vote all of their shares of common stock of Station in favor of the Transaction.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the public stockholders of Station, excluding the Rollover Stockholders.

In the course of performing our review and analyses for rendering this opinion, we have:

•       reviewed a draft of the Transaction Documentation, dated February 23, 2007;

•       reviewed Station’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2005 and 2004, its Quarterly Reports on Form l0-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006, its preliminary results for the year ended December 31, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•       reviewed certain operating and financial information relating to Station’s business and prospects, including projections for the six years ended December 31, 2012, all as prepared and provided to us by Station’s management;

•       met with certain members of Station’s senior management to discuss Station’s businesses, operations, historical and projected financial results and future prospects;

•       reviewed the historical prices, trading multiples and trading volume of the common shares of Station;

•       reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Station;

•       reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Station;

•       performed discounted cash flow analyses based on the projections for Station furnished to us;

•       reviewed independent, third party appraisals of the Company’s undeveloped land holdings; and

•       conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Station or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Station as to the expected future performance of Station. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of Station that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Station, nor have we been furnished with any such appraisals, other than an appraisal of the Company’s undeveloped land holdings carried out by third party consultants at the instruction of the Special Committee. We have not solicited indications of interest from third parties regarding a potential transaction with Station; however, in accordance with the Agreement, the Company is permitted to solicit other parties during the period beginning on the date of the Agreement and continuing for 30 business days thereafter. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Station.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Station may trade subsequent to the announcement of the Transaction.

We have acted as a financial advisor to the Special Committee in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Station has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns has previously been engaged by Station to provide investment banking and other services and by certain Rollover Stockholders to provide brokerage services, in each case in matters unrelated to the Transaction, for which we have received, or expect to receive, customary fees. Various individuals and entities affiliated with Bear Stearns may have passive minority investments in private equity funds managed by Colony Capital LLC (“Colony”). In addition, Bear Steams in the past has been engaged by Colony or its affiliates to provide certain investment banking and other services in matters unrelated to the Transaction, for which we have received, or expect to receive, customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or debt of Station and/or Colony and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Station, the Transaction and other participants in the Transaction that differ from the views of Bear Stearns’ investment banking personnel.

It is understood that this letter is intended for the benefit and use of the Special Committee and does not constitute a recommendation to the Special Committee or any holder of Station common stock as to how to vote in connection with the Transaction or otherwise. This opinion does not address Station’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Station or the effects of any other transaction in which Station might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Station common stock in connection with the Transaction. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof;

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the public stockholders of Station, excluding the Rollover Stockholders.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Charles Edelman
Senior Managing Director

PRELIMINARY COPY

STATION CASINOS, INC.

 SPECIAL MEETING OF STOCKHOLDERS

[               ,               , 2007]

[TIME] Local Time

RED ROCK CASINO RESORT SPA

11011 West Charleston Boulevard

Las Vegas, Nevada

Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, NV 89102	Proxy

The undersigned hereby appoints FRANK J. FERTITTA III and RICHARD J. HASKINS, and each of them, proxies each with full power of substitution, to vote all common stock of Station Casinos, Inc. of the undersigned at the Special Meeting of Stockholders of Station Casinos, Inc. (the “Special Meeting”) to be held on [                    ,               , 2007] at [TIME] local time at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada and/or at any adjournment or postponement of the Special Meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Special Meeting and accompanying Proxy Statement for the Special Meeting, receipt of which is hereby acknowledged.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR A SPECIAL MEETING — [               ,               , 2007]. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on [               , 2007].

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/stn/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on [               , 2007].

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Station Casinos, Inc., c/o Shareowner Services SM , P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

   Please detach here

The board of directors recommends a vote FOR Proposals 1 and 2.

1.

Proposal to approve the Agreement and Plan of Merger, dated as of February 23, 2007 and amended as of May 4, 2007, among Station Casinos, Inc., Fertitta Colony Partners LLC and FCP Acquisition Sub, as it may be amended from time to time.

	☐	For	☐	Against	☐	Abstain

2.

Motion to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve proposal number 1.

	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).  IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.  IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐ Indicate changes below:	Dated

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

IMPORTANT

Your vote is important.  Regardless of the number of shares of Station common stock that you own, please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope.  Should you prefer, you may exercise a proxy by telephone or via the Internet.  Please refer to the instructions on your proxy card or voting form which accompanied this proxy statement.

Instructions for “Street Name” Stockholders

If you own shares of Station common stock in the name of a broker, bank or other nominee, only it can vote your shares on your behalf and only upon receipt of your instructions.  You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee.  Please do so for each separate account you maintain.  Your broker, bank or nominee also may provide for telephone or Internet voting.  Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy, telephone or via the Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares, please call:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free:  1-888-886-4425